                Lincoln Variable Insurance Products Trust

                     LVIP American Balanced Allocation Fund

                Standard Class

                1300 South Clinton Street
                Fort Wayne, Indiana 46802


                Prospectus July 30, 2010


The fund is a series of the Lincoln Variable Insurance Products Trust (referred to as "fund"). Shares of the fund are currently offered only to separate accounts that fund variable annuity and variable life insurance contracts of The Lincoln National Life Insurance Company, its affiliates, and third-party insurance companies. You cannot purchase shares of the fund directly. This prospectus discusses the information about the fund that you should know before choosing to invest your contract assets in the fund.

As with all mutual funds, the Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or any other person to give any information, or to make any representation, other than what this prospectus states.

Table of Contents


Item                                                                                   Page
Summary Section                                                                         1
 Investment Objective                                                                   1
 Fees and Expenses                                                                      1
   Shareholder Fees                                                                     1
   Annual Fund Operating Expenses                                                       1
   Expense Example                                                                      1
   Portfolio Turnover                                                                   1
 Principal Investment Strategies                                                        1
 Principal Risks                                                                        2
 Fund Performance                                                                       2
 Investment Adviser and Sub-Adviser                                                     3
 Tax Information                                                                        3
 Payments to Insurance Companies, Broker-Dealers and other Financial Intermediaries     3
Investment Objective and Principal Investment Strategies                                4
Principal Risks                                                                         5
Management and Organization                                                             6
Pricing of Fund Shares                                                                  7
Purchase and Sale of Fund Shares                                                        7
Market Timing                                                                           8
Portfolio Holdings Disclosure                                                           9
Share Classes and Distribution Arrangements                                             9
Distribution Policy and Federal Income Tax Considerations                               9
Financial Highlights                                                                   10



LVIP American Balanced Allocation Fund
(Standard Class)

Investment Objective
The investment objective of the LVIP American Balanced Allocation Fund is to have a balance between a high level of current income and growth of capital, with an emphasis on growth of capital.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Standard Class shares of the fund. This table does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher.


Shareholder Fees (fees paid directly from your investment)
 Maximum Sales Charge (Load) Imposed on Purchases                                              N/A
 Maximum Deferred Sales Charge (Load)                                                          N/A
 Maximum Sales Charge (Load) Imposed on Reinvested Dividends                                   N/A
 Redemption Fee                                                                                N/A
 Exchange Fee                                                                                  N/A
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of
your investment)
 Management Fee                                                                                 0.25%
 Distribution and/or Service (12b-1) fees                                                       0.00%
 Other Expenses1                                                                                0.06%
 Acquired Fund Fees and Expenses (AFFE)                                                         0.44%
 Total Annual Fund Operating Expenses                                                           0.75%
 Less Fee Waiver and Expense Reimbursement2                                                    (0.05%)
 Net Expenses                                                                                   0.70%


1 Other expenses are based on estimated amounts for the current fiscal year.


2 Lincoln Investment Advisors Corporation (LIA) has contractually agreed to waive the following portion of its advisory fee for the fund: 0.05% of average daily net assets of the fund. The agreement will continue at least through April 30, 2012.


Expense Example


This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example illustrates the hypothetical expenses that you would incur over the time periods indicated if you invest $10,000 in the fund's shares. The example also assumes that the fund provides a return of 5% a year and that operating expenses remain the same. This example reflects the net operating expenses with fee waiver for the one-year contractual period and the total operating expenses without fee waiver for the time period shown below. Your actual costs may be higher or lower than this example. This example does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher. The results apply whether or not you redeem your investment at the end of the given period.


 1 year   3 years   5 years   10 years
-------- --------- --------- ---------
   $70      $232   N/A       N/A

1 Only one-year and three-year expenses are shown since the fund is new. The fund will have expenses beyond year three.

Portfolio Turnover

The fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund's performance.

Principal Investment Strategies

The LVIP American Balanced Allocation Fund (fund) operates under a fund of funds structure. The fund invests substantially all of its assets in mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. The underlying funds will be American Funds Insurance Series (Reg. TM) and American Funds (Reg. TM) retail funds. Under normal circumstances, the fund's

LVIP American Balanced Allocation Fund                                       1

investment strategy will be to invest approximately 60% of its assets in underlying funds which invest primarily in equity securities (stocks) and approximately 40% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income). A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. On at least a semi-annual basis, the adviser will reassess and potentially reweight the underlying funds in the fund's asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current asset allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.


Principal Risks

All mutual funds carry a certain amount of risk. Accordingly, loss of money is a risk of investing in the fund. Here are specific principal risks of investing in the fund:
 o Market Risk: Prices of securities held by the fund may fall. As a result, your investment may decline in value and you could lose money.
 o Asset Allocation Risk: The fund maintains an asset allocation strategy and the amount invested in various asset classes of securities may change over time. The fund is subject to the risk that the fund may allocate assets to an asset class that underperforms other asset classes.
 o Growth Stocks Risks: Growth stocks have historically been more volatile than value stocks over the long-term. The growth style may, over time, go in and out of favor. At times when the growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.

 o Income Stocks Risks: Income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

 o Interest Rate Risk: The value of debt obligations will typically fluctuate with interest rate changes. These fluctuations can be greater for debt obligations with longer maturities. When interest rates rise, debt obligations will generally decline in value and you could lose money as a result. Periods of declining or low interest rates may negatively impact the fund's yield.
 o Credit Risk: Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A decrease in an issuer's credit rating may cause a decline in the value of the debt obligations held.

 o Call Risk: Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reiusse the debt at a lower rate. This action may reduce a fund's income because the fund may have to reinvest the proceeds at lower interest rates.
 o U.S. Treasury: Risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

 o Foreign Securities Risk: Foreign currency fluctuations and economic or financial instability could cause the value of the fund's foreign investments to fluctuate. Investing in foreign stocks or debt obligations involves the risk of loss from foreign government or political actions. Investing in foreign securities also involves risks resulting from the reduced availability of public information. Foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers.
 o Non-diversification Risk: The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

Fund Performance

The fund commenced operations on or about August 13, 2010. Once the fund has at least one calendar year of performance, a bar chart and performance table will be included in the prospectus. Please note that the past performance of the fund is not necessarily an indication of how the fund will perform in the future. Further, the returns shown do not reflect variable contract expenses. If variable contract expenses were included, the returns shown would be lower.

2  LVIP American Balanced Allocation Fund

Investment Adviser and Sub-Adviser

Investment Adviser: Lincoln Investment Advisors Corporation


Portfolio Manager(s)   Company Title              Experience w/Fund
---------------------- -------------------------- ------------------
Kevin J. Adamson       Second Vice President      Since July 2010
David A. Weiss         Assistant Vice President   Since July 2010


Tax Information

The fund intends to make distributions to shareholders that may be taxed as ordinary income or capital gains. Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

Payments to Insurance Companies, Broker-Dealers and other Financial
Intermediaries

Shares of the fund are available only through the purchase of variable contracts issued by certain life insurance companies. Parties that are related to the fund (such as the fund's principal underwriter or investment adviser) may pay such insurance companies (or their related companies) for the sale of shares of the fund and related services. These payments may create a conflict of interest and may influence the insurance company to include a fund as an investment option in its variable contracts. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) for the sale and retention of variable contracts which offer fund shares. These payments may create a conflict of interest by influencing the broker-dealers or other financial intermediaries to recommend variable contracts which offer fund shares. The prospectus or other disclosure documents for the variable contracts may contain additional information about these payments.

LVIP American Balanced Allocation Fund                                       3

Investment Objective and Principal Investment Strategies
The investment objective of the LVIP American Balanced Allocation Fund (fund) is to have a balance between a high level of current income and growth of capital, with an emphasis on growth of capital. This objective is non-fundamental and may be changed without shareholder approval. The fund will be "non-diversified" as defined in the Investment Company Act of 1940.

The LVIP American Balanced Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. Under normal circumstances, the fund's investment strategy will be to invest approximately 60% of its assets are in underlying funds which invest primarily in equity securities (stocks) and approximately 40% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income). A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign fixed income securities (bond), including securities backed by the U.S. Treasury. Descriptions of the investments for the underlying funds within each asset class are listed below:

Growth Stocks: Growth stocks are stocks of companies that appear to offer superior opportunities for growth of capital. Growth companies typically pay little or no dividends.

Income Stocks: Income stocks are stocks of companies with a history of paying dividends.

Fixed Income Investments (bonds): Investment grade bonds include securities issued and guaranteed by the U.S. and other governments, securities backed by mortgage and other assets, and securities that are rated Aaa by Moody's Investors Service or AAA by Standard & Poor's Corporation or unrated but determined to be of equivalent quality by the underlying fund's investment adviser.

Foreign Securities: Foreign (international) securities are securities of companies organized, or having a majority of their assets, or earning a majority of their operating income, outside of the United States.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.

In response to market, economic, political, or other conditions, the fund may temporarily use a different investment strategy or take temporary defensive positions that are inconsistent with the fund's principal investment strategies. If the fund does so, different factors could affect fund performance and the fund may not achieve its investment objective.


What are the Underlying Funds?


The fund operates its "fund of funds" structure in reliance on certain federal securities laws that generally permit a fund to invest in other affiliated funds. The fund has received an exemptive order from the SEC (Release No. 29196) to permit the fund to invest in non-affiliated funds without limitation, securities and other investments subject to certain conditions.

The fund will invest its assets in American Funds Insurance Series (Reg. TM) Class 1 shares and American Funds Class F-2 retail fund shares. The American Funds Insurance Series has not adopted a Plan of Distribution or a 12b-1 Plan for Class 1 shares. Likewise, American Funds Class F-2 retail fund shares have not adopted a plan of distribution or 12b-1 Plan. Thus, the underlying funds will not pay 12b-1 fees.


The relative weightings for the fund in the various underlying funds will vary over time, and the fund is not required to invest in any particular underlying fund or in any particular percentage. The portfolio manager may add, eliminate or replace underlying funds at any time and may invest in non-affiliated funds or other types of investment securities, as described above, all without prior notice to shareholders.


The fund currently expects to invest in some or all of the underlying funds described below and may invest in other funds not listed. While the underlying funds are categorized generally as "Equity" (stocks) and "Fixed Income" (bonds), some of the underlying funds invest in a mix of securities of foreign and domestic issuers, investment-grade, and other securities.


4

Equity Underlying Funds  Investment Objective
-----------------------  ---------------------
American Funds          Long-term growth
Insurance Series Global
Discovery Fund
American Funds          Long-term growth
Insurance Series Global
Growth Fund
American Funds          Long-term growth
Insurance Series Global
Small Capitalization
Fund
American Funds          Long-term growth
Insurance Series Growth
Fund
American Funds          Capital appreciation
Insurance Series
International Fund
American Funds          Capital appreciation
Insurance Series New
World Fund (Reg. TM)
American Funds          Capital appreciation
Insurance Series Blue
Chip Income and Growth
Fund
American Funds          Capital appreciation
Insurance Series Global
Growth and Income Fund
American Funds          Capital appreciation
Insurance Series
Growth-Income Fund
American Funds          Capital appreciation
Insurance Series
International Growth
and Income Fundsm
American Funds          Total return
Insurance Series Asset
Allocation Fund

Fixed Income Underlying
         Funds           Investment Objective
-----------------------  ---------------------
American Funds          Current income
Insurance Series Bond
Fund
American Funds          Total return
Insurance Series Global
Bond Fund
American Funds          Current income
Insurance Series
High-Income Bond Fund
American Funds          Current income
Insurance Series U.S.
Government/AAA-Rated
Securities Fund
American Funds          Current income
Insurance Series Cash
Management Fund

Principal Risks

Because the fund invests in the shares of the underlying funds, the fund invests in the same investments as made by the various underlying funds. By investing in the fund, therefore, you assume the same types of risks, either directly or indirectly, as investing in those underlying funds.

The fund's investment strategy is to vary the amount invested among the asset classes of securities over time. The fund is subject to asset allocation risk, which is the risk that the fund may allocate assets to an asset class that underperforms other asset classes. For example, the fund may be overweighted in equity securities when the stock market is falling and the fixed income market is rising.

Equity Investments (Stocks). For underlying funds allocated to equities, the primary risk is that the value of the stocks it holds will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of a fund's stock investments and, therefore, the value of a fund's shares held under your contract to fluctuate, and you could lose money.

Due to their relatively high valuations, growth stocks are typically more volatile than value stocks. The price of a growth stock may experience a larger decline on a forecast of lower earning, a negative fundamental development, or an adverse market development. Further, growth stocks may not pay dividends or may pay lower dividends than value stocks and may be more adversely affected in a down market. The growth style may, over time, go in and out of favor. At times when growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.


Income Stock risk is that income provided by the fund may be affected by changes in the dividend policies of companies in which the fund invests and the capital resources available for such payments at such companies.

Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to equities than the LVIP American Balanced Allocation Fund and LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with equities. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with equities than the LVIP American Income Allocation Fund.


Fixed Income Investments (Bonds). For underlying funds allocated to fixed-income, the primary risks are interest rate risk and credit risk. Interest rate risk is the risk that the value of the debt obligations held by the fund and, therefore, the value of the fund's shares will fluctuate with changes in interest rates. These fluctuations can be greater for debt obligations with longer maturities and for mortgage securities. When interest rates rise, debt obligations decline in value, and when interest rates fall, debt securities obligations increase in value. Accordingly, during periods when interest rates are fluctuating, you could lose money investing in the fund.

Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A debt obligation's credit rating reflects the credit risk associated with that debt obligation. Higher-rated debt obligations involve lower credit risk than lower-rated debt obligations. Generally, credit risk is higher for corporate and foreign government debt obligations than for U.S. government securities, and higher still for debt rated below investment grade (high yield bonds). The value of the debt obligations held by a fund and, therefore, the value of the fund's shares, will fluctuate with the changes in the credit ratings of the debt obligations held.

                                                                               5


Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reissue the debt at a lower rate. Call risk leads to reinvestment risk. The bondholder's income may be reduced because the bondholder may have to reinvest the proceeds at lower interest rates.

U.S. Treasury risk is that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

Because the LVIP American Income Allocation Fund has a greater target percentage of assets allocated to fixed income investments than the LVIP American Balanced Allocation Fund and LVIP American Growth Allocation Fund, it will be more susceptible to the risks associated with fixed income investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with fixed income investments than the LVIP American Income Allocation Fund.


Foreign Investments (Equity or Bonds). For underlying funds allocated to foreign securities, additional risks are involved that are not present in U.S. securities. Foreign currency fluctuations or economic, financial or political instability could cause the value of a fund's investments to fluctuate. Foreign investments may be less liquid, and their prices may be more volatile, than comparable investments in securities of U.S. issuers. Investing in foreign securities also involves risks resulting from the reduced availability of public information concerning issuers and the fact that foreign issuers generally are not subject to uniform accounting, auditing, and financial reporting standards or to other regulatory practices and requirements comparable to those applicable to U.S. issuers. The volume of securities transactions effected on foreign markets in most cases remains considerably below that of the U.S. markets. Accordingly, assets allocated to foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers. Foreign brokerage commissions and custodian fees are generally higher than in the U.S.


Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to foreign investments than the LVIP American Balanced Allocation Fund and the LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with foreign investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with foreign investments than the LVIP American Income Allocation Fund.


Non-Diversification. The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

Management and Organization

The fund's business and affairs are managed under the direction of their board of trustees. The board of trustees has the power to amend the fund's bylaws, to declare and pay dividends, and to exercise all the powers of the fund except those granted to the shareholders.

Manager of Managers: The fund employs a "manager of managers" structure. In this regard, the fund has received an exemptive order from the SEC (Release Nos. IC-27512 and 29197) to permit the fund's investment adviser, without further shareholder approval, to enter into and materially amend the sub-advisory agreement with its sub-adviser upon approval of the Trust's Board of Trustees. The SEC order is subject to certain conditions. For example, within ninety days of the hiring of any new sub-adviser, shareholders will be furnished with information that would be included in a proxy statement regarding the new sub-adviser. Moreover, the fund's adviser will not enter into a sub-advisory agreement with any affiliated sub-adviser without shareholder approval. The adviser has ultimate responsibility (subject to Board oversight) to oversee the sub-adviser and to recommend their hiring, termination, and replacement.

Investment Adviser: Lincoln Investment Advisors Corporation (LIA) is the investment adviser to the fund. LIA is a registered investment adviser and wholly-owned subsidiary of Lincoln National Corporation (LNC). LIA's address is One Granite Place, Concord, NH 03301. LIA (or its predecessors) has served as an investment adviser to mutual funds for over 20 years.

LNC is a publicly-held insurance holding company organized under Indiana law. Through its subsidiaries, LNC provides, on a national basis, insurance and financial services.

The Trust has entered into an Investment Management Agreement with LIA. The fund operates as a "fund of funds." In this structure, the fund invests in other mutual funds, which, in turn, invest directly in portfolio securities. The expenses associated with investing in a fund of funds are generally higher than those for funds that do not invest primarily in other mutual funds because shareholders indirectly pay for a portion of the fees and expenses charged at the underlying fund level.

The Investment Adviser its total annual management fee for the most recently completed fiscal year, and portfolio managers are shown below:

6


Adviser                LIA (advisory fee is 0.20% of the fund's average daily net assets, including the advisory fee waiver)
Portfolio Manager(s)   Kevin J. Adamson, CPA and David A. Weiss, CFA are responsible for the day-to-day management of the fund. Mr. Adamson joined the Lincoln organization in 2004 and since that time he has served as Director of Funds Management Operations responsible for managing daily operations. Mr. Adamson has served as
                       Second Vice President of LIA since 2007. Mr. Weiss has been employed with LIA (formerly Jefferson Pilot investment Advisory Corp.) since 2004 and has served as Assistant Vice President of LIA since 2007. Mr.
                       Weiss currently serves as Director of Funds Management Research where he is responsible for leading the due diligence and research efforts for the Trust's investment managers, including oversight of the Trust's asset allocation services.



LIA may hire consultants to assist it in management of the fund. These consultants will not have management discretion over fund assets.


The fund may have a name, investment objective and investment policy that is very similar to certain publicly available mutual funds that are managed by the same sub-adviser. The fund will not have the same performance as those publicly available mutual funds. Different performance will result from many factors, including, but not limited to, different cash flows into and out of the fund, different fees, and different asset levels.

A discussion regarding the basis for the Trust's Board of Trustees approving the investment advisory and contract for the fund will be available in the annual report to shareholders for the period ending December 31, 2010.

Pricing of Fund Shares

The fund determines its net asset value per share (NAV) as of close of regular trading (normally 4:00 p.m., New York time) on the New York Stock Exchange
(NYSE) on each day the NYSE is open for trading. The fund determines its NAV by:
  o adding the values of all securities investments and other assets;
  o subtracting liabilities (including dividends payable); and
  o dividing by the number of shares outstanding.

The fund's securities may be traded in other markets on days when the NYSE is closed. Therefore, the fund's NAV may fluctuate on days when you do not have access to the fund to purchase or redeem shares.

The fund typically values its securities investments as follows:
  o equity securities, at their last sale prices on national securities exchanges or over-the-counter, or, in the absence of recorded sales, at the mean between the bid and asked prices on exchanges or over-the-counter; and
  o U.S. Government and Agency securities, at the mean between the bid and asked prices, and other debt securities, at the price established by an independent pricing service.

In certain circumstances, the fund may value its portfolio securities at fair value as estimated in good faith under procedures established by the fund's board of trustees. When the fund uses fair value pricing, it may take into account any factors it deems appropriate. The price of securities used by the fund to calculate its NAV may differ from quoted or published prices for the same securities. Fair value pricing may involve subjective judgments, and it is possible that the fair value determined for a security is materially different than the value that could be realized upon the sale of that security.

The fund anticipates using fair value pricing for securities primarily traded on U.S. exchanges only under very limited circumstances, such as the unexpected early closing of the exchange on which a security is traded or suspension of trading in the security. The fund may use fair value pricing more frequently for securities primarily traded in non-U.S. markets because, among other things, most foreign markets close well before the fund values its securities, normally at 4:00 p.m. Eastern time. The earlier close of these foreign markets gives rise to the possibility that significant events, including broad market moves, may have occurred in the interim. To account for this, the fund may frequently value many foreign equity securities using fair value prices based on third party vendor modeling tools to the extent available.

Purchase and Sale of Fund Shares

The fund sells its shares directly or indirectly to The Lincoln National Life Insurance Company (Lincoln Life), Lincoln Life & Annuity Company of New York
(LNY), and other unaffiliated insurance companies. The insurance companies hold the fund shares in separate accounts (variable accounts) that support various variable annuity contracts and variable life insurance contracts.

The fund sells and redeems its shares, without charge, at their NAV next determined after the fund or its agent receives a purchase or redemption request. The value of shares redeemed may be more or less than original cost.

The fund normally pays for shares redeemed within seven days after the fund receives the redemption request. However, a fund may suspend redemption or postpone payment for any period when (a) the NYSE closes for other than weekends and holidays; (b) the

                                                                               7

SEC restricts trading on the NYSE; (c) the SEC determines that an emergency exists, so that a fund's disposal of investment securities, or determination of net asset value is not reasonably practicable; or (d) the SEC permits, by order, for the protection of fund shareholders.

LIA and its affiliates, including Lincoln Financial Distributors, Inc. ("LFD") and/or the fund's sub-adviser, may pay additional compensation (at their own expense and not as an expense of the fund) to certain affiliated or unaffiliated brokers, dealers, or other financial intermediaries (collectively, "financial intermediaries") in connection with the sale or retention of fund shares or insurance products that contain the fund and/or shareholder servicing ("distribution assistance"). The level of payments made to a qualifying financial intermediary in any given year will vary. To the extent permitted by SEC and FINRA rules and other applicable laws and regulations, LFD may pay or allow its affiliates to pay other promotional incentives or payments to financial intermediaries.

If a mutual fund sponsor, distributor or other party makes greater payments to your financial intermediary for distribution assistance than sponsors or distributors of other mutual funds make to your financial intermediary, your financial intermediary and its salespersons may have a financial incentive to favor sales of shares of the mutual fund complex making the higher payments over another mutual fund complex or over other investment options. You should consult with your financial intermediary and review carefully any disclosure provided by such intermediary as to compensation it receives in connection with investment products it recommends or sells to you. In certain instances, the payments could be significant and may cause a conflict of interest for your financial intermediary. Any such payments will not change the net asset value or the price of the fund's shares, as such payments are not made from fund assets.

For more information, please see the Statement of Additional Information.

Market Timing

Frequent, large, or short-term transfers among the funds, such as those associated with "market timing" transactions, may adversely affect the funds and their investment returns. Such transfers may dilute the value of fund shares, interfere with the efficient management of the fund's portfolio, and increase brokerage and administrative costs of the funds. As a result, the funds discourage such trading activity. The risks of frequent trading are more pronounced for funds investing a substantial percentage of assets in overseas markets. This is due to the time differential in pricing between U.S. and overseas markets, which market timers attempt to use to their advantage. As an effort to protect our fund investors and the funds from potentially harmful trading activity, we utilize certain market timing policies and procedures that have been approved by the fund's board of trustees (the "Market Timing Procedures").

The fund reserves the right to reject or restrict any purchase order (including exchanges) from any investor. The fund will exercise this right if, among other things, an investor's trading, in the judgment of the fund, has been or may be disruptive to any fund. In making this judgment, a fund may consider trading done in multiple accounts under common ownership or control.

The fund has entered into an agreement with each insurance company that holds fund shares to help detect and prevent market timing in the fund's shares. The agreement generally requires such insurance company to (i) provide, upon request by the fund, certain identifying and account information regarding contract owners who invest in fund shares through the omnibus account; and (ii) execute instructions from the fund to restrict further purchases or exchanges of fund shares by a contract owner who the fund has identified as a market timer.

The fund may rely on frequent trading policies established by insurance companies that hold shares of the fund in separate accounts to support the insurance contracts. In the event the fund detects potential market timing, the fund will contact the applicable insurance company. In addition to any action taken by the applicable insurance company in response to such market timing activity, the fund may request that the insurance company take additional action, if appropriate, based on the particular circumstances.

Fund investors seeking to engage in frequent, large, or short-term transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect and deter such transfer activity may be limited by operational systems and technological limitations. The identification of fund investors determined to be engaged in such transfer activity that may adversely affect other fund investors involves judgments that are inherently subjective.

As a result of these noted limitations, there is no guarantee that the fund will be able to identify possible market timing activity or that market timing will not occur in the fund. If we are unable to detect market timers, you may experience dilution in the value of your fund shares and increased brokerage and administrative costs in the fund. This may result in lower long-term returns for your investments.

In our sole discretion, we may revise our Market Timing Procedures at any time without prior notice as necessary to better detect and deter frequent, large, or short-term transfer activity to comply with state or federal regulatory requirements, and/or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). We also reserve the right to implement and administer redemption fees imposed by the fund in the future.

Insurance company sponsors of your contract may impose transfer limitations and other limitations designed to curtail market timing. Please refer to the prospectus and SAI for your variable annuity or variable life contract for details.

8

Portfolio Holdings Disclosure

A description of the fund's policies and procedures with respect to the disclosure of the fund's portfolio securities is available in the fund's Statement of Additional Information.

Share Classes and Distribution Arrangements

The fund offers two classes of shares: the Standard Class and the Service Class. The two classes of shares are identical, except that Service Class shares are subject to a distribution (Rule 12b-1) fee, which is described in the prospectus offering Service Class shares. This prospectus only offers Standard Class shares.

Distribution Policy and Federal Income Tax Considerations

The fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, which requires annual distributions of net investment income and net capital gains to shareholders. Distributions may not be paid in the year income or gains are earned by the fund. The fund may distribute net realized capital gains only once a year. Dividends and capital gain distributions will be automatically reinvested in additional fund shares of the same class of the fund at no charge.

Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

                                                                               9

Financial Highlights

The fund was not available for investment as of the date of this Prospectus. As a result there are no financial highlights available for this fund.

10

General Information
You may examine the registration statements for this fund at the SEC in Washington, D.C. Statements made in the prospectus about any variable annuity contract, variable life insurance contract, or other document referred to in a contract, are not necessarily complete. In each instance, we refer you to the copy of that contract or other document filed as an exhibit to the related registration statement. We qualify each statement in all respects by that reference.

The use of the fund by both annuity and life insurance variable accounts is called mixed funding. Due to differences in redemption rates, tax treatment, or other considerations, the interests of contract owners under the variable life accounts may conflict with those of contract owners under the variable annuity accounts. Violation of the federal tax laws by one variable account investing in the fund could cause the contracts funded through another variable account to lose their tax-deferred status, unless remedial action was taken. The fund's board of trustees will monitor for any material conflicts and determine what action, if any, the fund or a variable account should take.

A conflict could arise that requires a variable account to redeem a substantial amount of assets from the fund. The redemption could disrupt orderly portfolio management to the detriment of those contract owners still investing in the fund. Also, the fund could determine that it has become so large that its size materially impairs investment performance. The fund would then examine its options.


You can find additional information in the fund's statement of additional information (SAI), which is on file with the SEC. The fund incorporates its SAI, dated July 30, 2010, into its prospectus. The fund will provide a free copy of its SAI upon request.


You can find further information about the fund's investments in the fund's annual and semi-annual reports to shareholders, when available. The annual report discusses the market conditions and investment strategies that significantly affected the fund's performance during its last fiscal year. The fund will provide a free copy of its annual and semi-annual report upon request, when available.

The Trust will issue unaudited semi-annual reports showing current investments and other information; and annual financial statements audited by the Trust's independent auditors. For an SAI, annual or semi-annual report, either write The Lincoln National Life Insurance Company, P.O. Box 2340, Fort Wayne, Indiana 46801, or call 1-800-4LINCOLN (454-6265). Also call this number to request other information about the fund, or to make inquiries. The Trust does not maintain an internet website.

You can review and copy information about the fund (including the SAI) at the SEC's public reference room in Washington, D.C. You can get information on the operation of the public reference room by calling the SEC at 1-202-551-8090. You can also get reports and other information about the fund on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. You can get copies of this information, after paying a duplicating fee, by writing the SEC Public Reference Section, Washington, D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov.

                            SEC File No: 811-08090

                Lincoln Variable Insurance Products Trust

                     LVIP American Balanced Allocation Fund

                Service Class

                1300 South Clinton Street
                Fort Wayne, Indiana 46802


                Prospectus July 30, 2010


The fund is a series of the Lincoln Variable Insurance Products Trust (referred to as "fund"). Shares of the fund are currently offered only to separate accounts that fund variable annuity and variable life insurance contracts of The Lincoln National Life Insurance Company, its affiliates, and third-party insurance companies. You cannot purchase shares of the fund directly. This prospectus discusses the information about the fund that you should know before choosing to invest your contract assets in the fund.

As with all mutual funds, the Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or any other person to give any information, or to make any representation, other than what this prospectus states.

Table of Contents


Item                                                                                   Page
Summary Section                                                                         1
 Investment Objective                                                                   1
 Fees and Expenses                                                                      1
   Shareholder Fees                                                                     1
   Annual Fund Operating Expenses                                                       1
   Expense Example                                                                      1
   Portfolio Turnover                                                                   1
 Principal Investment Strategies                                                        2
 Principal Risks                                                                        2
 Fund Performance                                                                       3
 Investment Adviser and Sub-Adviser                                                     3
 Tax Information                                                                        3
 Payments to Insurance Companies, Broker-Dealers and other Financial Intermediaries     3
Investment Objective and Principal Investment Strategies                                4
Principal Risks                                                                         5
Management and Organization                                                             6
Pricing of Fund Shares                                                                  7
Purchase and Sale of Fund Shares                                                        7
Market Timing                                                                           8
Portfolio Holdings Disclosure                                                           9
Share Classes and Distribution Arrangements                                             9
Distribution Policy and Federal Income Tax Considerations                               9
Financial Highlights                                                                   10



LVIP American Balanced Allocation Fund
(Service Class)

Investment Objective
The investment objective of the LVIP American Balanced Allocation Fund is to have a balance between a high level of current income and growth of capital, with an emphasis on growth of capital.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Service Class shares of the fund. This table does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher.


Shareholder Fees (fees paid directly from your investment)
 Maximum Sales Charge (Load) Imposed on Purchases                                              N/A
 Maximum Deferred Sales Charge (Load)                                                          N/A
 Maximum Sales Charge (Load) Imposed on Reinvested Dividends                                   N/A
 Redemption Fee                                                                                N/A
 Exchange Fee                                                                                  N/A
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of
your investment)
 Management Fee                                                                                 0.25%
 Distribution and/or Service (12b-1) fees                                                       0.35%
 Other Expenses1                                                                                0.06%
 Acquired Fund Fees and Expenses (AFFE)                                                         0.44%
 Total Annual Fund Operating Expenses                                                           1.10%
 Less Fee Waiver and Expense Reimbursement2                                                    (0.05%)
 Net Expenses                                                                                   1.05%


1 Other expenses are based on estimated amounts for the current fiscal year.

2

Lincoln Investment Advisors Corporation (LIA) has contractually agreed to waive the following portion of its advisory fee for the fund: 0.05% of average daily net assets of the fund. The agreement will continue at least through April 30, 2012.

Expense Example


This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example illustrates the hypothetical expenses that you would incur over the time periods indicated if you invest $10,000 in the fund's shares. The example also assumes that the fund provides a return of 5% a year and that operating expenses remain the same. This example reflects the net operating expenses with fee waiver for the one-year contractual period and the total operating expenses without fee waiver for the time period shown below. Your actual costs may be higher or lower than this example. This example does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher. The results apply whether or not you redeem your investment at the end of the given period.


 1 year   3 years   5 years   10 years
-------- --------- --------- ---------
   $106     $342   N/A       N/A

1 Only one-year and three-year expenses are shown since the fund is new. The fund will have expenses beyond year-three.

Portfolio Turnover

The fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund's performance.

LVIP American Balanced Allocation Fund                                       1

Principal Investment Strategies

The LVIP American Balanced Allocation Fund (fund) operates under a fund of funds structure. The fund invests substantially all of its assets in mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. The underlying funds will be American Funds Insurance Series (Reg. TM) and American Funds (Reg. TM) retail funds. Under normal circumstances, the fund's investment strategy will be to invest approximately 60% of its assets in underlying funds which invest primarily in equity securities (stocks) and approximately 40% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income). A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. On at least a semi-annual basis, the adviser will reassess and potentially reweight the underlying funds in the fund's asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current asset allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.


Principal Risks

All mutual funds carry a certain amount of risk. Accordingly, loss of money is a risk of investing in the fund. Here are specific principal risks of investing in the fund:
 o Market Risk: Prices of securities held by the fund may fall. As a result, your investment may decline in value and you could lose money.
 o Asset Allocation Risk: The fund maintains an asset allocation strategy and the amount invested in various asset classes of securities may change over time. The fund is subject to the risk that the fund may allocate assets to an asset class that underperforms other asset classes.
 o Growth Stocks Risks: Growth stocks have historically been more volatile than value stocks over the long-term. The growth style may, over time, go in and out of favor. At times when the growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.

 o Income Stocks Risks: Income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

 o Interest Rate Risk: The value of debt obligations will typically fluctuate with interest rate changes. These fluctuations can be greater for debt obligations with longer maturities. When interest rates rise, debt obligations will generally decline in value and you could lose money as a result. Periods of declining or low interest rates may negatively impact the fund's yield.
 o Credit Risk: Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A decrease in an issuer's credit rating may cause a decline in the value of the debt obligations held.

 o Call Risk: Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reiusse the debt at a lower rate. This action may reduce a fund's income because the fund may have to reinvest the proceeds at lower interest rates.
 o U.S. Treasury: Risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

 o Foreign Securities Risk: Foreign currency fluctuations and economic or financial instability could cause the value of the fund's foreign investments to fluctuate. Investing in foreign stocks or debt obligations involves the risk of loss from foreign government or political actions. Investing in foreign securities also involves risks resulting from the reduced availability of public information. Foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers.
 o Non-diversification Risk: The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

2  LVIP American Balanced Allocation Fund


Because the fund has a greater target percentage of assets allocated to equities and foreign investments than the LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with equities and foreign investments. Because the fund has a greater target percentage of assets allocated to fixed income investments than the LVIP American Growth Allocation Fund, it will be more susceptible to the risks associated with fixed income investments.


Fund Performance

The fund commenced operations on or about August 13, 2010. Once the fund has at least one calendar year of performance, a bar chart and performance table will be included in the prospectus. Please note that the past performance of the fund is not necessarily an indication of how the fund will perform in the future. Further, the returns shown do not reflect variable contract expenses. If variable contract expenses were included, the returns shown would be lower.

Investment Adviser and Sub-Adviser

Investment Adviser: Lincoln Investment Advisors Corporation


Portfolio Manager(s)   Company Title              Experience w/Fund
---------------------- -------------------------- ------------------
Kevin J. Adamson       Second Vice President      Since July 2010
David A. Weiss         Assistant Vice President   Since July 2010


Tax Information

The fund intends to make distributions to shareholders that may be taxed as ordinary income or capital gains. Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

Payments to Insurance Companies, Broker-Dealers and other Financial
Intermediaries

Shares of the fund are available only through the purchase of variable contracts issued by certain life insurance companies. Parties that are related to the fund (such as the fund's principal underwriter or investment adviser) may pay such insurance companies (or their related companies) for the sale of shares of the fund and related services. These payments may create a conflict of interest and may influence the insurance company to include a fund as an investment option in its variable contracts. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) for the sale and retention of variable contracts which offer fund shares. These payments may create a conflict of interest by influencing the broker-dealers or other financial intermediaries to recommend variable contracts which offer fund shares. The prospectus or other disclosure documents for the variable contracts may contain additional information about these payments.

LVIP American Balanced Allocation Fund                                       3

Investment Objective and Principal Investment Strategies
The investment objective of the LVIP American Balanced Allocation Fund (fund) is to have a balance between a high level of current income and growth of capital, with an emphasis on growth of capital. This objective is non-fundamental and may be changed without shareholder approval. The fund will be "non-diversified" as defined in the Investment Company Act of 1940.

The LVIP American Balanced Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. Under normal circumstances, the fund's investment strategy will be to invest approximately 60% of its assets are in underlying funds which invest primarily in equity securities (stocks) and approximately 40% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income). A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign fixed income securities (bond), including securities backed by the U.S. Treasury. Descriptions of the investments for the underlying funds within each asset class are listed below:

Growth Stocks: Growth stocks are stocks of companies that appear to offer superior opportunities for growth of capital. Growth companies typically pay little or no dividends.

Income Stocks: Income stocks are stocks of companies with a history of paying dividends.

Fixed Income Investments (bonds): Investment grade bonds include securities issued and guaranteed by the U.S. and other governments, securities backed by mortgage and other assets, and securities that are rated Aaa by Moody's Investors Service or AAA by Standard & Poor's Corporation or unrated but determined to be of equivalent quality by the underlying fund's investment adviser.

Foreign Securities: Foreign (international) securities are securities of companies organized, or having a majority of their assets, or earning a majority of their operating income, outside of the United States.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.

In response to market, economic, political, or other conditions, the fund may temporarily use a different investment strategy or take temporary defensive positions that are inconsistent with the fund's principal investment strategies. If the fund does so, different factors could affect fund performance and the fund may not achieve its investment objective.


What are the Underlying Funds?


The fund operates its "fund of funds" structure in reliance on certain federal securities laws that generally permit a fund to invest in other affiliated funds. The fund has received an exemptive order from the SEC (Release No. 29196) to permit the fund to invest in non-affiliated funds without limitation, securities and other investments subject to certain conditions.

The fund will invest its assets in American Funds Insurance Series (Reg. TM) Class 1 shares and American Funds Class F-2 retail fund shares. The American Funds Insurance Series has not adopted a Plan of Distribution or a 12b-1 Plan for Class 1 shares. Likewise, American Funds Class F-2 retail fund shares have not adopted a plan of distribution or 12b-1 Plan. Thus, the underlying funds will not pay 12b-1 fees.


The relative weightings for the fund in the various underlying funds will vary over time, and the fund is not required to invest in any particular underlying fund or in any particular percentage. The portfolio manager may add, eliminate or replace underlying funds at any time and may invest in non-affiliated funds or other types of investment securities, as described above, all without prior notice to shareholders.


The fund currently expects to invest in some or all of the underlying funds described below and may invest in other funds not listed. While the underlying funds are categorized generally as "Equity" (stocks) and "Fixed Income" (bonds), some of the underlying funds invest in a mix of securities of foreign and domestic issuers, investment-grade, and other securities.


4

Equity Underlying Funds  Investment Objective
-----------------------  ---------------------
American Funds          Long-term growth
Insurance Series Global
Discovery Fund
American Funds          Long-term growth
Insurance Series Global
Growth Fund
American Funds          Long-term growth
Insurance Series Global
Small Capitalization
Fund
American Funds          Long-term growth
Insurance Series Growth
Fund
American Funds          Capital appreciation
Insurance Series
International Fund
American Funds          Capital appreciation
Insurance Series New
World Fund (Reg. TM)
American Funds          Capital appreciation
Insurance Series Blue
Chip Income and Growth
Fund
American Funds          Capital appreciation
Insurance Series Global
Growth and Income Fund
American Funds          Capital appreciation
Insurance Series
Growth-Income Fund
American Funds          Capital appreciation
Insurance Series
International Growth
and Income Fundsm
American Funds          Total return
Insurance Series Asset
Allocation Fund

Fixed Income Underlying
         Funds           Investment Objective
-----------------------  ---------------------
American Funds          Current income
Insurance Series Bond
Fund
American Funds          Total return
Insurance Series Global
Bond Fund
American Funds          Current income
Insurance Series
High-Income Bond Fund
American Funds          Current income
Insurance Series U.S.
Government/AAA-Rated
Securities Fund
American Funds          Current income
Insurance Series Cash
Management Fund

Principal Risks

Because the fund invests in the shares of the underlying funds, the fund invests in the same investments as made by the various underlying funds. By investing in the fund, therefore, you assume the same types of risks, either directly or indirectly, as investing in those underlying funds.

The fund's investment strategy is to vary the amount invested among the asset classes of securities over time. The fund is subject to asset allocation risk, which is the risk that the fund may allocate assets to an asset class that underperforms other asset classes. For example, the fund may be overweighted in equity securities when the stock market is falling and the fixed income market is rising.

Equity Investments (Stocks). For underlying funds allocated to equities, the primary risk is that the value of the stocks it holds will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of a fund's stock investments and, therefore, the value of a fund's shares held under your contract to fluctuate, and you could lose money.

Due to their relatively high valuations, growth stocks are typically more volatile than value stocks. The price of a growth stock may experience a larger decline on a forecast of lower earning, a negative fundamental development, or an adverse market development. Further, growth stocks may not pay dividends or may pay lower dividends than value stocks and may be more adversely affected in a down market. The growth style may, over time, go in and out of favor. At times when growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.


Income Stock risk is that income provided by the fund may be affected by changes in the dividend policies of companies in which the fund invests and the capital resources available for such payments at such companies.

Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to equities than the LVIP American Balanced Allocation Fund and LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with equities. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with equities than the LVIP American Income Allocation Fund.


Fixed Income Investments (Bonds). For underlying funds allocated to fixed-income, the primary risks are interest rate risk and credit risk. Interest rate risk is the risk that the value of the debt obligations held by the fund and, therefore, the value of the fund's shares will fluctuate with changes in interest rates. These fluctuations can be greater for debt obligations with longer maturities and for mortgage securities. When interest rates rise, debt obligations decline in value, and when interest rates fall, debt securities obligations increase in value. Accordingly, during periods when interest rates are fluctuating, you could lose money investing in the fund.

Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A debt obligation's credit rating reflects the credit risk associated with that debt obligation. Higher-rated debt obligations involve lower credit risk than lower-rated debt obligations. Generally, credit risk is higher for corporate and foreign government debt obligations than for U.S. government securities, and higher still for debt rated below investment grade (high yield bonds). The value of the debt obligations held by a fund and, therefore, the value of the fund's shares, will fluctuate with the changes in the credit ratings of the debt obligations held.

                                                                               5


Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reissue the debt at a lower rate. Call risk leads to reinvestment risk. The bondholder's income may be reduced because the bondholder may have to reinvest the proceeds at lower interest rates.

U.S. Treasury risk is that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

Because the LVIP American Income Allocation Fund has a greater target percentage of assets allocated to fixed income investments than the LVIP American Balanced Allocation Fund and LVIP American Growth Allocation Fund, it will be more susceptible to the risks associated with fixed income investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with fixed income investments than the LVIP American Income Allocation Fund.


Foreign Investments (Equity or Bonds). For underlying funds allocated to foreign securities, additional risks are involved that are not present in U.S. securities. Foreign currency fluctuations or economic, financial or political instability could cause the value of a fund's investments to fluctuate. Foreign investments may be less liquid, and their prices may be more volatile, than comparable investments in securities of U.S. issuers. Investing in foreign securities also involves risks resulting from the reduced availability of public information concerning issuers and the fact that foreign issuers generally are not subject to uniform accounting, auditing, and financial reporting standards or to other regulatory practices and requirements comparable to those applicable to U.S. issuers. The volume of securities transactions effected on foreign markets in most cases remains considerably below that of the U.S. markets. Accordingly, assets allocated to foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers. Foreign brokerage commissions and custodian fees are generally higher than in the U.S.


Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to foreign investments than the LVIP American Balanced Allocation Fund and the LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with foreign investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with foreign investments than the LVIP American Income Allocation Fund.


Non-Diversification. The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

Management and Organization

The fund's business and affairs are managed under the direction of their board of trustees. The board of trustees has the power to amend the fund's bylaws, to declare and pay dividends, and to exercise all the powers of the fund except those granted to the shareholders.

Manager of Managers: The fund employs a "manager of managers" structure. In this regard, the fund has received an exemptive order from the SEC (Release Nos. IC-27512 and 29197) to permit the fund's investment adviser, without further shareholder approval, to enter into and materially amend the sub-advisory agreement with its sub-adviser upon approval of the Trust's Board of Trustees. The SEC order is subject to certain conditions. For example, within ninety days of the hiring of any new sub-adviser, shareholders will be furnished with information that would be included in a proxy statement regarding the new sub-adviser. Moreover, the fund's adviser will not enter into a sub-advisory agreement with any affiliated sub-adviser without shareholder approval. The adviser has ultimate responsibility (subject to Board oversight) to oversee the sub-adviser and to recommend their hiring, termination, and replacement.

Investment Adviser: Lincoln Investment Advisors Corporation (LIA) is the investment adviser to the fund. LIA is a registered investment adviser and wholly-owned subsidiary of Lincoln National Corporation (LNC). LIA's address is One Granite Place, Concord, NH 03301. LIA (or its predecessors) has served as an investment adviser to mutual funds for over 20 years.

LNC is a publicly-held insurance holding company organized under Indiana law. Through its subsidiaries, LNC provides, on a national basis, insurance and financial services.

The Trust has entered into an Investment Management Agreement with LIA. The fund operates as a "fund of funds." In this structure, the fund invests in other mutual funds, which, in turn, invest directly in portfolio securities. The expenses associated with investing in a fund of funds are generally higher than those for funds that do not invest primarily in other mutual funds because shareholders indirectly pay for a portion of the fees and expenses charged at the underlying fund level.

The Investment Adviser its total annual management fee for the most recently completed fiscal year, and portfolio managers are shown below:

6


Adviser                LIA (advisory fee is 0.20% of the fund's average daily net assets, including the advisory fee waiver)
Portfolio Manager(s)   Kevin J. Adamson, CPA and David A. Weiss, CFA are responsible for the day-to-day management of the fund. Mr. Adamson joined the Lincoln organization in 2004 and since that time he has served as Director of Funds Management Operations responsible for managing daily operations. Mr. Adamson has served as
                       Second Vice President of LIA since 2007. Mr. Weiss has been employed with LIA (formerly Jefferson Pilot investment Advisory Corp.) since 2004 and has served as Assistant Vice President of LIA since 2007. Mr.
                       Weiss currently serves as Director of Funds Management Research where he is responsible for leading the due diligence and research efforts for the Trust's investment managers, including oversight of the Trust's asset allocation services.



LIA may hire consultants to assist it in management of the fund. These consultants will not have management discretion over fund assets.


The fund may have a name, investment objective and investment policy that is very similar to certain publicly available mutual funds that are managed by the same sub-adviser. The fund will not have the same performance as those publicly available mutual funds. Different performance will result from many factors, including, but not limited to, different cash flows into and out of the fund, different fees, and different asset levels.

A discussion regarding the basis for the Trust's Board of Trustees approving the investment advisory and contract for the fund will be available in the annual report to shareholders for the period ending December 31, 2010.

Pricing of Fund Shares

The fund determines its net asset value per share (NAV) as of close of regular trading (normally 4:00 p.m., New York time) on the New York Stock Exchange
(NYSE) on each day the NYSE is open for trading. The fund determines its NAV by:
  o adding the values of all securities investments and other assets;
  o subtracting liabilities (including dividends payable); and
  o dividing by the number of shares outstanding.

The fund's securities may be traded in other markets on days when the NYSE is closed. Therefore, the fund's NAV may fluctuate on days when you do not have access to the fund to purchase or redeem shares.

The fund typically values its securities investments as follows:
  o equity securities, at their last sale prices on national securities exchanges or over-the-counter, or, in the absence of recorded sales, at the mean between the bid and asked prices on exchanges or over-the-counter; and
  o U.S. Government and Agency securities, at the mean between the bid and asked prices, and other debt securities, at the price established by an independent pricing service.

In certain circumstances, the fund may value its portfolio securities at fair value as estimated in good faith under procedures established by the fund's board of trustees. When the fund uses fair value pricing, it may take into account any factors it deems appropriate. The price of securities used by the fund to calculate its NAV may differ from quoted or published prices for the same securities. Fair value pricing may involve subjective judgments, and it is possible that the fair value determined for a security is materially different than the value that could be realized upon the sale of that security.

The fund anticipates using fair value pricing for securities primarily traded on U.S. exchanges only under very limited circumstances, such as the unexpected early closing of the exchange on which a security is traded or suspension of trading in the security. The fund may use fair value pricing more frequently for securities primarily traded in non-U.S. markets because, among other things, most foreign markets close well before the fund values its securities, normally at 4:00 p.m. Eastern time. The earlier close of these foreign markets gives rise to the possibility that significant events, including broad market moves, may have occurred in the interim. To account for this, the fund may frequently value many foreign equity securities using fair value prices based on third party vendor modeling tools to the extent available.

Purchase and Sale of Fund Shares

The fund sells its shares directly or indirectly to The Lincoln National Life Insurance Company (Lincoln Life), Lincoln Life & Annuity Company of New York
(LNY), and other unaffiliated insurance companies. The insurance companies hold the fund shares in separate accounts (variable accounts) that support various variable annuity contracts and variable life insurance contracts.

The fund sells and redeems its shares, without charge, at their NAV next determined after the fund or its agent receives a purchase or redemption request. The value of shares redeemed may be more or less than original cost.

The fund normally pays for shares redeemed within seven days after the fund receives the redemption request. However, a fund may suspend redemption or postpone payment for any period when (a) the NYSE closes for other than weekends and holidays; (b) the

                                                                               7

SEC restricts trading on the NYSE; (c) the SEC determines that an emergency exists, so that a fund's disposal of investment securities, or determination of net asset value is not reasonably practicable; or (d) the SEC permits, by order, for the protection of fund shareholders.

LIA and its affiliates, including Lincoln Financial Distributors, Inc. ("LFD") and/or the fund's sub-adviser, may pay additional compensation (at their own expense and not as an expense of the fund) to certain affiliated or unaffiliated brokers, dealers, or other financial intermediaries (collectively, "financial intermediaries") in connection with the sale or retention of fund shares or insurance products that contain the fund and/or shareholder servicing ("distribution assistance"). The level of payments made to a qualifying financial intermediary in any given year will vary. To the extent permitted by SEC and FINRA rules and other applicable laws and regulations, LFD may pay or allow its affiliates to pay other promotional incentives or payments to financial intermediaries.

If a mutual fund sponsor, distributor or other party makes greater payments to your financial intermediary for distribution assistance than sponsors or distributors of other mutual funds make to your financial intermediary, your financial intermediary and its salespersons may have a financial incentive to favor sales of shares of the mutual fund complex making the higher payments over another mutual fund complex or over other investment options. You should consult with your financial intermediary and review carefully any disclosure provided by such intermediary as to compensation it receives in connection with investment products it recommends or sells to you. In certain instances, the payments could be significant and may cause a conflict of interest for your financial intermediary. Any such payments will not change the net asset value or the price of the fund's shares, as such payments are not made from fund assets.

For more information, please see the Statement of Additional Information.

Market Timing

Frequent, large, or short-term transfers among the funds, such as those associated with "market timing" transactions, may adversely affect the funds and their investment returns. Such transfers may dilute the value of fund shares, interfere with the efficient management of the fund's portfolio, and increase brokerage and administrative costs of the funds. As a result, the funds discourage such trading activity. The risks of frequent trading are more pronounced for funds investing a substantial percentage of assets in overseas markets. This is due to the time differential in pricing between U.S. and overseas markets, which market timers attempt to use to their advantage. As an effort to protect our fund investors and the funds from potentially harmful trading activity, we utilize certain market timing policies and procedures that have been approved by the fund's board of trustees (the "Market Timing Procedures").

The fund reserves the right to reject or restrict any purchase order (including exchanges) from any investor. The fund will exercise this right if, among other things, an investor's trading, in the judgment of the fund, has been or may be disruptive to any fund. In making this judgment, a fund may consider trading done in multiple accounts under common ownership or control.

The fund has entered into an agreement with each insurance company that holds fund shares to help detect and prevent market timing in the fund's shares. The agreement generally requires such insurance company to (i) provide, upon request by the fund, certain identifying and account information regarding contract owners who invest in fund shares through the omnibus account; and (ii) execute instructions from the fund to restrict further purchases or exchanges of fund shares by a contract owner who the fund has identified as a market timer.

The fund may rely on frequent trading policies established by insurance companies that hold shares of the fund in separate accounts to support the insurance contracts. In the event the fund detects potential market timing, the fund will contact the applicable insurance company. In addition to any action taken by the applicable insurance company in response to such market timing activity, the fund may request that the insurance company take additional action, if appropriate, based on the particular circumstances.

Fund investors seeking to engage in frequent, large, or short-term transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect and deter such transfer activity may be limited by operational systems and technological limitations. The identification of fund investors determined to be engaged in such transfer activity that may adversely affect other fund investors involves judgments that are inherently subjective.

As a result of these noted limitations, there is no guarantee that the fund will be able to identify possible market timing activity or that market timing will not occur in the fund. If we are unable to detect market timers, you may experience dilution in the value of your fund shares and increased brokerage and administrative costs in the fund. This may result in lower long-term returns for your investments.

In our sole discretion, we may revise our Market Timing Procedures at any time without prior notice as necessary to better detect and deter frequent, large, or short-term transfer activity to comply with state or federal regulatory requirements, and/or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). We also reserve the right to implement and administer redemption fees imposed by the fund in the future.

Insurance company sponsors of your contract may impose transfer limitations and other limitations designed to curtail market timing. Please refer to the prospectus and SAI for your variable annuity or variable life contract for details.

8

Portfolio Holdings Disclosure

A description of the fund's policies and procedures with respect to the disclosure of the fund's portfolio securities is available in the fund's Statement of Additional Information.

Share Classes and Distribution Arrangements

Each fund offers two classes of shares: the Standard Class and the Service Class. The two classes of shares are identical, except that Service Class shares are subject to a distribution (Rule 12b-1) fee, which has been adopted pursuant to a distribution and service plan (the Plan). The Trust offers shares of beneficial interest to insurance companies for allocation to certain of their variable contracts. The Trust pays the Trust's principal underwriter, Lincoln Financial Distributors, Inc. (LFD) out of the assets of a Service Class, for activities primarily intended to sell Service Class shares or variable contracts offering Service Class shares. LFD pays each third party for these services pursuant to a written agreement with that third party.

The 12b-1 fee may be adjusted by the Trust's board of trustees from time to time. These fees are paid out of the assets of the respective class on an on-going basis, and over time will increase the cost of your investment and may cost you more than when you pay other types of sales charges.

Distribution Policy and Federal Income Tax Considerations

The fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, which requires annual distributions of net investment income and net capital gains to shareholders. Distributions may not be paid in the year income or gains are earned by the fund. The fund may distribute net realized capital gains only once a year. Dividends and capital gain distributions will be automatically reinvested in additional fund shares of the same class of the fund at no charge.

Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

                                                                               9

Financial Highlights

The fund was not available for investment as of the date of this Prospectus. As a result there are no financial highlights available for this fund.

10

General Information
You may examine the registration statements for this fund at the SEC in Washington, D.C. Statements made in the prospectus about any variable annuity contract, variable life insurance contract, or other document referred to in a contract, are not necessarily complete. In each instance, we refer you to the copy of that contract or other document filed as an exhibit to the related registration statement. We qualify each statement in all respects by that reference.

The use of the fund by both annuity and life insurance variable accounts is called mixed funding. Due to differences in redemption rates, tax treatment, or other considerations, the interests of contract owners under the variable life accounts may conflict with those of contract owners under the variable annuity accounts. Violation of the federal tax laws by one variable account investing in the fund could cause the contracts funded through another variable account to lose their tax-deferred status, unless remedial action was taken. The fund's board of trustees will monitor for any material conflicts and determine what action, if any, the fund or a variable account should take.

A conflict could arise that requires a variable account to redeem a substantial amount of assets from the fund. The redemption could disrupt orderly portfolio management to the detriment of those contract owners still investing in the fund. Also, the fund could determine that it has become so large that its size materially impairs investment performance. The fund would then examine its options.


You can find additional information in the fund's statement of additional information (SAI), which is on file with the SEC. The fund incorporates its SAI, dated July 30, 2010, into its prospectus. The fund will provide a free copy of its SAI upon request.


You can find further information about the fund's investments in the fund's annual and semi-annual reports to shareholders, when available. The annual report discusses the market conditions and investment strategies that significantly affected the fund's performance during its last fiscal year. The fund will provide a free copy of its annual and semi-annual report upon request, when available.

The Trust will issue unaudited semi-annual reports showing current investments and other information; and annual financial statements audited by the Trust's independent auditors. For an SAI, annual or semi-annual report, either write The Lincoln National Life Insurance Company, P.O. Box 2340, Fort Wayne, Indiana 46801, or call 1-800-4LINCOLN (454-6265). Also call this number to request other information about the fund, or to make inquiries. The Trust does not maintain an internet website.

You can review and copy information about the fund (including the SAI) at the SEC's public reference room in Washington, D.C. You can get information on the operation of the public reference room by calling the SEC at 1-202-551-8090. You can also get reports and other information about the fund on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. You can get copies of this information, after paying a duplicating fee, by writing the SEC Public Reference Section, Washington, D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov.

                            SEC File No: 811-08090

                Lincoln Variable Insurance Products Trust


                     LVIP American Growth Allocation Fund


                Standard Class

                1300 South Clinton Street
                Fort Wayne, Indiana 46802


                Prospectus July 30, 2010


The fund is a series of the Lincoln Variable Insurance Products Trust (referred to as "fund"). Shares of the fund are currently offered only to separate accounts that fund variable annuity and variable life insurance contracts of The Lincoln National Life Insurance Company, its affiliates, and third-party insurance companies. You cannot purchase shares of the fund directly. This prospectus discusses the information about the fund that you should know before choosing to invest your contract assets in the fund.

As with all mutual funds, the Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or any other person to give any information, or to make any representation, other than what this prospectus states.

Table of Contents


Item                                                                                   Page
Summary Section                                                                         1
 Investment Objective                                                                   1
 Fees and Expenses                                                                      1
   Shareholder Fees                                                                     1
   Annual Fund Operating Expenses                                                       1
   Expense Example                                                                      1
   Portfolio Turnover                                                                   1
 Principal Investment Strategies                                                        1
 Principal Risks                                                                        2
 Fund Performance                                                                       2
 Investment Adviser                                                                     3
 Tax Information                                                                        3
 Payments to Insurance Companies, Broker-Dealers and other Financial Intermediaries     3
Investment Objective and Principal Investment Strategies                                4
Principal Risks                                                                         5
Management and Organization                                                             6
Pricing of Fund Shares                                                                  7
Purchase and Sale of Fund Shares                                                        7
Market Timing                                                                           8
Portfolio Holdings Disclosure                                                           9
Share Classes and Distribution Arrangements                                             9
Distribution Policy and Federal Income Tax Considerations                               9
Financial Highlights                                                                   10




LVIP American Growth Allocation Fund

(Standard Class)

Investment Objective

The investment objective of the LVIP American Growth Allocation Fund is to have a balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital.


Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Standard Class shares of the fund. This table does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher.

Shareholder Fees (fees paid directly from your investment)
 Maximum Sales Charge (Load) Imposed on Purchases                                              N/A
 Maximum Deferred Sales Charge (Load)                                                          N/A
 Maximum Sales Charge (Load) Imposed on Reinvested Dividends                                   N/A
 Redemption Fee                                                                                N/A
 Exchange Fee                                                                                  N/A
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of
your investment)
 Management Fee                                                                                 0.25%
 Distribution and/or Service (12b-1) fees                                                       0.00%
 Other Expenses1                                                                                0.06%
 Acquired Fund Fees and Expenses (AFFE)                                                         0.42%
 Total Annual Fund Operating Expenses                                                           0.73%
 Less Expense Reimbursement2                                                                   (0.05%)
 Net Expenses                                                                                   0.68%

1

Other expenses are based on estimated amounts for the current fiscal year.

2 Lincoln Investment Advisors Corporation (LIA) contractually agreed to waive the following portion of its advisory fee for the fund: 0.05% of average daily net assets of the fund. The agreement will continue at least through April 30, 2012.

Expense Example

This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example illustrates the hypothetical expenses that you would incur over the time periods indicated if you invest $10,000 in the fund's shares. The example also assumes that the fund provides a return of 5% a year and that operating expenses remain the same. This example reflects the net operating expenses with fee waiver for the one-year contractual period and the total operating expenses without fee waiver for years two through ten. Your actual costs may be higher or lower than this example. This example does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher. The results apply whether or not you redeem your investment at the end of the given period.

 1 year   3 years   5 years   10 years
-------- --------- --------- ---------
   $69      $228   N/A       N/A

1 Only one-year and three-year expenses are shown since the fund is new. The fund will have expenses beyond year three.

Portfolio Turnover

The fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund's performance.

Principal Investment Strategies


The LVIP American Growth Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. The underlying funds


LVIP American Growth Allocation Fund                                         1

will be American Funds Insurance Series (Reg. TM) and American Funds (Reg. TM) retail funds. Under normal circumstances, the fund's investment strategy will be to invest approximately 70% of its assets in underlying funds which invest primarily in equity securities (stocks) and approximately 30% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income). A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. On at least a semi-annual basis, the adviser will reassess and potentially reweight the underlying funds in the fund's asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current asset allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlations and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.


Principal Risks

All mutual funds carry a certain amount of risk. Accordingly, loss of money is a risk of investing in the fund. Here are specific principal risks of investing in the fund:
 o Market Risk: Prices of securities held by the fund may fall. As a result, your investment may decline in value and you could lose money.
 o Asset Allocation Risk: The fund maintains an asset allocation strategy and the amount invested in various asset classes of securities may change over time. The fund is subject to the risk that the fund may allocate assets to an asset class that underperforms other asset classes.
 o Growth Stocks Risks: Growth stocks have historically been more volatile than value stocks over the long-term. The growth style may, over time, go in and out of favor. At times when the growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.

 o Income Stocks Risks: Income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

 o Interest Rate Risk: The value of debt obligations will typically fluctuate with interest rate changes. These fluctuations can be greater for debt obligations with longer maturities. When interest rates rise, debt obligations will generally decline in value and you could lose money as a result. Periods of declining or low interest rates may negatively impact the fund's yield.
 o Credit Risk: Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A decrease in an issuer's credit rating may cause a decline in the value of the debt obligations held.

 o Call Risk: Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reiusse the debt at a lower rate. This action may reduce a fund's income because the fund may have to reinvest the proceeds at lower interest rates.
 o U.S. Treasury: Risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

 o Foreign Securities Risk: Foreign currency fluctuations and economic or financial instability could cause the value of the fund's foreign investments to fluctuate. Investing in foreign stocks or debt obligations involves the risk of loss from foreign government or political actions. Investing in foreign securities also involves risks resulting from the reduced availability of public information. Foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers.
 o Non-diversification Risk: The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

Fund Performance

The fund commenced operations on or about August 13, 2010. Once the fund has at least one calendar year of performance, a bar chart and performance table will be included in the prospectus. Please note that the past performance of the fund is not necessarily an

2  LVIP American Growth Allocation Fund

indication of how the fund will perform in the future. Further, the returns shown do not reflect variable contract expenses. If variable contract expenses were included, the returns shown would be lower.

Investment Adviser

Investment Adviser: Lincoln Investment Advisors Corporation


Portfolio Manager(s)   Company Title              Experience w/Fund
---------------------- -------------------------- ------------------
Kevin J. Adamson       Second Vice President      Since July 2010
David A. Weiss         Assistant Vice President   Since July 2010


Tax Information

The fund intends to make distributions to shareholders that may be taxed as ordinary income or capital gains. Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

Payments to Insurance Companies, Broker-Dealers and other Financial
Intermediaries

Shares of the fund are available only through the purchase of variable contracts issued by certain life insurance companies. Parties that are related to the fund (such as the fund's principal underwriter or investment adviser) may pay such insurance companies (or their related companies) for the sale of shares of the fund and related services. These payments may create a conflict of interest and may influence the insurance company to include a fund as an investment option in its variable contracts. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) for the sale and retention of variable contracts which offer fund shares. These payments may create a conflict of interest by influencing the broker-dealers or other financial intermediaries to recommend variable contracts which offer fund shares. The prospectus or other disclosure documents for the variable contracts may contain additional information about these payments.

LVIP American Growth Allocation Fund                                         3

Investment Objective and Principal Investment Strategies

The investment objective of the LVIP American Growth Allocation Fund is to have a balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital. This objective is non-fundamental and may be changed without shareholder approval.The fund will be "non-diversified" as defined in the Investment Company Act of 1940.

The LVIP American Growth Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in other mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. Under normal circumstances, the fund's investment strategy will be to invest approximately 70% of its assets are in underlying funds which invest primarily in equity securities (stocks) and approximately 30% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).

The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income) . A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury. Descriptions of the investments for the underlying funds within each asset class are listed below:

Growth Stocks: Growth stocks are stocks of companies that appear to offer superior opportunities for growth of capital. Growth companies typically pay little or no dividends.

Income Stocks: Income stocks are stocks of companies with a history of paying dividends.

Fixed Income Investments (bonds): Investment grade bonds include securities issued and guaranteed by the U.S. and other governments, securities backed by mortgage and other assets, and securities that are rated Aaa by Moody's Investors Service or AAA by Standard & Poor's Corporation or unrated but determined to be of equivalent quality by the underlying fund's investment adviser.

Foreign Securities: Foreign (international) securities are securities of companies organized, or having a majority of their assets, or earning a majority of their operating income, outside of the United States.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.

In response to market, economic, political, or other conditions, the fund may temporarily use a different investment strategy or take temporary defensive positions that are inconsistent with the fund's principal investment strategies. If the fund does so, different factors could affect fund performance and the fund may not achieve its investment objective.


What are the Underlying Funds?


The fund operates its "fund of funds" structure in reliance on certain federal securities laws that generally permit a fund to invest in other affiliated funds. The fund has received an exemptive order from the SEC (Release No. 29196) to permit the fund to invest in non-affiliated funds without limitation, securities and other investments subject to certain conditions.

The Fund will invest its assets in American Funds Insurance Series (Reg. TM) Class 1 shares and American Funds Class F-2 retail fund shares. The American Funds Insurance Series has not adopted a plan of distribution or a 12b-1 Plan for Class 1 shares. Likewise, American Funds Class F-2 retail fund shares have not adopted a plan of distribution or 12b-1 Plan. Thus, the underlying funds will not pay 12b-1 fees.


The relative weightings for the fund in the various underlying funds will vary over time, and the fund is not required to invest in any particular underlying fund or in any particular percentage. The portfolio manager may add, eliminate or replace underlying funds at any time and may invest in non-affiliated funds or other types of investment securities, as described above, all without prior notice to shareholders.


The fund currently expects to invest in some or all of the underlying funds described below and may invest in other funds not listed. While the underlying funds are categorized generally as "Equity" (stocks) and "Fixed Income" (bonds), some of the underlying funds invest in a mix of securities of foreign and domestic issuers, investment-grade, and other securities.


4

Equity Underlying Funds  Investment Objective
-----------------------  ---------------------
American Funds          Long-term growth
Insurance Series Global
Discovery Fund
American Funds          Long-term growth
Insurance Series Global
Growth Fund
American Funds          Long-term growth
Insurance Series Global
Small Capitalization
Fund
American Funds          Long-term growth
Insurance Series Growth
Fund
American Funds          Capital appreciation
Insurance Series
International Fund
American Funds          Capital appreciation
Insurance Series New
World Fund (Reg. TM)
American Funds          Capital appreciation
Insurance Series Blue
Chip Income and Growth
Fund
American Funds          Capital appreciation
Insurance Series Global
Growth and Income Fund
American Funds          Capital appreciation
Insurance Series
Growth-Income Fund
American Funds          Capital appreciation
Insurance Series
International Growth
and Income Fundsm
American Funds          Total return
Insurance Series Asset
Allocation Fund

Fixed Income Underlying
         Funds           Investment Objective
-----------------------  ---------------------
American Funds          Current income
Insurance Series Bond
Fund
American Funds          Total return
Insurance Series Global
Bond Fund
American Funds          Current income
Insurance Series
High-Income Bond Fund
American Funds          Current income
Insurance Series U.S.
Government/AAA-Rated
Securities Fund
American Funds          Current income
Insurance Series Cash
Management Fund

Principal Risks

Because the fund invests in the shares of the underlying funds, the fund invests in the same investments as made by the various underlying funds. By investing in the fund, therefore, you assume the same types of risks, either directly or indirectly, as investing in those underlying funds.

The fund's investment strategy is to vary the amount invested among the asset classes of securities over time. The fund is subject to asset allocation risk, which is the risk that the fund may allocate assets to an asset class that underperforms other asset classes. For example, the fund may be overweighted in equity securities when the stock market is falling and the fixed income market is rising.

Equity Investments (Stocks).For underlying funds allocated to equities, the primary risk is that the value of the stocks it holds will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of a fund's stock investments and, therefore, the value of a fund's shares held under your contract to fluctuate, and you could lose money.

Due to their relatively high valuations, growth stocks are typically more volatile than value stocks. The price of a growth stock may experience a larger decline on a forecast of lower earning, a negative fundamental development, or an adverse market development. Further, growth stocks may not pay dividends or may pay lower dividends than value stocks and may be more adversely affected in a down market. The growth style may, over time, go in and out of favor. At times when growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.


Income stock risk is that income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to equities than the LVIP American Balanced Allocation Fund and LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with equities. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with equities than the LVIP American Income Allocation Fund.


Fixed Income Investments (Bonds). For underlying funds allocated to fixed-income, the primary risks are interest rate risk and credit risk. Interest rate risk is the risk that the value of the debt obligations held by the fund and, therefore, the value of the fund's shares will fluctuate with changes in interest rates. These fluctuations can be greater for debt obligations with longer maturities and for mortgage securities. When interest rates rise, debt obligations decline in value, and when interest rates fall, debt securities obligations increase in value. Accordingly, during periods when interest rates are fluctuating, you could lose money investing in the fund.

Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A debt obligation's credit rating reflects the credit risk associated with that debt obligation. Higher-rated debt obligations involve lower credit risk than lower-rated debt obligations. Generally, credit risk is higher for corporate and foreign government debt obligations than for U.S. government securities, and higher still for debt rated below investment grade (high yield bonds). The value of the debt obligations held by a fund and, therefore, the value of the fund's shares, will fluctuate with the changes in the credit ratings of the debt obligations held.

                                                                               5


Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reissue the debt at a lower rate. Call risk leads to reinvestment risk. The bondholder's income may be reduced because the bondholder may have to reinvest the proceeds at lower interest rates.

U.S. Treasury risk is risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

Because the LVIP American Income Allocation Fund has a greater target percentage of assets allocated to fixed income investments than the LVIP American Balanced Allocation Fund and LVIP American Growth Allocation Fund, it will be more susceptible to the risks associated with fixed income investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with fixed income investments than the LVIP American Income Allocation Fund.


Foreign Investments (Equity or Bonds). For underlying funds allocated to foreign securities, additional risks are involved that are not present in U.S. securities. Foreign currency fluctuations or economic, financial or political instability could cause the value of a fund's investments to fluctuate. Foreign investments may be less liquid, and their prices may be more volatile, than comparable investments in securities of U.S. issuers. Investing in foreign securities also involves risks resulting from the reduced availability of public information concerning issuers and the fact that foreign issuers generally are not subject to uniform accounting, auditing, and financial reporting standards or to other regulatory practices and requirements comparable to those applicable to U.S. issuers. The volume of securities transactions effected on foreign markets in most cases remains considerably below that of the U.S. markets. Accordingly, assets allocated to foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers. Foreign brokerage commissions and custodian fees are generally higher than in the U.S.


Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to foreign investments than the LVIP American Balanced Allocation Fund and the LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with foreign investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with foreign investments than the LVIP American Income Allocation Fund.


Non-Diversification. The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

Management and Organization

The fund's business and affairs are managed under the direction of their board of trustees. The board of trustees has the power to amend the fund's bylaws, to declare and pay dividends, and to exercise all the powers of the fund except those granted to the shareholders.

Manager of Managers: The fund employs a "manager of managers" structure. In this regard, the fund has received an exemptive order from the SEC (Release Nos. IC-27512 and 29197) to permit the fund's investment adviser, without further shareholder approval, to enter into and materially amend the sub-advisory agreement with its sub-adviser upon approval of the Trust's Board of Trustees. The SEC order is subject to certain conditions. For example, within ninety days of the hiring of any new sub-adviser, shareholders will be furnished with information that would be included in a proxy statement regarding the new sub-adviser. Moreover, the fund's adviser will not enter into a sub-advisory agreement with any affiliated sub-adviser without shareholder approval. The adviser has ultimate responsibility (subject to Board oversight) to oversee the sub-adviser and to recommend their hiring, termination, and replacement.

Investment Adviser: Lincoln Investment Advisors Corporation (LIA) is the investment adviser to the fund. LIA is a registered investment adviser and wholly-owned subsidiary of Lincoln National Corporation (LNC). LIA's address is One Granite Place, Concord, NH 03301. LIA (or its predecessors) has served as an investment adviser to mutual funds for over 20 years.

LNC is a publicly-held insurance holding company organized under Indiana law. Through its subsidiaries, LNC provides, on a national basis, insurance and financial services.

The Trust has entered into an Investment Management Agreement with LIA. The fund operates as a "fund of funds." In this structure, the fund invests in other mutual funds, which, in turn, invest directly in portfolio securities. The expenses associated with investing in a fund of funds are generally higher than those for funds that do not invest primarily in other mutual funds because shareholders indirectly pay for a portion of the fees and expenses charged at the underlying fund level.

The Investment Adviser its total annual management fee for the most recently completed fiscal year, and portfolio managers are shown below:

6


Adviser                LIA (advisory fee is 0.20% of the fund's average daily net assets, including the advisory fee waiver)
Portfolio Manager(s)   Kevin J. Adamson, CPA and David A. Weiss, CFA are responsible for the day-to-day management of the fund. Mr. Adamson joined the Lincoln organization in 2004 and since that time he has served as Director of Funds Management Operations responsible for managing daily operations. Mr. Adamson has served as
                       Second Vice President of LIA since 2007. Mr. Weiss has been employed with LIA (formerly Jefferson Pilot investment Advisory Corp.) since 2004 and has served as Assistant Vice President of LIA since 2007. Mr.
                       Weiss currently serves as Director of Funds Management Research where he is responsible for leading the due diligence and research efforts for the Trust's investment managers, including oversight of the Trust's asset allocation services.



LIA may hire consultants to assist it in management of the fund. These consultants will not have management discretion over fund assets.


The fund may have a name, investment objective and investment policy that is very similar to certain publicly available mutual funds that are managed by the same sub-adviser. The fund will not have the same performance as those publicly available mutual funds. Different performance will result from many factors, including, but not limited to, different cash flows into and out of the fund, different fees, and different asset levels.

A discussion regarding the basis for the Trust's Board of Trustees approving the investment advisory and contract for the fund will be available in the annual report to shareholders for the period ending December 31, 2010.

Pricing of Fund Shares

The fund determines its net asset value per share (NAV) as of close of regular trading (normally 4:00 p.m., New York time) on the New York Stock Exchange
(NYSE) on each day the NYSE is open for trading. The fund determines its NAV by:
  o adding the values of all securities investments and other assets;
  o subtracting liabilities (including dividends payable); and
  o dividing by the number of shares outstanding.

The fund's securities may be traded in other markets on days when the NYSE is closed. Therefore, the fund's NAV may fluctuate on days when you do not have access to the fund to purchase or redeem shares.

The fund typically values its securities investments as follows:
  o equity securities, at their last sale prices on national securities exchanges or over-the-counter, or, in the absence of recorded sales, at the mean between the bid and asked prices on exchanges or over-the-counter; and
  o U.S. Government and Agency securities, at the mean between the bid and asked prices, and other debt securities, at the price established by an independent pricing service.

In certain circumstances, the fund may value its portfolio securities at fair value as estimated in good faith under procedures established by the fund's board of trustees. When the fund uses fair value pricing, it may take into account any factors it deems appropriate. The price of securities used by the fund to calculate its NAV may differ from quoted or published prices for the same securities. Fair value pricing may involve subjective judgments, and it is possible that the fair value determined for a security is materially different than the value that could be realized upon the sale of that security.

The fund anticipates using fair value pricing for securities primarily traded on U.S. exchanges only under very limited circumstances, such as the unexpected early closing of the exchange on which a security is traded or suspension of trading in the security. The fund may use fair value pricing more frequently for securities primarily traded in non-U.S. markets because, among other things, most foreign markets close well before the fund values its securities, normally at 4:00 p.m. Eastern time. The earlier close of these foreign markets gives rise to the possibility that significant events, including broad market moves, may have occurred in the interim. To account for this, the fund may frequently value many foreign equity securities using fair value prices based on third party vendor modeling tools to the extent available.

Purchase and Sale of Fund Shares

The fund sells its shares directly or indirectly to The Lincoln National Life Insurance Company (Lincoln Life), Lincoln Life & Annuity Company of New York
(LNY), and other unaffiliated insurance companies. The insurance companies hold the fund shares in separate accounts (variable accounts) that support various variable annuity contracts and variable life insurance contracts.

The fund sells and redeems its shares, without charge, at their NAV next determined after the fund or its agent receives a purchase or redemption request. The value of shares redeemed may be more or less than original cost.

The fund normally pays for shares redeemed within seven days after the fund receives the redemption request. However, a fund may suspend redemption or postpone payment for any period when (a) the NYSE closes for other than weekends and holidays; (b) the

                                                                               7

SEC restricts trading on the NYSE; (c) the SEC determines that an emergency exists, so that a fund's disposal of investment securities, or determination of net asset value is not reasonably practicable; or (d) the SEC permits, by order, for the protection of fund shareholders.

LIA and its affiliates, including Lincoln Financial Distributors, Inc. ("LFD") and/or the fund's sub-adviser, may pay additional compensation (at their own expense and not as an expense of the fund) to certain affiliated or unaffiliated brokers, dealers, or other financial intermediaries (collectively, "financial intermediaries") in connection with the sale or retention of fund shares or insurance products that contain the fund and/or shareholder servicing ("distribution assistance"). The level of payments made to a qualifying financial intermediary in any given year will vary. To the extent permitted by SEC and FINRA rules and other applicable laws and regulations, LFD may pay or allow its affiliates to pay other promotional incentives or payments to financial intermediaries.

If a mutual fund sponsor, distributor or other party makes greater payments to your financial intermediary for distribution assistance than sponsors or distributors of other mutual funds make to your financial intermediary, your financial intermediary and its salespersons may have a financial incentive to favor sales of shares of the mutual fund complex making the higher payments over another mutual fund complex or over other investment options. You should consult with your financial intermediary and review carefully any disclosure provided by such intermediary as to compensation it receives in connection with investment products it recommends or sells to you. In certain instances, the payments could be significant and may cause a conflict of interest for your financial intermediary. Any such payments will not change the net asset value or the price of the fund's shares, as such payments are not made from fund assets.

For more information, please see the Statement of Additional Information.

Market Timing

Frequent, large, or short-term transfers among the funds, such as those associated with "market timing" transactions, may adversely affect the funds and their investment returns. Such transfers may dilute the value of fund shares, interfere with the efficient management of the fund's portfolio, and increase brokerage and administrative costs of the funds. As a result, the funds discourage such trading activity. The risks of frequent trading are more pronounced for funds investing a substantial percentage of assets in overseas markets. This is due to the time differential in pricing between U.S. and overseas markets, which market timers attempt to use to their advantage. As an effort to protect our fund investors and the funds from potentially harmful trading activity, we utilize certain market timing policies and procedures that have been approved by the fund's board of trustees (the "Market Timing Procedures").

The fund reserves the right to reject or restrict any purchase order (including exchanges) from any investor. The fund will exercise this right if, among other things, an investor's trading, in the judgment of the fund, has been or may be disruptive to any fund. In making this judgment, a fund may consider trading done in multiple accounts under common ownership or control.

The fund has entered into an agreement with each insurance company that holds fund shares to help detect and prevent market timing in the fund's shares. The agreement generally requires such insurance company to (i) provide, upon request by the fund, certain identifying and account information regarding contract owners who invest in fund shares through the omnibus account; and (ii) execute instructions from the fund to restrict further purchases or exchanges of fund shares by a contract owner who the fund has identified as a market timer.

The fund may rely on frequent trading policies established by insurance companies that hold shares of the fund in separate accounts to support the insurance contracts. In the event the fund detects potential market timing, the fund will contact the applicable insurance company. In addition to any action taken by the applicable insurance company in response to such market timing activity, the fund may request that the insurance company take additional action, if appropriate, based on the particular circumstances.

Fund investors seeking to engage in frequent, large, or short-term transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect and deter such transfer activity may be limited by operational systems and technological limitations. The identification of fund investors determined to be engaged in such transfer activity that may adversely affect other fund investors involves judgments that are inherently subjective.

As a result of these noted limitations, there is no guarantee that the fund will be able to identify possible market timing activity or that market timing will not occur in the fund. If we are unable to detect market timers, you may experience dilution in the value of your fund shares and increased brokerage and administrative costs in the fund. This may result in lower long-term returns for your investments.

In our sole discretion, we may revise our Market Timing Procedures at any time without prior notice as necessary to better detect and deter frequent, large, or short-term transfer activity to comply with state or federal regulatory requirements, and/or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). We also reserve the right to implement and administer redemption fees imposed by the fund in the future.

Insurance company sponsors of your contract may impose transfer limitations and other limitations designed to curtail market timing. Please refer to the prospectus and SAI for your variable annuity or variable life contract for details.

8

Portfolio Holdings Disclosure

A description of the fund's policies and procedures with respect to the disclosure of the fund's portfolio securities is available in the fund's Statement of Additional Information.

Share Classes and Distribution Arrangements

The fund offers two classes of shares: the Standard Class and the Service Class. The two classes of shares are identical, except that Service Class shares are subject to a distribution (Rule 12b-1) fee, which is described in the prospectus offering Service Class shares. This prospectus only offers Standard Class shares.

Distribution Policy and Federal Income Tax Considerations

The fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, which requires annual distributions of net investment income and net capital gains to shareholders. Distributions may not be paid in the year income or gains are earned by the fund. The fund may distribute net realized capital gains only once a year. Dividends and capital gain distributions will be automatically reinvested in additional fund shares of the same class of the fund at no charge.

Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

                                                                               9

Financial Highlights

The fund was not available for investment as of the date of this Prospectus. As a result there are no financial highlights available for this fund.

10

General Information
You may examine the registration statements for this fund at the SEC in Washington, D.C. Statements made in the prospectus about any variable annuity contract, variable life insurance contract, or other document referred to in a contract, are not necessarily complete. In each instance, we refer you to the copy of that contract or other document filed as an exhibit to the related registration statement. We qualify each statement in all respects by that reference.

The use of the fund by both annuity and life insurance variable accounts is called mixed funding. Due to differences in redemption rates, tax treatment, or other considerations, the interests of contract owners under the variable life accounts may conflict with those of contract owners under the variable annuity accounts. Violation of the federal tax laws by one variable account investing in the fund could cause the contracts funded through another variable account to lose their tax-deferred status, unless remedial action was taken. The fund's board of trustees will monitor for any material conflicts and determine what action, if any, the fund or a variable account should take.

A conflict could arise that requires a variable account to redeem a substantial amount of assets from the fund. The redemption could disrupt orderly portfolio management to the detriment of those contract owners still investing in the fund. Also, the fund could determine that it has become so large that its size materially impairs investment performance. The fund would then examine its options.


You can find additional information in the fund's statement of additional information (SAI), which is on file with the SEC. The fund incorporates its SAI, dated July 30, 2010, into its prospectus. The fund will provide a free copy of its SAI upon request.


You can find further information about the fund's investments in the fund's annual and semi-annual reports to shareholders, when available. The annual report discusses the market conditions and investment strategies that significantly affected the fund's performance during its last fiscal year. The fund will provide a free copy of its annual and semi-annual report upon request, when available.

The Trust will issue unaudited semi-annual reports showing current investments and other information; and annual financial statements audited by the Trust's independent auditors. For an SAI, annual or semi-annual report, either write The Lincoln National Life Insurance Company, P.O. Box 2340, Fort Wayne, Indiana 46801, or call 1-800-4LINCOLN (454-6265). Also call this number to request other information about the fund, or to make inquiries. The Trust does not maintain an internet website.

You can review and copy information about the fund (including the SAI) at the SEC's public reference room in Washington, D.C. You can get information on the operation of the public reference room by calling the SEC at 1-202-551-8090. You can also get reports and other information about the fund on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. You can get copies of this information, after paying a duplicating fee, by writing the SEC Public Reference Section, Washington, D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov.

                            SEC File No: 811-08090

                Lincoln Variable Insurance Products Trust


                     LVIP American Growth Allocation Fund


                Service Class

                1300 South Clinton Street
                Fort Wayne, Indiana 46802


                Prospectus July 30, 2010


The fund is a series of the Lincoln Variable Insurance Products Trust (referred to as "fund"). Shares of the fund are currently offered only to separate accounts that fund variable annuity and variable life insurance contracts of The Lincoln National Life Insurance Company, its affiliates, and third-party insurance companies. You cannot purchase shares of the fund directly. This prospectus discusses the information about the fund that you should know before choosing to invest your contract assets in the fund.

As with all mutual funds, the Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or any other person to give any information, or to make any representation, other than what this prospectus states.

Table of Contents


Item                                                                                   Page
Summary Section                                                                         1
 Investment Objective                                                                   1
 Fees and Expenses                                                                      1
   Shareholder Fees                                                                     1
   Annual Fund Operating Expenses                                                       1
   Example                                                                              1
   Portfolio Turnover                                                                   1
 Principal Investment Strategies                                                        2
 Principal Risks                                                                        2
 Fund Performance                                                                       3
 Investment Adviser                                                                     3
 Tax Information                                                                        3
 Payments to Insurance Companies, Broker-Dealers and other Financial Intermediaries     3
Investment Objective and Principal Investment Strategies                                4
Principal Risks                                                                         5
Management and Organization                                                             6
Pricing of Fund Shares                                                                  7
Purchase and Sale of Fund Shares                                                        7
Market Timing                                                                           8
Portfolio Holdings Disclosure                                                           8
Share Classes and Distribution Arrangements                                             9
Distribution Policy and Federal Income Tax Considerations                               9
Financial Highlights                                                                   10




LVIP American Growth Allocation Fund

(Service Class)

Investment Objective

The investment objective of the LVIP American Growth Allocation Fund is to have a balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital.


Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Service Class shares of the fund. This table does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher.

Shareholder Fees (fees paid directly from your investment)
 Maximum Sales Charge (Load) Imposed on Purchases                                              N/A
 Maximum Deferred Sales Charge (Load)                                                          N/A
 Maximum Sales Charge (Load) Imposed on Reinvested Dividends                                   N/A
 Redemption Fee                                                                                N/A
 Exchange Fee                                                                                  N/A
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of
your investment)
 Management Fee                                                                                 0.25%
 Distribution and/or Service (12b-1) fees                                                       0.35%
 Other Expenses1                                                                                0.06%
 Acquired Fund Fees and Expenses (AFFE)                                                         0.42%
 Total Annual Fund Operating Expenses                                                           1.08%
 Less Fee Waiver2                                                                              (0.05%)
 Net Expenses (Including AFFE)                                                                  1.03%

1 Other expenses are based on estimated amounts for the current fiscal year.

2

Lincoln Investment Advisors Corporation (LIA) contractually agreed to waive the following portion of its advisory fee for the fund: 0.05% of average daily net assets of the fund. The agreement will continue at least through April 30, 2012.

Example


This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example illustrates the hypothetical expenses that you would incur over the time periods indicated if you invest $10,000 in the fund's shares. The example also assumes that the fund provides a return of 5% a year and that operating expenses remain the same. This example reflects the net operating expenses with fee waiver for the one-year contractual period and the total operating expenses without fee waiver for the time period shown below. Your actual costs may be higher or lower than this example. This example does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher. The results apply whether or not you redeem your investment at the end of the given period.


 1 year   3 years   5 years   10 years
-------- --------- --------- ---------
   $105     $339   N/A       N/A

1 Only one-year and three-year expenses are shown since the fund is new. The fund will have expenses beyond year three.

Portfolio Turnover

The fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund's performance.

LVIP American Growth Allocation Fund                                         1

Principal Investment Strategies


The LVIP American Growth Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. The underlying funds will be American Funds Insurance Series (Reg. TM) and American Funds (Reg. TM) retail funds. Under normal circumstances, the fund's investment strategy will be to invest approximately 70% of its assets in underlying funds which invest primarily in equity securities (stocks) and approximately 30% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).

The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income). A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. On at least a semi-annual basis, the adviser will reassess and potentially reweight the underlying funds in the fund's asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current asset allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlations and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.


Principal Risks

All mutual funds carry a certain amount of risk. Accordingly, loss of money is a risk of investing in the fund. Here are specific principal risks of investing in the fund:
 o Market Risk: Prices of securities held by the fund may fall. As a result, your investment may decline in value and you could lose money.
 o Asset Allocation Risk: The fund maintains an asset allocation strategy and the amount invested in various asset classes of securities may change over time. The fund is subject to the risk that the fund may allocate assets to an asset class that underperforms other asset classes.
 o Growth Stocks Risks: Growth stocks have historically been more volatile than value stocks over the long-term. The growth style may, over time, go in and out of favor. At times when the growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.

 o Income Stocks Risks: Income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

 o Interest Rate Risk: The value of debt obligations will typically fluctuate with interest rate changes. These fluctuations can be greater for debt obligations with longer maturities. When interest rates rise, debt obligations will generally decline in value and you could lose money as a result. Periods of declining or low interest rates may negatively impact the fund's yield.
 o Credit Risk: Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A decrease in an issuer's credit rating may cause a decline in the value of the debt obligations held.

 o Call Risk: Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reiusse the debt at a lower rate. This action may reduce a fund's income because the fund may have to reinvest the proceeds at lower interest rates.
 o U.S. Treasury: Risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

 o Foreign Securities Risk: Foreign currency fluctuations and economic or financial instability could cause the value of the fund's foreign investments to fluctuate. Investing in foreign stocks or debt obligations involves the risk of loss from foreign government or political actions. Investing in foreign securities also involves risks resulting from the reduced availability of public information. Foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers.
 o Non-diversification Risk: The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

2  LVIP American Growth Allocation Fund


Because the fund has a greater target percentage of assets allocated to equities and foreign investments than the LVIP American Balanced Allocation Fund and the LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with equities and foreign investments.


Fund Performance

The fund commenced operations on or about August 13, 2010. Once the fund has at least one calendar year of performance, a bar chart and performance table will be included in the prospectus. Please note that the past performance of the fund is not necessarily an indication of how the fund will perform in the future. Further, the returns shown do not reflect variable contract expenses. If variable contract expenses were included, the returns shown would be lower.

Investment Adviser

Investment Adviser: Lincoln Investment Advisors Corporation


Portfolio Manager(s)   Company Title              Experience w/Fund
---------------------- -------------------------- ------------------
Kevin J. Adamson       Second Vice President      Since July 2010
David A. Weiss         Assistant Vice President   Since July 2010


Tax Information

The fund intends to make distributions to shareholders that may be taxed as ordinary income or capital gains. Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

Payments to Insurance Companies, Broker-Dealers and other Financial
Intermediaries

Shares of the fund are available only through the purchase of variable contracts issued by certain life insurance companies. Parties that are related to the fund (such as the fund's principal underwriter or investment adviser) may pay such insurance companies (or their related companies) for the sale of shares of the fund and related services. These payments may create a conflict of interest and may influence the insurance company to include a fund as an investment option in its variable contracts. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) for the sale and retention of variable contracts which offer fund shares. These payments may create a conflict of interest by influencing the broker-dealers or other financial intermediaries to recommend variable contracts which offer fund shares. The prospectus or other disclosure documents for the variable contracts may contain additional information about these payments.

LVIP American Growth Allocation Fund                                         3

Investment Objective and Principal Investment Strategies

The investment objective of the LVIP American Growth Allocation Fund is to have a balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital. This objective is non-fundamental and may be changed without shareholder approval.The fund will be "non-diversified" as defined in the Investment Company Act of 1940.

The LVIP American Growth Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in other mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. Under normal circumstances, the fund's investment strategy will be to invest approximately 70% of its assets are in underlying funds which invest primarily in equity securities (stocks) and approximately 30% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).

The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income) . A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury. Descriptions of the investments for the underlying funds within each asset class are listed below:

Growth Stocks: Growth stocks are stocks of companies that appear to offer superior opportunities for growth of capital. Growth companies typically pay little or no dividends.

Income Stocks: Income stocks are stocks of companies with a history of paying dividends.

Fixed Income Investments (bonds): Investment grade bonds include securities issued and guaranteed by the U.S. and other governments, securities backed by mortgage and other assets, and securities that are rated Aaa by Moody's Investors Service or AAA by Standard & Poor's Corporation or unrated but determined to be of equivalent quality by the underlying fund's investment adviser.

Foreign Securities: Foreign (international) securities are securities of companies organized, or having a majority of their assets, or earning a majority of their operating income, outside of the United States.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.

In response to market, economic, political, or other conditions, the fund may temporarily use a different investment strategy or take temporary defensive positions that are inconsistent with the fund's principal investment strategies. If the fund does so, different factors could affect fund performance and the fund may not achieve its investment objective.


What are the Underlying Funds?


The fund operates its "fund of funds" structure in reliance on certain federal securities laws that generally permit a fund to invest in other affiliated funds. The fund has received an exemptive order from the SEC (Release No. 29196) to permit the fund to invest in non-affiliated funds without limitation, securities and other investments subject to certain conditions.

The Fund will invest its assets in American Funds Insurance Series (Reg. TM) Class 1 shares and American Funds Class F-2 retail fund shares. The American Funds Insurance Series has not adopted a plan of distribution or a 12b-1 Plan for Class 1 shares. Likewise, American Funds Class F-2 retail fund shares have not adopted a plan of distribution or 12b-1 Plan. Thus, the underlying funds will not pay 12b-1 fees.


The relative weightings for the fund in the various underlying funds will vary over time, and the fund is not required to invest in any particular underlying fund or in any particular percentage. The portfolio manager may add, eliminate or replace underlying funds at any time and may invest in non-affiliated funds or other types of investment securities, as described above, all without prior notice to shareholders.


The fund currently expects to invest in some or all of the underlying funds described below and may invest in other funds not listed. While the underlying funds are categorized generally as "Equity" (stocks) and "Fixed Income" (bonds), some of the underlying funds invest in a mix of securities of foreign and domestic issuers, investment-grade, and other securities.


4

Equity Underlying Funds  Investment Objective
-----------------------  ---------------------
American Funds          Long-term growth
Insurance Series Global
Discovery Fund
American Funds          Long-term growth
Insurance Series Global
Growth Fund
American Funds          Long-term growth
Insurance Series Global
Small Capitalization
Fund
American Funds          Long-term growth
Insurance Series Growth
Fund
American Funds          Capital appreciation
Insurance Series
International Fund
American Funds          Capital appreciation
Insurance Series New
World Fund (Reg. TM)
American Funds          Capital appreciation
Insurance Series Blue
Chip Income and Growth
Fund
American Funds          Capital appreciation
Insurance Series Global
Growth and Income Fund
American Funds          Capital appreciation
Insurance Series
Growth-Income Fund
American Funds          Capital appreciation
Insurance Series
International Growth
and Income Fundsm
American Funds          Total return
Insurance Series Asset
Allocation Fund

Fixed Income Underlying
         Funds           Investment Objective
-----------------------  ---------------------
American Funds          Current income
Insurance Series Bond
Fund
American Funds          Total return
Insurance Series Global
Bond Fund
American Funds          Current income
Insurance Series
High-Income Bond Fund
American Funds          Current income
Insurance Series U.S.
Government/AAA-Rated
Securities Fund
American Funds          Current income
Insurance Series Cash
Management Fund

Principal Risks

Because the fund invests in the shares of the underlying funds, the fund invests in the same investments as made by the various underlying funds. By investing in the fund, therefore, you assume the same types of risks, either directly or indirectly, as investing in those underlying funds.

The fund's investment strategy is to vary the amount invested among the asset classes of securities over time. The fund is subject to asset allocation risk, which is the risk that the fund may allocate assets to an asset class that underperforms other asset classes. For example, the fund may be overweighted in equity securities when the stock market is falling and the fixed income market is rising.

Equity Investments (Stocks).For underlying funds allocated to equities, the primary risk is that the value of the stocks it holds will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of a fund's stock investments and, therefore, the value of a fund's shares held under your contract to fluctuate, and you could lose money.

Due to their relatively high valuations, growth stocks are typically more volatile than value stocks. The price of a growth stock may experience a larger decline on a forecast of lower earning, a negative fundamental development, or an adverse market development. Further, growth stocks may not pay dividends or may pay lower dividends than value stocks and may be more adversely affected in a down market. The growth style may, over time, go in and out of favor. At times when growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.


Income stock risk is that income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to equities than the LVIP American Balanced Allocation Fund and LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with equities. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with equities than the LVIP American Income Allocation Fund.


Fixed Income Investments (Bonds). For underlying funds allocated to fixed-income, the primary risks are interest rate risk and credit risk. Interest rate risk is the risk that the value of the debt obligations held by the fund and, therefore, the value of the fund's shares will fluctuate with changes in interest rates. These fluctuations can be greater for debt obligations with longer maturities and for mortgage securities. When interest rates rise, debt obligations decline in value, and when interest rates fall, debt securities obligations increase in value. Accordingly, during periods when interest rates are fluctuating, you could lose money investing in the fund.

Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A debt obligation's credit rating reflects the credit risk associated with that debt obligation. Higher-rated debt obligations involve lower credit risk than lower-rated debt obligations. Generally, credit risk is higher for corporate and foreign government debt obligations than for U.S. government securities, and higher still for debt rated below investment grade (high yield bonds). The value of the debt obligations held by a fund and, therefore, the value of the fund's shares, will fluctuate with the changes in the credit ratings of the debt obligations held.

                                                                               5


Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reissue the debt at a lower rate. Call risk leads to reinvestment risk. The bondholder's income may be reduced because the bondholder may have to reinvest the proceeds at lower interest rates.

U.S. Treasury risk is risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

Because the LVIP American Income Allocation Fund has a greater target percentage of assets allocated to fixed income investments than the LVIP American Balanced Allocation Fund and LVIP American Growth Allocation Fund, it will be more susceptible to the risks associated with fixed income investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with fixed income investments than the LVIP American Income Allocation Fund.


Foreign Investments (Equity or Bonds). For underlying funds allocated to foreign securities, additional risks are involved that are not present in U.S. securities. Foreign currency fluctuations or economic, financial or political instability could cause the value of a fund's investments to fluctuate. Foreign investments may be less liquid, and their prices may be more volatile, than comparable investments in securities of U.S. issuers. Investing in foreign securities also involves risks resulting from the reduced availability of public information concerning issuers and the fact that foreign issuers generally are not subject to uniform accounting, auditing, and financial reporting standards or to other regulatory practices and requirements comparable to those applicable to U.S. issuers. The volume of securities transactions effected on foreign markets in most cases remains considerably below that of the U.S. markets. Accordingly, assets allocated to foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers. Foreign brokerage commissions and custodian fees are generally higher than in the U.S.


Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to foreign investments than the LVIP American Balanced Allocation Fund and the LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with foreign investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with foreign investments than the LVIP American Income Allocation Fund.


Non-Diversification. The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

Management and Organization

The fund's business and affairs are managed under the direction of their board of trustees. The board of trustees has the power to amend the fund's bylaws, to declare and pay dividends, and to exercise all the powers of the fund except those granted to the shareholders.

Manager of Managers: The fund employs a "manager of managers" structure. In this regard, the fund has received an exemptive order from the SEC (Release Nos. IC-27512 and 29197) to permit the fund's investment adviser, without further shareholder approval, to enter into and materially amend the sub-advisory agreement with its sub-adviser upon approval of the Trust's Board of Trustees. The SEC order is subject to certain conditions. For example, within ninety days of the hiring of any new sub-adviser, shareholders will be furnished with information that would be included in a proxy statement regarding the new sub-adviser. Moreover, the fund's adviser will not enter into a sub-advisory agreement with any affiliated sub-adviser without shareholder approval. The adviser has ultimate responsibility (subject to Board oversight) to oversee the sub-adviser and to recommend their hiring, termination, and replacement.

Investment Adviser: Lincoln Investment Advisors Corporation (LIA) is the investment adviser to the fund. LIA is a registered investment adviser and wholly-owned subsidiary of Lincoln National Corporation (LNC). LIA's address is One Granite Place, Concord, NH 03301. LIA (or its predecessors) has served as an investment adviser to mutual funds for over 20 years.

LNC is a publicly-held insurance holding company organized under Indiana law. Through its subsidiaries, LNC provides, on a national basis, insurance and financial services.

The Trust has entered into an Investment Management Agreement with LIA. The fund operates as a "fund of funds." In this structure, the fund invests in other mutual funds, which, in turn, invest directly in portfolio securities. The expenses associated with investing in a fund of funds are generally higher than those for funds that do not invest primarily in other mutual funds because shareholders indirectly pay for a portion of the fees and expenses charged at the underlying fund level.

The Investment Adviser its total annual management fee for the most recently completed fiscal year, and portfolio managers are shown below:

6


Adviser                LIA (advisory fee is 0.20% of the fund's average daily net assets, including the advisory fee waiver)
Portfolio Manager(s)   Kevin J. Adamson, CPA and David A. Weiss, CFA are responsible for the day-to-day management of the fund. Mr. Adamson joined the Lincoln organization in 2004 and since that time he has served as Director of Funds Management Operations responsible for managing daily operations. Mr. Adamson has served as
                       Second Vice President of LIA since 2007. Mr. Weiss has been employed with LIA (formerly Jefferson Pilot investment Advisory Corp.) since 2004 and has served as Assistant Vice President of LIA since 2007. Mr.
                       Weiss currently serves as Director of Funds Management Research where he is responsible for leading the due diligence and research efforts for the Trust's investment managers, including oversight of the Trust's asset allocation services.



LIA may hire consultants to assist it in management of the fund. These consultants will not have management discretion over fund assets.


The fund may have a name, investment objective and investment policy that is very similar to certain publicly available mutual funds. The fund will not have the same performance as those publicly available mutual funds. Different performance will result from many factors, including, but not limited to, different cash flows into and out of the fund, different fees, and different asset levels.

A discussion regarding the basis for the Trust's Board of Trustees approving the investment advisory and contract for the fund will be available in the annual report to shareholders for the period ending December 31, 2010.

Pricing of Fund Shares

The fund determines its net asset value per share (NAV) as of close of regular trading (normally 4:00 p.m., New York time) on the New York Stock Exchange
(NYSE) on each day the NYSE is open for trading. The fund determines its NAV by:
  o adding the values of all securities investments and other assets;
  o subtracting liabilities (including dividends payable); and
  o dividing by the number of shares outstanding.

The fund's securities may be traded in other markets on days when the NYSE is closed. Therefore, the fund's NAV may fluctuate on days when you do not have access to the fund to purchase or redeem shares.

The fund typically values its securities investments as follows:
  o equity securities, at their last sale prices on national securities exchanges or over-the-counter, or, in the absence of recorded sales, at the mean between the bid and asked prices on exchanges or over-the-counter; and
  o U.S. Government and Agency securities, at the mean between the bid and asked prices, and other debt securities, at the price established by an independent pricing service.

In certain circumstances, the fund may value its portfolio securities at fair value as estimated in good faith under procedures established by the fund's board of trustees. When the fund uses fair value pricing, it may take into account any factors it deems appropriate. The price of securities used by the fund to calculate its NAV may differ from quoted or published prices for the same securities. Fair value pricing may involve subjective judgments, and it is possible that the fair value determined for a security is materially different than the value that could be realized upon the sale of that security.

The fund anticipates using fair value pricing for securities primarily traded on U.S. exchanges only under very limited circumstances, such as the unexpected early closing of the exchange on which a security is traded or suspension of trading in the security. The fund may use fair value pricing more frequently for securities primarily traded in non-U.S. markets because, among other things, most foreign markets close well before the fund values its securities, normally at 4:00 p.m. Eastern time. The earlier close of these foreign markets gives rise to the possibility that significant events, including broad market moves, may have occurred in the interim. To account for this, the fund may frequently value many foreign equity securities using fair value prices based on third party vendor modeling tools to the extent available.

Purchase and Sale of Fund Shares

The fund sells its shares directly or indirectly to The Lincoln National Life Insurance Company (Lincoln Life), Lincoln Life & Annuity Company of New York
(LNY), and other unaffiliated insurance companies. The insurance companies hold the fund shares in separate accounts (variable accounts) that support various variable annuity contracts and variable life insurance contracts.

The fund sells and redeems its shares, without charge, at their NAV next determined after the fund or its agent receives a purchase or redemption request. The value of shares redeemed may be more or less than original cost.

The fund normally pays for shares redeemed within seven days after the fund receives the redemption request. However, a fund may suspend redemption or postpone payment for any period when (a) the NYSE closes for other than weekends and holidays; (b) the SEC restricts trading on the NYSE; (c) the SEC determines that an emergency exists, so that a fund's disposal of investment securities, or determination of net asset value is not reasonably practicable; or (d) the SEC permits, by order, for the protection of fund shareholders.

                                                                               7

LIA and its affiliates, including Lincoln Financial Distributors, Inc. ("LFD") and/or the fund's sub-adviser, may pay additional compensation (at their own expense and not as an expense of the fund) to certain affiliated or unaffiliated brokers, dealers, or other financial intermediaries (collectively, "financial intermediaries") in connection with the sale or retention of fund shares or insurance products that contain the fund and/or shareholder servicing ("distribution assistance"). The level of payments made to a qualifying financial intermediary in any given year will vary. To the extent permitted by SEC and FINRA rules and other applicable laws and regulations, LFD may pay or allow its affiliates to pay other promotional incentives or payments to financial intermediaries.

If a mutual fund sponsor, distributor or other party makes greater payments to your financial intermediary for distribution assistance than sponsors or distributors of other mutual funds make to your financial intermediary, your financial intermediary and its salespersons may have a financial incentive to favor sales of shares of the mutual fund complex making the higher payments over another mutual fund complex or over other investment options. You should consult with your financial intermediary and review carefully any disclosure provided by such intermediary as to compensation it receives in connection with investment products it recommends or sells to you. In certain instances, the payments could be significant and may cause a conflict of interest for your financial intermediary. Any such payments will not change the net asset value or the price of the fund's shares, as such payments are not made from fund assets.

For more information, please see the Statement of Additional Information.

Market Timing

Frequent, large, or short-term transfers among the funds, such as those associated with "market timing" transactions, may adversely affect the funds and their investment returns. Such transfers may dilute the value of fund shares, interfere with the efficient management of the fund's portfolio, and increase brokerage and administrative costs of the funds. As a result, the funds discourage such trading activity. The risks of frequent trading are more pronounced for funds investing a substantial percentage of assets in overseas markets. This is due to the time differential in pricing between U.S. and overseas markets, which market timers attempt to use to their advantage. As an effort to protect our fund investors and the funds from potentially harmful trading activity, we utilize certain market timing policies and procedures that have been approved by the fund's board of trustees (the "Market Timing Procedures").

The fund reserves the right to reject or restrict any purchase order (including exchanges) from any investor. The fund will exercise this right if, among other things, an investor's trading, in the judgment of the fund, has been or may be disruptive to any fund. In making this judgment, a fund may consider trading done in multiple accounts under common ownership or control.

The fund has entered into an agreement with each insurance company that holds fund shares to help detect and prevent market timing in the fund's shares. The agreement generally requires such insurance company to (i) provide, upon request by the fund, certain identifying and account information regarding contract owners who invest in fund shares through the omnibus account; and (ii) execute instructions from the fund to restrict further purchases or exchanges of fund shares by a contract owner who the fund has identified as a market timer.

The fund may rely on frequent trading policies established by insurance companies that hold shares of the fund in separate accounts to support the insurance contracts. In the event the fund detects potential market timing, the fund will contact the applicable insurance company. In addition to any action taken by the applicable insurance company in response to such market timing activity, the fund may request that the insurance company take additional action, if appropriate, based on the particular circumstances.

Fund investors seeking to engage in frequent, large, or short-term transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect and deter such transfer activity may be limited by operational systems and technological limitations. The identification of fund investors determined to be engaged in such transfer activity that may adversely affect other fund investors involves judgments that are inherently subjective.

As a result of these noted limitations, there is no guarantee that the fund will be able to identify possible market timing activity or that market timing will not occur in the fund. If we are unable to detect market timers, you may experience dilution in the value of your fund shares and increased brokerage and administrative costs in the fund. This may result in lower long-term returns for your investments.

In our sole discretion, we may revise our Market Timing Procedures at any time without prior notice as necessary to better detect and deter frequent, large, or short-term transfer activity to comply with state or federal regulatory requirements, and/or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). We also reserve the right to implement and administer redemption fees imposed by the fund in the future.

Insurance company sponsors of your contract may impose transfer limitations and other limitations designed to curtail market timing. Please refer to the prospectus and SAI for your variable annuity or variable life contract for details.

Portfolio Holdings Disclosure

A description of the fund's policies and procedures with respect to the disclosure of the fund's portfolio securities is available in the fund's Statement of Additional Information.

8

Share Classes and Distribution Arrangements

Each fund offers two classes of shares: the Standard Class and the Service Class. The two classes of shares are identical, except that Service Class shares are subject to a distribution (Rule 12b-1) fee, which has been adopted pursuant to a distribution and service plan (the Plan). The Trust offers shares of beneficial interest to insurance companies for allocation to certain of their variable contracts. The Trust pays the Trust's principal underwriter, Lincoln Financial Distributors, Inc. (LFD) out of the assets of a Service Class, for activities primarily intended to sell Service Class shares or variable contracts offering Service Class shares. LFD pays each third party for these services pursuant to a written agreement with that third party.

The 12b-1 fee may be adjusted by the Trust's board of trustees from time to time. These fees are paid out of the assets of the respective class on an on-going basis, and over time will increase the cost of your investment and may cost you more than when you pay other types of sales charges.

Distribution Policy and Federal Income Tax Considerations

The fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, which requires annual distributions of net investment income and net capital gains to shareholders. Distributions may not be paid in the year income or gains are earned by the fund. The fund may distribute net realized capital gains only once a year. Dividends and capital gain distributions will be automatically reinvested in additional fund shares of the same class of the fund at no charge.

Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

                                                                               9

Financial Highlights

The fund was not available for investment as of the date of this Prospectus. As a result there are no financial highlights available for this fund.

10

General Information
You may examine the registration statements for this fund at the SEC in Washington, D.C. Statements made in the prospectus about any variable annuity contract, variable life insurance contract, or other document referred to in a contract, are not necessarily complete. In each instance, we refer you to the copy of that contract or other document filed as an exhibit to the related registration statement. We qualify each statement in all respects by that reference.

The use of the fund by both annuity and life insurance variable accounts is called mixed funding. Due to differences in redemption rates, tax treatment, or other considerations, the interests of contract owners under the variable life accounts may conflict with those of contract owners under the variable annuity accounts. Violation of the federal tax laws by one variable account investing in the fund could cause the contracts funded through another variable account to lose their tax-deferred status, unless remedial action was taken. The fund's board of trustees will monitor for any material conflicts and determine what action, if any, the fund or a variable account should take.

A conflict could arise that requires a variable account to redeem a substantial amount of assets from the fund. The redemption could disrupt orderly portfolio management to the detriment of those contract owners still investing in the fund. Also, the fund could determine that it has become so large that its size materially impairs investment performance. The fund would then examine its options.


You can find additional information in the fund's statement of additional information (SAI), which is on file with the SEC. The fund incorporates its SAI, dated July 30, 2010, into its prospectus. The fund will provide a free copy of its SAI upon request.


You can find further information about the fund's investments in the fund's annual and semi-annual reports to shareholders, when available. The annual report discusses the market conditions and investment strategies that significantly affected the fund's performance during its last fiscal year. The fund will provide a free copy of its annual and semi-annual report upon request, when available.

The Trust will issue unaudited semi-annual reports showing current investments and other information; and annual financial statements audited by the Trust's independent auditors. For an SAI, annual or semi-annual report, either write The Lincoln National Life Insurance Company, P.O. Box 2340, Fort Wayne, Indiana 46801, or call 1-800-4LINCOLN (454-6265). Also call this number to request other information about the fund, or to make inquiries. The Trust does not maintain an internet website.

You can review and copy information about the fund (including the SAI) at the SEC's public reference room in Washington, D.C. You can get information on the operation of the public reference room by calling the SEC at 1-202-551-8090. You can also get reports and other information about the fund on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. You can get copies of this information, after paying a duplicating fee, by writing the SEC Public Reference Section, Washington, D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov.

                            SEC File No: 811-08090

                Lincoln Variable Insurance Products Trust

                     LVIP American Income Allocation Fund

                Standard Class

                1300 South Clinton Street
                Fort Wayne, Indiana 46802


                Prospectus July 30, 2010


The fund is a series of the Lincoln Variable Insurance Products Trust (referred to as "fund"). Shares of the fund are currently offered only to separate accounts that fund variable annuity and variable life insurance contracts of The Lincoln National Life Insurance Company, its affiliates, and third-party insurance companies. You cannot purchase shares of the fund directly. This prospectus discusses the information about the fund that you should know before choosing to invest your contract assets in the fund.

As with all mutual funds, the Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or any other person to give any information, or to make any representation, other than what this prospectus states.

Table of Contents


Item                                                                                   Page
Summary Section                                                                         1
 Investment Objective                                                                   1
 Fees and Expenses                                                                      1
   Shareholder Fees                                                                     1
   Annual Fund Operating Expenses                                                       1
   Expense Example                                                                      1
   Portfolio Turnover                                                                   1
 Principal Investment Strategies                                                        2
 Principal Risks                                                                        2
 Fund Performance                                                                       3
 Investment Adviser and Sub-Adviser                                                     3
 Tax Information                                                                        3
 Payments to Insurance Companies, Broker-Dealers and other Financial Intermediaries     3
Investment Objective and Principal Investment Strategies                                4
Principal Risks                                                                         5
Management and Organization                                                             6
Pricing of Fund Shares                                                                  7
Purchase and Sale of Fund Shares                                                        7
Market Timing                                                                           8
Portfolio Holdings Disclosure                                                           9
Share Classes and Distribution Arrangements                                             9
Distribution Policy and Federal Income Tax Considerations                               9
Financial Highlights                                                                   10



LVIP American Income Allocation Fund
(Standard Class)

Investment Objective
The investment objective of the LVIP American Income Allocation Fund is to have a high level of current income with some consideration given to growth of capital.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Standard Class shares of the fund. This table does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher.

Shareholder Fees (fees paid directly from your investment)
 Maximum Sales Charge (Load) Imposed on Purchases                                              N/A
 Maximum Deferred Sales Charge (Load)                                                          N/A
 Maximum Sales Charge (Load) Imposed on Reinvested Dividends                                   N/A
 Redemption Fee                                                                                N/A
 Exchange Fee                                                                                  N/A
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of
your investment)
 Management Fee                                                                                 0.25%
 Distribution and/or Service (12b-1) fees                                                       0.00%
 Other Expenses1                                                                                0.23%
 Acquired Fund Fees and Expenses (AFFE)                                                         0.45%
 Total Annual Fund Operating Expenses                                                           0.93%
 Less Fee Waiver and Expense Reimbursement2                                                    (0.18%)
 Net Expenses                                                                                   0.75%

1 Other expenses are based on estimated amounts for the current fiscal year.


2 Lincoln Investment Advisors Corporation (LIA) has contractually agreed to waive the following portion of its advisory fee for the fund: 0.05% of average daily net assets of the fund. The agreement will continue at least through April 30, 2012. LIA has also contractually agreed to reimburse the fund's Standard Class to the extent that the Total Annual Fund Operating Expense (excluding underlying fund fees and expenses) exceeds 0.30% of average daily net assets of the fund. The agreement will continue at least through April 30, 2012.


Expense Example


This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example illustrates the hypothetical expenses that you would incur over the time periods indicated if you invest $10,000 in the fund's shares. The example also assumes that the fund provides a return of 5% a year and that operating expenses remain the same. This example reflects the net operating expenses with fee waiver and expense reimbursement for the one-year contractual period and the total operating expenses without fee waiver and expense reimbursement for the time period shown below. Your actual costs may be higher or lower than this example. This example does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher. The results apply whether or not you redeem your investment at the end of the given period.


 1 year   3 years   5 years   10 years
-------- --------- --------- ---------
   $77      $278   N/A       N/A

1 Only one-year and three-year expenses are shown since the fund is new. The fund will have expenses beyond year three.

Portfolio Turnover

The fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund's performance.

LVIP American Income Allocation Fund                                         1

Principal Investment Strategies

The LVIP American Income Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. The underlying funds will be American Funds Insurance Series (Reg. TM) and American Funds (Reg. TM) retail funds. Under normal circumstances, the fund's investment strategy will be to invest approximately 40% of its assets in underlying funds which invest primarily in equity securities (stocks) and approximately 60% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury. A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income).

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current asset allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.


Principal Risks

All mutual funds carry a certain amount of risk. Accordingly, loss of money is a risk of investing in the fund. Here are specific principal risks of investing in the fund:
 o Market Risk: Prices of securities held by the fund may fall. As a result, your investment may decline in value and you could lose money.
 o Asset Allocation Risk: The fund maintains an asset allocation strategy and the amount invested in various asset classes of securities may change over time. The fund is subject to the risk that the fund may allocate assets to an asset class that underperforms other asset classes.
 o Growth Stocks Risks: Growth stocks have historically been more volatile than value stocks over the long-term. The growth style may, over time, go in and out of favor. At times when the growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.

 o Income Stocks Risks: Income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

 o Interest Rate Risk: The value of debt obligations will typically fluctuate with interest rate changes. These fluctuations can be greater for debt obligations with longer maturities. When interest rates rise, debt obligations will generally decline in value and you could lose money as a result. Periods of declining or low interest rates may negatively impact the fund's yield.
 o Credit Risk: Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A decrease in an issuer's credit rating may cause a decline in the value of the debt obligations held.

 o Call Risk: Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reiusse the debt at a lower rate. This action may reduce a fund's income because the fund may have to reinvest the proceeds at lower interest rates.
 o U.S. Treasury: Risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

 o Foreign Securities Risk: Foreign currency fluctuations and economic or financial instability could cause the value of the fund's foreign investments to fluctuate. Investing in foreign stocks or debt obligations involves the risk of loss from foreign government or political actions. Investing in foreign securities also involves risks resulting from the reduced availability of public information. Foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers.
 o Non-diversification Risk: The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

2  LVIP American Income Allocation Fund

Fund Performance

The fund commenced operations on or about August 13, 2010. Once the fund has at least one calendar year of performance, a bar chart and performance table will be included in the prospectus. Please note that the past performance of the fund is not necessarily an indication of how the fund will perform in the future. Further, the returns shown do not reflect variable contract expenses. If variable contract expenses were included, the returns shown would be lower.

Investment Adviser and Sub-Adviser

Investment Adviser: Lincoln Investment Advisors Corporation


Portfolio Manager(s)   Company Title              Experience w/Fund
---------------------- -------------------------- ------------------
Kevin J. Adamson       Second Vice President      Since July 2010
David A. Weiss         Assistant Vice President   Since July 2010


Tax Information

The fund intends to make distributions to shareholders that may be taxed as ordinary income or capital gains. Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

Payments to Insurance Companies, Broker-Dealers and other Financial
Intermediaries

Shares of the fund are available only through the purchase of variable contracts issued by certain life insurance companies. Parties that are related to the fund (such as the fund's principal underwriter or investment adviser) may pay such insurance companies (or their related companies) for the sale of shares of the fund and related services. These payments may create a conflict of interest and may influence the insurance company to include a fund as an investment option in its variable contracts. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) for the sale and retention of variable contracts which offer fund shares. These payments may create a conflict of interest by influencing the broker-dealers or other financial intermediaries to recommend variable contracts which offer fund shares. The prospectus or other disclosure documents for the variable contracts may contain additional information about these payments.

LVIP American Income Allocation Fund                                         3

Investment Objective and Principal Investment Strategies
The investment objective of the LVIP American Income Allocation Fund is to have a high level of current income with some consideration given to growth of capital. This objective is non-fundamental and may be changed without shareholder approval. The fund will be "non-diversified" as defined in the Investment Company Act of 1940.

The LVIP American Income Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in other mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. Under normal circumstances, the fund's investment strategy will be to invest approximately 40% of its assets are in underlying funds which invest primarily in equity securities (stocks) and approximately 60% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury. A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income). Descriptions of the investments for the underlying funds within each asset class are listed below:

Growth Stocks: Growth stocks are stocks of companies that appear to offer superior opportunities for growth of capital. Growth companies typically pay little or no dividends.

Income Stocks: Income stocks are stocks of companies with a history of paying dividends.

Fixed Income Investments (bonds): Investment grade bonds include securities issued and guaranteed by the U.S. and other governments, securities backed by mortgage and other assets, and securities that are rated Aaa by Moody's Investors Service or AAA by Standard & Poor's Corporation or unrated but determined to be of equivalent quality by the underlying fund's investment adviser.

Foreign Securities: Foreign (international) securities are securities of companies organized, or having a majority of their assets, or earning a majority of their operating income, outside of the United States.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment strategy, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.

In response to market, economic, political, or other conditions, the fund may temporarily use a different investment strategy or take temporary defensive positions that are inconsistent with the fund's principal investment strategies. If the fund does so, different factors could affect fund performance and the fund may not achieve its investment objective.


What are the Underlying Funds?


The fund operates its "fund of funds" structure in reliance on certain federal securities laws that generally permit a fund to invest in other affiliated funds. The fund has received an exemptive order from the SEC (Release No. 29196) to permit the fund to invest in non-affiliated funds without limitation, securities and other investments subject to certain conditions.

The Fund will invest its assets in American Funds Insurance Series (Reg. TM) Class 1 shares and American Funds Class F-2 retail fund shares. The American Funds Insurance Series has not adopted a plan of distribution or a 12b-1 Plan for Class 1 shares. Likewise, American Funds Class F-2 retail fund shares have not adopted a plan of distribution or 12b-1 Plan. Thus, the underlying funds will not pay 12b-1 fees.


The relative weightings for the fund in the various underlying funds will vary over time, and the fund is not required to invest in any particular underlying fund or in any particular percentage. The portfolio manager may add, eliminate or replace underlying funds at any time and may invest in non-affiliated funds or other types of investment securities, as described above, all without prior notice to shareholders.


The fund currently expects to invest in some or all of the underlying funds described below and may invest in other funds not listed. While the underlying funds are categorized generally as "Equity" (stocks) and "Fixed Income" (bonds), some of the underlying funds invest in a mix of securities of foreign and domestic issuers, investment-grade, and other securities.


4

Equity Underlying Funds  Investment Objective
-----------------------  ---------------------
American Funds          Long-term growth
Insurance Series Global
Discovery Fund
American Funds          Long-term growth
Insurance Series Global
Growth Fund
American Funds          Long-term growth
Insurance Series Global
Small Capitalization
Fund
American Funds          Long-term growth
Insurance Series Growth
Fund
American Funds          Capital appreciation
Insurance Series
International Fund
American Funds          Capital appreciation
Insurance Series New
World Fund (Reg. TM)
American Funds          Capital appreciation
Insurance Series Blue
Chip Income and Growth
Fund
American Funds          Capital appreciation
Insurance Series Global
Growth and Income Fund
American Funds          Capital appreciation
Insurance Series
Growth-Income Fund
American Funds          Capital appreciation
Insurance Series
International Growth
and Income Fundsm
American Funds          Total return
Insurance Series Asset
Allocation Fund

Fixed Income Underlying
         Funds           Investment Objective
-----------------------  ---------------------
American Funds          Current income
Insurance Series Bond
Fund
American Funds          Total return
Insurance Series Global
Bond Fund
American Funds          Current income
Insurance Series
High-Income Bond Fund
American Funds          Current income
Insurance Series U.S.
Government/AAA-Rated
Securities Fund
American Funds          Current income
Insurance Series Cash
Management Fund

Principal Risks

Because the fund invests in the shares of the underlying funds, the fund invests in the same investments as made by the various underlying funds. By investing in the fund, therefore, you assume the same types of risks, either directly or indirectly, as investing in those underlying funds.

The fund's investment strategy is to vary the amount invested among the asset classes of securities over time. The fund is subject to asset allocation risk, which is the risk that the fund may allocate assets to an asset class that underperforms other asset classes. For example, the fund may be overweighted in equity securities when the stock market is falling and the fixed income market is rising.

Equity Investments (Stocks). For underlying funds allocated to equities, the primary risk is that the value of the stocks it holds will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of a fund's stock investments and, therefore, the value of a fund's shares held under your contract to fluctuate, and you could lose money.

Due to their relatively high valuations, growth stocks are typically more volatile than value stocks. The price of a growth stock may experience a larger decline on a forecast of lower earning, a negative fundamental development, or an adverse market development. Further, growth stocks may not pay dividends or may pay lower dividends than value stocks and may be more adversely affected in a down market. The growth style may, over time, go in and out of favor. At times when growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.


Income stock risk is that income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to equities than the LVIP American Balanced Allocation Fund and LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with equities. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with equities than the LVIP American Income Allocation Fund.


Fixed Income Investments (Bonds). For underlying funds allocated to fixed-income, the primary risks are interest rate risk and credit risk. Interest rate risk is the risk that the value of the debt obligations held by the fund and, therefore, the value of the fund's shares will fluctuate with changes in interest rates. These fluctuations can be greater for debt obligations with longer maturities and for mortgage securities. When interest rates rise, debt obligations decline in value, and when interest rates fall, debt securities obligations increase in value. Accordingly, during periods when interest rates are fluctuating, you could lose money investing in the fund.

Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A debt obligation's credit rating reflects the credit risk associated with that debt obligation. Higher-rated debt obligations involve lower credit risk than lower-rated debt obligations. Generally, credit risk is higher for corporate and foreign government debt obligations than for U.S. government securities, and higher still for debt rated below investment grade (high yield bonds). The value of the debt obligations held by a fund and, therefore, the value of the fund's shares, will fluctuate with the changes in the credit ratings of the debt obligations held.

                                                                               5


Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reissue the debt at a lower rate. Call risk leads to reinvestment risk. The bondholder's income may be reduced because the bondholder may have to reinvest the proceeds at lower interest rates.

U.S. Treasury risk is the risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

Because the LVIP American Income Allocation Fund has a greater target percentage of assets allocated to fixed income investments than the LVIP American Balanced Allocation Fund and LVIP American Growth Allocation Fund, it will be more susceptible to the risks associated with fixed income investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with fixed income investments than the LVIP American Income Allocation Fund.


Foreign Investments (Equity or Bonds). For underlying funds allocated to foreign securities, additional risks are involved that are not present in U.S. securities. Foreign currency fluctuations or economic, financial or political instability could cause the value of a fund's investments to fluctuate. Foreign investments may be less liquid, and their prices may be more volatile, than comparable investments in securities of U.S. issuers. Investing in foreign securities also involves risks resulting from the reduced availability of public information concerning issuers and the fact that foreign issuers generally are not subject to uniform accounting, auditing, and financial reporting standards or to other regulatory practices and requirements comparable to those applicable to U.S. issuers. The volume of securities transactions effected on foreign markets in most cases remains considerably below that of the U.S. markets. Accordingly, assets allocated to foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers. Foreign brokerage commissions and custodian fees are generally higher than in the U.S.


Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to foreign investments than the LVIP American Balanced Allocation Fund and the LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with foreign investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with foreign investments than the LVIP American Income Allocation Fund.


Non-Diversification. The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

Management and Organization

The fund's business and affairs are managed under the direction of their board of trustees. The board of trustees has the power to amend the fund's bylaws, to declare and pay dividends, and to exercise all the powers of the fund except those granted to the shareholders.

Manager of Managers: The fund employs a "manager of managers" structure. In this regard, the fund has received an exemptive order from the SEC (Release Nos. IC-27512 and 29197) to permit the fund's investment adviser, without further shareholder approval, to enter into and materially amend the sub-advisory agreement with its sub-adviser upon approval of the Trust's Board of Trustees. The SEC order is subject to certain conditions. For example, within ninety days of the hiring of any new sub-adviser, shareholders will be furnished with information that would be included in a proxy statement regarding the new sub-adviser. Moreover, the fund's adviser will not enter into a sub-advisory agreement with any affiliated sub-adviser without shareholder approval. The adviser has ultimate responsibility (subject to Board oversight) to oversee the sub-adviser and to recommend their hiring, termination, and replacement.

Investment Adviser: Lincoln Investment Advisors Corporation (LIA) is the investment adviser to the fund. LIA is a registered investment adviser and wholly-owned subsidiary of Lincoln National Corporation (LNC). LIA's address is One Granite Place, Concord, NH 03301. LIA (or its predecessors) has served as an investment adviser to mutual funds for over 20 years.

LNC is a publicly-held insurance holding company organized under Indiana law. Through its subsidiaries, LNC provides, on a national basis, insurance and financial services.

The Trust has entered into an Investment Management Agreement with LIA. The fund operates as a "fund of funds." In this structure, the fund invests in other mutual funds, which, in turn, invest directly in portfolio securities. The expenses associated with investing in a fund of funds are generally higher than those for funds that do not invest primarily in other mutual funds because shareholders indirectly pay for a portion of the fees and expenses charged at the underlying fund level.

The Investment Adviser its total annual management fee for the most recently completed fiscal year, and portfolio managers are shown below:

6


Adviser                LIA (advisory fee is 0.20% of the fund's average daily net assets, including the advisory fee waiver)
Portfolio Manager(s)   Kevin J. Adamson, CPA and David A. Weiss, CFA are responsible for the day-to-day management of the fund. Mr. Adamson joined the Lincoln organization in 2004 and since that time he has served as Director of Funds Management Operations responsible for managing daily operations. Mr. Adamson has served as
                       Second Vice President of LIA since 2007. Mr. Weiss has been employed with LIA (formerly Jefferson Pilot investment Advisory Corp.) since 2004 and has served as Assistant Vice President of LIA since 2007. Mr.
                       Weiss currently serves as Director of Funds Management Research where he is responsible for leading the due diligence and research efforts for the Trust's investment managers, including oversight of the Trust's asset allocation services.



LIA may hire consultants to assist it in management of the fund. These consultants will not have management discretion over fund assets.


The fund may have a name, investment objective and investment policy that is very similar to certain publicly available mutual funds that are managed by the same sub-adviser. The fund will not have the same performance as those publicly available mutual funds. Different performance will result from many factors, including, but not limited to, different cash flows into and out of the fund, different fees, and different asset levels.

A discussion regarding the basis for the Trust's Board of Trustees approving the investment advisory and contract for the fund will be available in the annual report to shareholders for the period ending December 31, 2010.

Pricing of Fund Shares

The fund determines its net asset value per share (NAV) as of close of regular trading (normally 4:00 p.m., New York time) on the New York Stock Exchange
(NYSE) on each day the NYSE is open for trading. The fund determines its NAV by:
  o adding the values of all securities investments and other assets;
  o subtracting liabilities (including dividends payable); and
  o dividing by the number of shares outstanding.

The fund's securities may be traded in other markets on days when the NYSE is closed. Therefore, the fund's NAV may fluctuate on days when you do not have access to the fund to purchase or redeem shares.

The fund typically values its securities investments as follows:
  o equity securities, at their last sale prices on national securities exchanges or over-the-counter, or, in the absence of recorded sales, at the mean between the bid and asked prices on exchanges or over-the-counter; and
  o U.S. Government and Agency securities, at the mean between the bid and asked prices, and other debt securities, at the price established by an independent pricing service.

In certain circumstances, the fund may value its portfolio securities at fair value as estimated in good faith under procedures established by the fund's board of trustees. When the fund uses fair value pricing, it may take into account any factors it deems appropriate. The price of securities used by the fund to calculate its NAV may differ from quoted or published prices for the same securities. Fair value pricing may involve subjective judgments, and it is possible that the fair value determined for a security is materially different than the value that could be realized upon the sale of that security.

The fund anticipates using fair value pricing for securities primarily traded on U.S. exchanges only under very limited circumstances, such as the unexpected early closing of the exchange on which a security is traded or suspension of trading in the security. The fund may use fair value pricing more frequently for securities primarily traded in non-U.S. markets because, among other things, most foreign markets close well before the fund values its securities, normally at 4:00 p.m. Eastern time. The earlier close of these foreign markets gives rise to the possibility that significant events, including broad market moves, may have occurred in the interim. To account for this, the fund may frequently value many foreign equity securities using fair value prices based on third party vendor modeling tools to the extent available.

Purchase and Sale of Fund Shares

The fund sells its shares directly or indirectly to The Lincoln National Life Insurance Company (Lincoln Life), Lincoln Life & Annuity Company of New York
(LNY), and other unaffiliated insurance companies. The insurance companies hold the fund shares in separate accounts (variable accounts) that support various variable annuity contracts and variable life insurance contracts.

The fund sells and redeems its shares, without charge, at their NAV next determined after the fund or its agent receives a purchase or redemption request. The value of shares redeemed may be more or less than original cost.

The fund normally pays for shares redeemed within seven days after the fund receives the redemption request. However, a fund may suspend redemption or postpone payment for any period when (a) the NYSE closes for other than weekends and holidays; (b) the

                                                                               7

SEC restricts trading on the NYSE; (c) the SEC determines that an emergency exists, so that a fund's disposal of investment securities, or determination of net asset value is not reasonably practicable; or (d) the SEC permits, by order, for the protection of fund shareholders.

LIA and its affiliates, including Lincoln Financial Distributors, Inc. ("LFD") and/or the fund's sub-adviser, may pay additional compensation (at their own expense and not as an expense of the fund) to certain affiliated or unaffiliated brokers, dealers, or other financial intermediaries (collectively, "financial intermediaries") in connection with the sale or retention of fund shares or insurance products that contain the fund and/or shareholder servicing ("distribution assistance"). The level of payments made to a qualifying financial intermediary in any given year will vary. To the extent permitted by SEC and FINRA rules and other applicable laws and regulations, LFD may pay or allow its affiliates to pay other promotional incentives or payments to financial intermediaries.

If a mutual fund sponsor, distributor or other party makes greater payments to your financial intermediary for distribution assistance than sponsors or distributors of other mutual funds make to your financial intermediary, your financial intermediary and its salespersons may have a financial incentive to favor sales of shares of the mutual fund complex making the higher payments over another mutual fund complex or over other investment options. You should consult with your financial intermediary and review carefully any disclosure provided by such intermediary as to compensation it receives in connection with investment products it recommends or sells to you. In certain instances, the payments could be significant and may cause a conflict of interest for your financial intermediary. Any such payments will not change the net asset value or the price of the fund's shares, as such payments are not made from fund assets.

For more information, please see the Statement of Additional Information.

Market Timing

Frequent, large, or short-term transfers among the funds, such as those associated with "market timing" transactions, may adversely affect the funds and their investment returns. Such transfers may dilute the value of fund shares, interfere with the efficient management of the fund's portfolio, and increase brokerage and administrative costs of the funds. As a result, the funds discourage such trading activity. The risks of frequent trading are more pronounced for funds investing a substantial percentage of assets in overseas markets. This is due to the time differential in pricing between U.S. and overseas markets, which market timers attempt to use to their advantage. As an effort to protect our fund investors and the funds from potentially harmful trading activity, we utilize certain market timing policies and procedures that have been approved by the fund's board of trustees (the "Market Timing Procedures").

The fund reserves the right to reject or restrict any purchase order (including exchanges) from any investor. The fund will exercise this right if, among other things, an investor's trading, in the judgment of the fund, has been or may be disruptive to any fund. In making this judgment, a fund may consider trading done in multiple accounts under common ownership or control.

The fund has entered into an agreement with each insurance company that holds fund shares to help detect and prevent market timing in the fund's shares. The agreement generally requires such insurance company to (i) provide, upon request by the fund, certain identifying and account information regarding contract owners who invest in fund shares through the omnibus account; and (ii) execute instructions from the fund to restrict further purchases or exchanges of fund shares by a contract owner who the fund has identified as a market timer.

The fund may rely on frequent trading policies established by insurance companies that hold shares of the fund in separate accounts to support the insurance contracts. In the event the fund detects potential market timing, the fund will contact the applicable insurance company. In addition to any action taken by the applicable insurance company in response to such market timing activity, the fund may request that the insurance company take additional action, if appropriate, based on the particular circumstances.

Fund investors seeking to engage in frequent, large, or short-term transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect and deter such transfer activity may be limited by operational systems and technological limitations. The identification of fund investors determined to be engaged in such transfer activity that may adversely affect other fund investors involves judgments that are inherently subjective.

As a result of these noted limitations, there is no guarantee that the fund will be able to identify possible market timing activity or that market timing will not occur in the fund. If we are unable to detect market timers, you may experience dilution in the value of your fund shares and increased brokerage and administrative costs in the fund. This may result in lower long-term returns for your investments.

In our sole discretion, we may revise our Market Timing Procedures at any time without prior notice as necessary to better detect and deter frequent, large, or short-term transfer activity to comply with state or federal regulatory requirements, and/or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). We also reserve the right to implement and administer redemption fees imposed by the fund in the future.

Insurance company sponsors of your contract may impose transfer limitations and other limitations designed to curtail market timing. Please refer to the prospectus and SAI for your variable annuity or variable life contract for details.

8

Portfolio Holdings Disclosure

A description of the fund's policies and procedures with respect to the disclosure of the fund's portfolio securities is available in the fund's Statement of Additional Information.

Share Classes and Distribution Arrangements

The fund offers two classes of shares: the Standard Class and the Service Class. The two classes of shares are identical, except that Service Class shares are subject to a distribution (Rule 12b-1) fee, which is described in the prospectus offering Service Class shares. This prospectus only offers Standard Class shares.

Distribution Policy and Federal Income Tax Considerations

The fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, which requires annual distributions of net investment income and net capital gains to shareholders. Distributions may not be paid in the year income or gains are earned by the fund. The fund may distribute net realized capital gains only once a year. Dividends and capital gain distributions will be automatically reinvested in additional fund shares of the same class of the fund at no charge.

Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

                                                                               9

Financial Highlights

The fund was not available for investment as of the date of this Prospectus. As a result there are no financial highlights available for this fund.

10

General Information
You may examine the registration statements for this fund at the SEC in Washington, D.C. Statements made in the prospectus about any variable annuity contract, variable life insurance contract, or other document referred to in a contract, are not necessarily complete. In each instance, we refer you to the copy of that contract or other document filed as an exhibit to the related registration statement. We qualify each statement in all respects by that reference.

The use of the fund by both annuity and life insurance variable accounts is called mixed funding. Due to differences in redemption rates, tax treatment, or other considerations, the interests of contract owners under the variable life accounts may conflict with those of contract owners under the variable annuity accounts. Violation of the federal tax laws by one variable account investing in the fund could cause the contracts funded through another variable account to lose their tax-deferred status, unless remedial action was taken. The fund's board of trustees will monitor for any material conflicts and determine what action, if any, the fund or a variable account should take.

A conflict could arise that requires a variable account to redeem a substantial amount of assets from the fund. The redemption could disrupt orderly portfolio management to the detriment of those contract owners still investing in the fund. Also, the fund could determine that it has become so large that its size materially impairs investment performance. The fund would then examine its options.


You can find additional information in the fund's statement of additional information (SAI), which is on file with the SEC. The fund incorporates its SAI, dated July 30, 2010, into its prospectus. The fund will provide a free copy of its SAI upon request.


You can find further information about the fund's investments in the fund's annual and semi-annual reports to shareholders, when available. The annual report discusses the market conditions and investment strategies that significantly affected the fund's performance during its last fiscal year. The fund will provide a free copy of its annual and semi-annual report upon request, when available.

The Trust will issue unaudited semi-annual reports showing current investments and other information; and annual financial statements audited by the Trust's independent auditors. For an SAI, annual or semi-annual report, either write The Lincoln National Life Insurance Company, P.O. Box 2340, Fort Wayne, Indiana 46801, or call 1-800-4LINCOLN (454-6265). Also call this number to request other information about the fund, or to make inquiries. The Trust does not maintain an internet website.

You can review and copy information about the fund (including the SAI) at the SEC's public reference room in Washington, D.C. You can get information on the operation of the public reference room by calling the SEC at 1-202-551-8090. You can also get reports and other information about the fund on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. You can get copies of this information, after paying a duplicating fee, by writing the SEC Public Reference Section, Washington, D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov.

                            SEC File No: 811-08090

                Lincoln Variable Insurance Products Trust

                     LVIP American Income Allocation Fund

                Service Class

                1300 South Clinton Street
                Fort Wayne, Indiana 46802


                Prospectus July 30, 2010


The fund is a series of the Lincoln Variable Insurance Products Trust (referred to as "fund"). Shares of the fund are currently offered only to separate accounts that fund variable annuity and variable life insurance contracts of The Lincoln National Life Insurance Company, its affiliates, and third-party insurance companies. You cannot purchase shares of the fund directly. This prospectus discusses the information about the fund that you should know before choosing to invest your contract assets in the fund.

As with all mutual funds, the Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or any other person to give any information, or to make any representation, other than what this prospectus states.

Table of Contents


Item                                                                                   Page
Summary Section                                                                         1
 Investment Objective                                                                   1
 Fees and Expenses                                                                      1
   Shareholder Fees                                                                     1
   Annual Fund Operating Expenses                                                       1
   Expense Example                                                                      1
   Portfolio Turnover                                                                   1
 Principal Investment Strategies                                                        2
 Principal Risks                                                                        2
 Fund Performance                                                                       3
 Investment Adviser and Sub-Adviser                                                     3
 Tax Information                                                                        3
 Payments to Insurance Companies, Broker-Dealers and other Financial Intermediaries     3
Investment Objective and Principal Investment Strategies                                4
Principal Risks                                                                         5
Management and Organization                                                             6
Pricing of Fund Shares                                                                  7
Purchase and Sale of Fund Shares                                                        7
Market Timing                                                                           8
Portfolio Holdings Disclosure                                                           9
Share Classes and Distribution Arrangements                                             9
Distribution Policy and Federal Income Tax Considerations                               9
Financial Highlights                                                                   10



LVIP American Income Allocation Fund
(Service Class)

Investment Objective
The investment objective of the LVIP American Income Allocation Fund is to have a high level of current income with some consideration given to growth of capital.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Service Class shares of the fund. This table does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher.

Shareholder Fees (fees paid directly from your investment)
 Maximum Sales Charge (Load) Imposed on Purchases                                              N/A
 Maximum Deferred Sales Charge (Load)                                                          N/A
 Maximum Sales Charge (Load) Imposed on Reinvested Dividends                                   N/A
 Redemption Fee                                                                                N/A
 Exchange Fee                                                                                  N/A
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of
your investment)
 Management Fee                                                                                 0.25%
 Distribution and/or Service (12b-1) fees                                                       0.35%
 Other Expenses1                                                                                0.23%
 Acquired Fund Fees and Expenses (AFFE)                                                         0.45%
 Total Annual Fund Operating Expenses                                                           1.28%
 Less Fee Waiver and Expense Reimbursement2                                                    (0.18%)
 Net Expenses                                                                                   1.10%

1 Other expenses are based on estimated amounts for the current fiscal year.

2


LIncoln Investment Advisors Corporation (LIA) has contractually agreed to waive the following portion of its advisory fee for the fund: 0.05% of average daily net assets of the fund. The agreement will continue at least through April 30, 2012. LIA has also contractually agreed to reimburse the fund's Service Class to the extent that the Total Annual Fund Operating Expense (excluding underlying fund fees and expenses) exceeds 0.65% of average daily net assets of the Fund. The agreement will continue at least through April 30, 2012.


Expense Example


This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example illustrates the hypothetical expenses that you would incur over the time periods indicated if you invest $10,000 in the fund's shares. The example also assumes that the fund provides a return of 5% a year and that operating expenses remain the same. This example reflects the net operating expenses with fee waiver and expense reimbursement for the one-year contractual period and the total operating expenses without fee waiver and expense reimbursement for the time period shown below. Your actual costs may be higher or lower than this example. This example does not reflect any variable contract expenses. If variable contract expenses were included, the expenses shown would be higher. The results apply whether or not you redeem your investment at the end of the given period.


 1 year   3 years   5 years   10 years
-------- --------- --------- ---------
   $112     $388   N/A       N/A

1 Only one-year and three-year expenses are shown since the fund is new. The fund will have expenses beyond year three.

Portfolio Turnover

The fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund's performance.

LVIP American Income Allocation Fund                                         1

Principal Investment Strategies

The LVIP American Income Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. The underlying funds will be American Funds Insurance Series (Reg. TM) and American Funds (Reg. TM) retail funds. Under normal circumstances, the fund's investment strategy will be to invest approximately 40% of its assets in underlying funds which invest primarily in equity securities (stocks) and approximately 60% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury. A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income).

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment objective, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current asset allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.


Principal Risks

All mutual funds carry a certain amount of risk. Accordingly, loss of money is a risk of investing in the fund. Here are specific principal risks of investing in the fund:
 o Market Risk: Prices of securities held by the fund may fall. As a result, your investment may decline in value and you could lose money.
 o Asset Allocation Risk: The fund maintains an asset allocation strategy and the amount invested in various asset classes of securities may change over time. The fund is subject to the risk that the fund may allocate assets to an asset class that underperforms other asset classes.
 o Growth Stocks Risks: Growth stocks have historically been more volatile than value stocks over the long-term. The growth style may, over time, go in and out of favor. At times when the growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.

 o Income Stocks Risks: Income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

 o Interest Rate Risk: The value of debt obligations will typically fluctuate with interest rate changes. These fluctuations can be greater for debt obligations with longer maturities. When interest rates rise, debt obligations will generally decline in value and you could lose money as a result. Periods of declining or low interest rates may negatively impact the fund's yield.
 o Credit Risk: Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A decrease in an issuer's credit rating may cause a decline in the value of the debt obligations held.

 o Call Risk: Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reiusse the debt at a lower rate. This action may reduce a fund's income because the fund may have to reinvest the proceeds at lower interest rates.
 o U.S. Treasury: Risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

 o Foreign Securities Risk: Foreign currency fluctuations and economic or financial instability could cause the value of the fund's foreign investments to fluctuate. Investing in foreign stocks or debt obligations involves the risk of loss from foreign government or political actions. Investing in foreign securities also involves risks resulting from the reduced availability of public information. Foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers.
 o Non-diversification Risk: The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.


Because the fund has a greater percentage allocated to fixed income investments than the LVIP American Balanced Allocation Fund and the LVIP American Growth Allocation Fund, it will be more susceptible to the risks associated with fixed income investments.


2  LVIP American Income Allocation Fund

Fund Performance

The fund commenced operations on or about August 13, 2010. Once the fund has at least one calendar year of performance, a bar chart and performance table will be included in the prospectus. Please note that the past performance of the fund is not necessarily an indication of how the fund will perform in the future. Further, the returns shown do not reflect variable contract expenses. If variable contract expenses were included, the returns shown would be lower.

Investment Adviser and Sub-Adviser

Investment Adviser: Lincoln Investment Advisors Corporation


Portfolio Manager(s)   Company Title              Experience w/Fund
---------------------- -------------------------- ------------------
Kevin J. Adamson       Second Vice President      Since July 2010
David A. Weiss         Assistant Vice President   Since July 2010


Tax Information

The fund intends to make distributions to shareholders that may be taxed as ordinary income or capital gains. Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

Payments to Insurance Companies, Broker-Dealers and other Financial
Intermediaries

Shares of the fund are available only through the purchase of variable contracts issued by certain life insurance companies. Parties that are related to the fund (such as the fund's principal underwriter or investment adviser) may pay such insurance companies (or their related companies) for the sale of shares of the fund and related services. These payments may create a conflict of interest and may influence the insurance company to include a fund as an investment option in its variable contracts. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) for the sale and retention of variable contracts which offer fund shares. These payments may create a conflict of interest by influencing the broker-dealers or other financial intermediaries to recommend variable contracts which offer fund shares. The prospectus or other disclosure documents for the variable contracts may contain additional information about these payments.

LVIP American Income Allocation Fund                                         3

Investment Objective and Principal Investment Strategies
The investment objective of the LVIP American Income Allocation Fund is to have a high level of current income with some consideration given to growth of capital. This objective is non-fundamental and may be changed without shareholder approval. The fund will be "non-diversified" as defined in the Investment Company Act of 1940.

The LVIP American Income Allocation Fund operates under a fund of funds structure. The fund invests substantially all of its assets in other mutual funds (underlying funds) which, in turn, invest in equity (stocks) and/or fixed income (bonds) securities. Under normal circumstances, the fund's investment strategy will be to invest approximately 40% of its assets are in underlying funds which invest primarily in equity securities (stocks) and approximately 60% of its assets are in underlying funds which invest primarily in fixed income securities (bonds).


The adviser develops the fund's asset allocation strategy based on the fund's investment strategy. The fund's largest allocation will be to underlying funds that primarily invest in domestic and foreign fixed income securities (bonds), including securities backed by the U.S. Treasury. A smaller allocation will be made to underlying funds that primarily invest in domestic and foreign equity securities (stocks) that demonstrate the potential for appreciation (growth) and/or dividends (income). Descriptions of the investments for the underlying funds within each asset class are listed below:

Growth Stocks: Growth stocks are stocks of companies that appear to offer superior opportunities for growth of capital. Growth companies typically pay little or no dividends.

Income Stocks: Income stocks are stocks of companies with a history of paying dividends.

Fixed Income Investments (bonds): Investment grade bonds include securities issued and guaranteed by the U.S. and other governments, securities backed by mortgage and other assets, and securities that are rated Aaa by Moody's Investors Service or AAA by Standard & Poor's Corporation or unrated but determined to be of equivalent quality by the underlying fund's investment adviser.

Foreign Securities: Foreign (international) securities are securities of companies organized, or having a majority of their assets, or earning a majority of their operating income, outside of the United States.

On at least an annual basis, the adviser will reassess and make any necessary revisions in the fund's asset allocation strategy consistent with the fund's investment strategy, including revising the asset class weightings and adding underlying funds to or removing underlying funds from the asset allocation strategy. The adviser will also periodically rebalance the weightings in the underlying funds held by the fund to the current allocation strategy. In general, the adviser does not anticipate making frequent changes in the asset allocation strategy and will not attempt to time the market.

The adviser uses various analytical tools and third party research to analyze global capital markets and underlying funds on such factors as style, performance, risk characteristics, correlation and interaction among each of the underlying funds to construct portfolios. The underlying fund selection is made based on the fund's particular asset allocation strategy, the adviser's desired asset class exposures and the investment styles of the underlying funds. The adviser also considers the portfolio characteristics and risk profile for each underlying fund over various periods and market environments to assess each underlying fund's suitability as an investment for the fund.

In response to market, economic, political, or other conditions, the fund may temporarily use a different investment strategy or take temporary defensive positions that are inconsistent with the fund's principal investment strategies. If the fund does so, different factors could affect fund performance and the fund may not achieve its investment objective.


What are the Underlying Funds?


The fund operates its "fund of funds" structure in reliance on certain federal securities laws that generally permit a fund to invest in other affiliated funds. The fund has received an exemptive order from the SEC (Release No. 29196) to permit the fund to invest in non-affiliated funds without limitation, securities and other investments subject to certain conditions.

The Fund will invest its assets in American Funds Insurance Series (Reg. TM) Class 1 shares and American Funds Class F-2 retail fund shares. The American Funds Insurance Series has not adopted a plan of distribution or a 12b-1 Plan for Class 1 shares. Likewise, American Funds Class F-2 retail fund shares have not adopted a plan of distribution or 12b-1 Plan. Thus, the underlying funds will not pay 12b-1 fees.


The relative weightings for the fund in the various underlying funds will vary over time, and the fund is not required to invest in any particular underlying fund or in any particular percentage. The portfolio manager may add, eliminate or replace underlying funds at any time and may invest in non-affiliated funds or other types of investment securities, as described above, all without prior notice to shareholders.


The fund currently expects to invest in some or all of the underlying funds described below and may invest in other funds not listed. While the underlying funds are categorized generally as "Equity" (stocks) and "Fixed Income" (bonds), some of the underlying funds invest in a mix of securities of foreign and domestic issuers, investment-grade, and other securities.


4

Equity Underlying Funds  Investment Objective
-----------------------  ---------------------
American Funds          Long-term growth
Insurance Series Global
Discovery Fund
American Funds          Long-term growth
Insurance Series Global
Growth Fund
American Funds          Long-term growth
Insurance Series Global
Small Capitalization
Fund
American Funds          Long-term growth
Insurance Series Growth
Fund
American Funds          Capital appreciation
Insurance Series
International Fund
American Funds          Capital appreciation
Insurance Series New
World Fund (Reg. TM)
American Funds          Capital appreciation
Insurance Series Blue
Chip Income and Growth
Fund
American Funds          Capital appreciation
Insurance Series Global
Growth and Income Fund
American Funds          Capital appreciation
Insurance Series
Growth-Income Fund
American Funds          Capital appreciation
Insurance Series
International Growth
and Income Fundsm
American Funds          Total return
Insurance Series Asset
Allocation Fund

Fixed Income Underlying
         Funds           Investment Objective
-----------------------  ---------------------
American Funds          Current income
Insurance Series Bond
Fund
American Funds          Total return
Insurance Series Global
Bond Fund
American Funds          Current income
Insurance Series
High-Income Bond Fund
American Funds          Current income
Insurance Series U.S.
Government/AAA-Rated
Securities Fund
American Funds          Current income
Insurance Series Cash
Management Fund

Principal Risks

Because the fund invests in the shares of the underlying funds, the fund invests in the same investments as made by the various underlying funds. By investing in the fund, therefore, you assume the same types of risks, either directly or indirectly, as investing in those underlying funds.

The fund's investment strategy is to vary the amount invested among the asset classes of securities over time. The fund is subject to asset allocation risk, which is the risk that the fund may allocate assets to an asset class that underperforms other asset classes. For example, the fund may be overweighted in equity securities when the stock market is falling and the fixed income market is rising.

Equity Investments (Stocks). For underlying funds allocated to equities, the primary risk is that the value of the stocks it holds will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of a fund's stock investments and, therefore, the value of a fund's shares held under your contract to fluctuate, and you could lose money.

Due to their relatively high valuations, growth stocks are typically more volatile than value stocks. The price of a growth stock may experience a larger decline on a forecast of lower earning, a negative fundamental development, or an adverse market development. Further, growth stocks may not pay dividends or may pay lower dividends than value stocks and may be more adversely affected in a down market. The growth style may, over time, go in and out of favor. At times when growth investing style is out of favor, the fund may underperform other equity funds that use different investment styles.


Income stock risk is that income provided by the fund may be affected by changes in the dividend policies of the companies in which the fund invests and the capital resources available for such payments at such companies.

Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to equities than the LVIP American Balanced Allocation Fund and LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with equities. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with equities than the LVIP American Income Allocation Fund.


Fixed Income Investments (Bonds). For underlying funds allocated to fixed-income, the primary risks are interest rate risk and credit risk. Interest rate risk is the risk that the value of the debt obligations held by the fund and, therefore, the value of the fund's shares will fluctuate with changes in interest rates. These fluctuations can be greater for debt obligations with longer maturities and for mortgage securities. When interest rates rise, debt obligations decline in value, and when interest rates fall, debt securities obligations increase in value. Accordingly, during periods when interest rates are fluctuating, you could lose money investing in the fund.

Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. A debt obligation's credit rating reflects the credit risk associated with that debt obligation. Higher-rated debt obligations involve lower credit risk than lower-rated debt obligations. Generally, credit risk is higher for corporate and foreign government debt obligations than for U.S. government securities, and higher still for debt rated below investment grade (high yield bonds). The value of the debt obligations held by a fund and, therefore, the value of the fund's shares, will fluctuate with the changes in the credit ratings of the debt obligations held.

                                                                               5


Call risk is the risk that a bond issuer will redeem its callable bonds before they mature. Call risk is greater during periods of falling interest rates because the bond issuer can call the debt and reissue the debt at a lower rate. Call risk leads to reinvestment risk. The bondholder's income may be reduced because the bondholder may have to reinvest the proceeds at lower interest rates.

U.S. Treasury risk is the risk that a security backed by the U.S. Treasury or the full faith and credit of the U.S. government is guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates.

Because the LVIP American Income Allocation Fund has a greater target percentage of assets allocated to fixed income investments than the LVIP American Balanced Allocation Fund and LVIP American Growth Allocation Fund, it will be more susceptible to the risks associated with fixed income investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with fixed income investments than the LVIP American Income Allocation Fund.


Foreign Investments (Equity or Bonds). For underlying funds allocated to foreign securities, additional risks are involved that are not present in U.S. securities. Foreign currency fluctuations or economic, financial or political instability could cause the value of a fund's investments to fluctuate. Foreign investments may be less liquid, and their prices may be more volatile, than comparable investments in securities of U.S. issuers. Investing in foreign securities also involves risks resulting from the reduced availability of public information concerning issuers and the fact that foreign issuers generally are not subject to uniform accounting, auditing, and financial reporting standards or to other regulatory practices and requirements comparable to those applicable to U.S. issuers. The volume of securities transactions effected on foreign markets in most cases remains considerably below that of the U.S. markets. Accordingly, assets allocated to foreign investments may be less liquid and their prices more volatile than comparable investments in securities of U.S. issuers. Foreign brokerage commissions and custodian fees are generally higher than in the U.S.


Because the LVIP American Growth Allocation Fund has a greater target percentage of assets allocated to foreign investments than the LVIP American Balanced Allocation Fund and the LVIP American Income Allocation Fund, it will be more susceptible to the risks associated with foreign investments. The LVIP American Balanced Allocation Fund will be more susceptible to the risks associated with foreign investments than the LVIP American Income Allocation Fund.


Non-Diversification. The fund is non-diversified, and, as a result may invest a greater portion of its assets in a particular issuer than a diversified fund. Therefore, the fund's value may decrease because of a single investment or a small number of investments.

Management and Organization

The fund's business and affairs are managed under the direction of their board of trustees. The board of trustees has the power to amend the fund's bylaws, to declare and pay dividends, and to exercise all the powers of the fund except those granted to the shareholders.

Manager of Managers: The fund employs a "manager of managers" structure. In this regard, the fund has received an exemptive order from the SEC (Release Nos. IC-27512 and 29197) to permit the fund's investment adviser, without further shareholder approval, to enter into and materially amend the sub-advisory agreement with its sub-adviser upon approval of the Trust's Board of Trustees. The SEC order is subject to certain conditions. For example, within ninety days of the hiring of any new sub-adviser, shareholders will be furnished with information that would be included in a proxy statement regarding the new sub-adviser. Moreover, the fund's adviser will not enter into a sub-advisory agreement with any affiliated sub-adviser without shareholder approval. The adviser has ultimate responsibility (subject to Board oversight) to oversee the sub-adviser and to recommend their hiring, termination, and replacement.

Investment Adviser: Lincoln Investment Advisors Corporation (LIA) is the investment adviser to the fund. LIA is a registered investment adviser and wholly-owned subsidiary of Lincoln National Corporation (LNC). LIA's address is One Granite Place, Concord, NH 03301. LIA (or its predecessors) has served as an investment adviser to mutual funds for over 20 years.

LNC is a publicly-held insurance holding company organized under Indiana law. Through its subsidiaries, LNC provides, on a national basis, insurance and financial services.

The Trust has entered into an Investment Management Agreement with LIA. The fund operates as a "fund of funds." In this structure, the fund invests in other mutual funds, which, in turn, invest directly in portfolio securities. The expenses associated with investing in a fund of funds are generally higher than those for funds that do not invest primarily in other mutual funds because shareholders indirectly pay for a portion of the fees and expenses charged at the underlying fund level.

The Investment Adviser its total annual management fee for the most recently completed fiscal year, and portfolio managers are shown below:

6


Adviser                LIA (advisory fee is 0.20% of the fund's average daily net assets, including the advisory fee waiver)
Portfolio Manager(s)   Kevin J. Adamson, CPA and David A. Weiss, CFA are responsible for the day-to-day management of the fund. Mr. Adamson joined the Lincoln organization in 2004 and since that time he has served as Director of Funds Management Operations responsible for managing daily operations. Mr. Adamson has served as
                       Second Vice President of LIA since 2007. Mr. Weiss has been employed with LIA (formerly Jefferson Pilot investment Advisory Corp.) since 2004 and has served as Assistant Vice President of LIA since 2007. Mr.
                       Weiss currently serves as Director of Funds Management Research where he is responsible for leading the due diligence and research efforts for the Trust's investment managers, including oversight of the Trust's asset allocation services.



LIA may hire consultants to assist it in management of the fund. These consultants will not have management discretion over fund assets.


The fund may have a name, investment objective and investment policy that is very similar to certain publicly available mutual funds that are managed by the same sub-adviser. The fund will not have the same performance as those publicly available mutual funds. Different performance will result from many factors, including, but not limited to, different cash flows into and out of the fund, different fees, and different asset levels.

A discussion regarding the basis for the Trust's Board of Trustees approving the investment advisory and contract for the fund will be available in the annual report to shareholders for the period ending December 31, 2010.

Pricing of Fund Shares

The fund determines its net asset value per share (NAV) as of close of regular trading (normally 4:00 p.m., New York time) on the New York Stock Exchange
(NYSE) on each day the NYSE is open for trading. The fund determines its NAV by:
  o adding the values of all securities investments and other assets;
  o subtracting liabilities (including dividends payable); and
  o dividing by the number of shares outstanding.

The fund's securities may be traded in other markets on days when the NYSE is closed. Therefore, the fund's NAV may fluctuate on days when you do not have access to the fund to purchase or redeem shares.

The fund typically values its securities investments as follows:
  o equity securities, at their last sale prices on national securities exchanges or over-the-counter, or, in the absence of recorded sales, at the mean between the bid and asked prices on exchanges or over-the-counter; and
  o U.S. Government and Agency securities, at the mean between the bid and asked prices, and other debt securities, at the price established by an independent pricing service.

In certain circumstances, the fund may value its portfolio securities at fair value as estimated in good faith under procedures established by the fund's board of trustees. When the fund uses fair value pricing, it may take into account any factors it deems appropriate. The price of securities used by the fund to calculate its NAV may differ from quoted or published prices for the same securities. Fair value pricing may involve subjective judgments, and it is possible that the fair value determined for a security is materially different than the value that could be realized upon the sale of that security.

The fund anticipates using fair value pricing for securities primarily traded on U.S. exchanges only under very limited circumstances, such as the unexpected early closing of the exchange on which a security is traded or suspension of trading in the security. The fund may use fair value pricing more frequently for securities primarily traded in non-U.S. markets because, among other things, most foreign markets close well before the fund values its securities, normally at 4:00 p.m. Eastern time. The earlier close of these foreign markets gives rise to the possibility that significant events, including broad market moves, may have occurred in the interim. To account for this, the fund may frequently value many foreign equity securities using fair value prices based on third party vendor modeling tools to the extent available.

Purchase and Sale of Fund Shares

The fund sells its shares directly or indirectly to The Lincoln National Life Insurance Company (Lincoln Life), Lincoln Life & Annuity Company of New York
(LNY), and other unaffiliated insurance companies. The insurance companies hold the fund shares in separate accounts (variable accounts) that support various variable annuity contracts and variable life insurance contracts.

The fund sells and redeems its shares, without charge, at their NAV next determined after the fund or its agent receives a purchase or redemption request. The value of shares redeemed may be more or less than original cost.

The fund normally pays for shares redeemed within seven days after the fund receives the redemption request. However, a fund may suspend redemption or postpone payment for any period when (a) the NYSE closes for other than weekends and holidays; (b) the

                                                                               7

SEC restricts trading on the NYSE; (c) the SEC determines that an emergency exists, so that a fund's disposal of investment securities, or determination of net asset value is not reasonably practicable; or (d) the SEC permits, by order, for the protection of fund shareholders.

LIA and its affiliates, including Lincoln Financial Distributors, Inc. ("LFD") and/or the fund's sub-adviser, may pay additional compensation (at their own expense and not as an expense of the fund) to certain affiliated or unaffiliated brokers, dealers, or other financial intermediaries (collectively, "financial intermediaries") in connection with the sale or retention of fund shares or insurance products that contain the fund and/or shareholder servicing ("distribution assistance"). The level of payments made to a qualifying financial intermediary in any given year will vary. To the extent permitted by SEC and FINRA rules and other applicable laws and regulations, LFD may pay or allow its affiliates to pay other promotional incentives or payments to financial intermediaries.

If a mutual fund sponsor, distributor or other party makes greater payments to your financial intermediary for distribution assistance than sponsors or distributors of other mutual funds make to your financial intermediary, your financial intermediary and its salespersons may have a financial incentive to favor sales of shares of the mutual fund complex making the higher payments over another mutual fund complex or over other investment options. You should consult with your financial intermediary and review carefully any disclosure provided by such intermediary as to compensation it receives in connection with investment products it recommends or sells to you. In certain instances, the payments could be significant and may cause a conflict of interest for your financial intermediary. Any such payments will not change the net asset value or the price of the fund's shares, as such payments are not made from fund assets.

For more information, please see the Statement of Additional Information.

Market Timing

Frequent, large, or short-term transfers among the funds, such as those associated with "market timing" transactions, may adversely affect the funds and their investment returns. Such transfers may dilute the value of fund shares, interfere with the efficient management of the fund's portfolio, and increase brokerage and administrative costs of the funds. As a result, the funds discourage such trading activity. The risks of frequent trading are more pronounced for funds investing a substantial percentage of assets in overseas markets. This is due to the time differential in pricing between U.S. and overseas markets, which market timers attempt to use to their advantage. As an effort to protect our fund investors and the funds from potentially harmful trading activity, we utilize certain market timing policies and procedures that have been approved by the fund's board of trustees (the "Market Timing Procedures").

The fund reserves the right to reject or restrict any purchase order (including exchanges) from any investor. The fund will exercise this right if, among other things, an investor's trading, in the judgment of the fund, has been or may be disruptive to any fund. In making this judgment, a fund may consider trading done in multiple accounts under common ownership or control.

The fund has entered into an agreement with each insurance company that holds fund shares to help detect and prevent market timing in the fund's shares. The agreement generally requires such insurance company to (i) provide, upon request by the fund, certain identifying and account information regarding contract owners who invest in fund shares through the omnibus account; and (ii) execute instructions from the fund to restrict further purchases or exchanges of fund shares by a contract owner who the fund has identified as a market timer.

The fund may rely on frequent trading policies established by insurance companies that hold shares of the fund in separate accounts to support the insurance contracts. In the event the fund detects potential market timing, the fund will contact the applicable insurance company. In addition to any action taken by the applicable insurance company in response to such market timing activity, the fund may request that the insurance company take additional action, if appropriate, based on the particular circumstances.

Fund investors seeking to engage in frequent, large, or short-term transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect and deter such transfer activity may be limited by operational systems and technological limitations. The identification of fund investors determined to be engaged in such transfer activity that may adversely affect other fund investors involves judgments that are inherently subjective.

As a result of these noted limitations, there is no guarantee that the fund will be able to identify possible market timing activity or that market timing will not occur in the fund. If we are unable to detect market timers, you may experience dilution in the value of your fund shares and increased brokerage and administrative costs in the fund. This may result in lower long-term returns for your investments.

In our sole discretion, we may revise our Market Timing Procedures at any time without prior notice as necessary to better detect and deter frequent, large, or short-term transfer activity to comply with state or federal regulatory requirements, and/or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). We also reserve the right to implement and administer redemption fees imposed by the fund in the future.

Insurance company sponsors of your contract may impose transfer limitations and other limitations designed to curtail market timing. Please refer to the prospectus and SAI for your variable annuity or variable life contract for details.

8

Portfolio Holdings Disclosure

A description of the fund's policies and procedures with respect to the disclosure of the fund's portfolio securities is available in the fund's Statement of Additional Information.

Share Classes and Distribution Arrangements

Each fund offers two classes of shares: the Standard Class and the Service Class. The two classes of shares are identical, except that Service Class shares are subject to a distribution (Rule 12b-1) fee, which has been adopted pursuant to a distribution and service plan (the Plan). The Trust offers shares of beneficial interest to insurance companies for allocation to certain of their variable contracts. The Trust pays the Trust's principal underwriter, Lincoln Financial Distributors, Inc. (LFD) out of the assets of a Service Class, for activities primarily intended to sell Service Class shares or variable contracts offering Service Class shares. LFD pays each third party for these services pursuant to a written agreement with that third party.

The 12b-1 fee may be adjusted by the Trust's board of trustees from time to time. These fees are paid out of the assets of the respective class on an on-going basis, and over time will increase the cost of your investment and may cost you more than when you pay other types of sales charges.

Distribution Policy and Federal Income Tax Considerations

The fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, which requires annual distributions of net investment income and net capital gains to shareholders. Distributions may not be paid in the year income or gains are earned by the fund. The fund may distribute net realized capital gains only once a year. Dividends and capital gain distributions will be automatically reinvested in additional fund shares of the same class of the fund at no charge.

Since all the shares of the fund sold through variable annuity contracts or variable life insurance contracts (variable contracts) are owned directly or indirectly by Lincoln Life, LNY and other unaffiliated insurance companies, this prospectus does not discuss the federal income tax consequence at the contract owner level. For information concerning the federal income tax consequences to owners of variable contracts, see the prospectus for the variable contracts.

                                                                               9

Financial Highlights

The fund was not available for investment as of the date of this Prospectus. As a result there are no financial highlights available for this fund.

10

General Information
You may examine the registration statements for this fund at the SEC in Washington, D.C. Statements made in the prospectus about any variable annuity contract, variable life insurance contract, or other document referred to in a contract, are not necessarily complete. In each instance, we refer you to the copy of that contract or other document filed as an exhibit to the related registration statement. We qualify each statement in all respects by that reference.

The use of the fund by both annuity and life insurance variable accounts is called mixed funding. Due to differences in redemption rates, tax treatment, or other considerations, the interests of contract owners under the variable life accounts may conflict with those of contract owners under the variable annuity accounts. Violation of the federal tax laws by one variable account investing in the fund could cause the contracts funded through another variable account to lose their tax-deferred status, unless remedial action was taken. The fund's board of trustees will monitor for any material conflicts and determine what action, if any, the fund or a variable account should take.

A conflict could arise that requires a variable account to redeem a substantial amount of assets from the fund. The redemption could disrupt orderly portfolio management to the detriment of those contract owners still investing in the fund. Also, the fund could determine that it has become so large that its size materially impairs investment performance. The fund would then examine its options.


You can find additional information in the fund's statement of additional information (SAI), which is on file with the SEC. The fund incorporates its SAI, dated July 30, 2010, into its prospectus. The fund will provide a free copy of its SAI upon request.


You can find further information about the fund's investments in the fund's annual and semi-annual reports to shareholders, when available. The annual report discusses the market conditions and investment strategies that significantly affected the fund's performance during its last fiscal year. The fund will provide a free copy of its annual and semi-annual report upon request, when available.

The Trust will issue unaudited semi-annual reports showing current investments and other information; and annual financial statements audited by the Trust's independent auditors. For an SAI, annual or semi-annual report, either write The Lincoln National Life Insurance Company, P.O. Box 2340, Fort Wayne, Indiana 46801, or call 1-800-4LINCOLN (454-6265). Also call this number to request other information about the fund, or to make inquiries. The Trust does not maintain an internet website.

You can review and copy information about the fund (including the SAI) at the SEC's public reference room in Washington, D.C. You can get information on the operation of the public reference room by calling the SEC at 1-202-551-8090. You can also get reports and other information about the fund on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. You can get copies of this information, after paying a duplicating fee, by writing the SEC Public Reference Section, Washington, D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov.

                            SEC File No: 811-08090

Lincoln Variable Insurance Products Trust

          LVIP American Balanced Allocation Fund

          LVIP American Growth Allocation Fund

          LVIP American Income Allocation Fund

     1300 South Clinton Street
     Fort Wayne, Indiana 46802

     Statement of Additional Information July 30, 2010


This Statement of Additional Information (SAI), which is not a prospectus, provides more information about certain series - referred to as "funds" - of Lincoln Variable Insurance Products Trust. The funds indicate the funds named in the above caption. Each fund offers Service Class II shares.


This SAI should be read in conjunction with the funds' prospectus dated July 30, 2010. You may obtain a copy of the funds' prospectus or a fund's annual report on request and without charge. Please write The Lincoln National Life Insurance Company, P.O. Box 2340, Fort Wayne, Indiana 46801 or call 1-800-4LINCOLN (454-6265).

July 30, 2010


                      [THIS PAGE INTENTIONALLY LEFT BLANK]

Table of Contents


Item                                                   Page
Description of the Trust and the Funds                  4
Fundamental Investment Restrictions                     4
Additional Investment Strategies and Risks              4
Portfolio Transactions and Brokerage                   15
Portfolio Turnover                                     17
Trustees and Officers                                  17
Investment Adviser                                     22
Portfolio Managers                                     23
Principal Underwriter                                  23
Administration Agreement                               24
Accounting Agreement                                   24
Code of Ethics                                         24
Description of Shares                                  24
Control Persons and Principal Holders of Securities    25
Rule 12b-1 Plan                                        25
Revenue Sharing                                        26
Valuation of Portfolio Securities                      26
Portfolio Holdings Disclosure                          26
Purchase and Redemption Information                    27
Custodian and Transfer Agent                           28
Independent Registered Public Accounting Firm          28
Financial Statements                                   28
Taxes                                                  28
APPENDIX A                                             30
APPENDIX B                                             32
APPENDIX C                                             33


                                                                               3

Description of the Trust and the Funds

Lincoln Variable Insurance Products Trust (the Trust), a Delaware statutory trust formed on February 1, 2003, is an open-end management investment company. Certain of the fund's investment restrictions are fundamental and cannot be changed without the affirmative vote of a majority of the outstanding voting securities of the fund. There can be no assurance that the objective of a fund will be achieved. Each of the funds is non-diversified within the meaning of the Investment Company Act of 1940 (1940 Act). References to adviser in this SAI include both Lincoln Investment Advisors Corporation (LIA) and a fund's sub-adviser unless the context otherwise indicates.


Fundamental Investment Restrictions
The funds have adopted certain fundamental policies and investment restrictions which may not be changed without a majority vote of a fund's outstanding shares. Such majority is defined in the 1940 Act as the vote of the lesser of
(1) 67% or more of the outstanding voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present in person or by proxy, or (2) more than 50% of the outstanding voting securities. For purposes of the following restrictions: (a) all percentage limitations apply immediately after the making of an investment; and (b) any subsequent change in any applicable percentage resulting from market fluctuations does not require elimination of any security from the portfolio.

Each fund may not:

1. Make investments that will result in the concentration (as that term may be defined in the 1940 Act, any rule or order thereunder, or official interpretation thereof) of its investments in the securities of issuers primarily engaged in the same industry, provided that this restriction does not limit the fund from investing in obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or in tax-exempt securities or certificates of deposit.

2. Borrow money or issue senior securities, except as the 1940 Act, any rule or order thereunder, or official interpretation thereof, may permit.

3. Underwrite the securities of other issuers, except that the fund may engage in transactions involving the acquisition, disposition or resale of its portfolio securities, under circumstances where it may be considered to be an underwriter under the Securities Act of 1933.

4. Purchase or sell real estate unless acquired as a result of ownership of securities or other instruments and provided that this restriction does not prevent the fund from investing in issuers which invest, deal, or otherwise engage in transactions in real estate or interests therein, or investing in securities that are secured by real estate or interests therein.

5. Purchase or sell physical commodities, unless acquired as a result of ownership of securities or other instruments and provided that this restriction does not prevent the fund from investing in securities that are secured by physical commodities or engaging in transactions involving financial commodities, such as financial options, financial futures contracts, options on financial futures contracts, and financial forward contracts.

6. Make loans of any security or make any other loan if, as a result, more than 33 1-3% of its total assets would be lent to other parties, provided that this limitation does not apply to purchases of debt obligations, to repurchase agreements, and to investments in loans, including assignments and participation interests.

Additional Investment Strategies and Risks
The prospectus discusses each fund's principal investment strategies used to pursue the fund's investment objective and the risks of those strategies.

Unless otherwise stated in the prospectus, many investment strategies and techniques are discretionary. That means the fund's adviser may elect to engage or not engage in the various strategies and techniques at its sole discretion. Investors should not assume that any particular discretionary investment technique or strategy will be employed at all times, or ever employed.

Investment Strategies and Risks Applicable to Funds

Money Market Instruments. Money market instruments include bank time deposits, certificates of deposit, commercial paper, loan participations and bankers' acceptances. Bank time deposits are funds kept on deposit with a bank for a stated period of time in an interest-bearing account. Certificates of deposit are certificates issued against funds deposited in a bank or financial institution, are for a definite period of time, earn a specified rate of return, and are normally negotiable. Commercial paper is a short-term note with a maturity of up to nine months issued by banks, corporations or government bodies. Loan participations are short-term, high-quality participations in selected commercial bank loans issued by creditworthy banks.

4

Bankers' acceptances are short-term credit instruments used to finance commercial transactions. Generally, a bankers' acceptance is a time draft or bill of exchange drawn on a bank by an exporter or an importer to obtain a stated amount of funds to pay for specific merchandise. The draft is then accepted by a bank that, in effect, unconditionally guarantees to pay the face value of the instrument on its maturity date. Bankers' acceptances may be purchased in the secondary market at the going rate of discount for a specific maturity. Although maturities for bankers' acceptances can be as long as 270 days, most bankers' acceptances have maturities of six months or less.

Repurchase Agreements. In a repurchase agreement, a fund purchases a security and simultaneously commits to resell that security to the seller at an agreed upon price on an agreed upon date within a number of days (usually not more than seven) from the date of purchase. The resale price reflects the purchase price plus an agreed upon incremental amount that is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value (at least equal to the amount of the agreed upon resale price and marked-to-market daily) of the underlying security.

A fund may engage in a repurchase agreement with respect to any security in which it is authorized to invest. While it does not presently appear possible to eliminate all risks from these transactions (particularly the possibility of a decline in the market value of the underlying securities, as well as delays and costs to the fund in the event of bankruptcy of the seller), it is the policy of the fund to limit repurchase agreements to those parties whose creditworthiness has been reviewed and found satisfactory by the board of trustees or its delegates. In addition, the collateral will be segregated and will be marked-to-market daily to determine that the full value of the collateral, as specified in the agreement, does not decrease below 102% of the purchase price plus accrued interest. If such decrease occurs, additional collateral will be requested and, when received, added to maintain full collateralization. In the event of a default or bankruptcy by a selling financial institution, the fund will seek to liquidate such collateral. However, the fund may incur delay and costs in selling the underlying security or may suffer a loss of principal and interest if the fund is treated as an unsecured creditor and required to return the underlying collateral to the seller's estate.

U.S. Government Securities. A fund may invest in securities issued or guaranteed by the U.S. Government. Securities guaranteed by the U.S. Government include: (1) direct obligations of the U.S. Treasury (such as Treasury bills, notes and bonds) and (2) federal agency obligations guaranteed as to principal and interest by the U.S. Treasury (such as Government National Mortgage Association (GNMA) certificates and Federal Housing Administration (FHA) debentures). These securities are of the highest possible credit quality, because the payment of principal and interest is unconditionally guaranteed by the U.S. Government. They are subject to variations in market value due to fluctuations in interest rates, but, if held to maturity are deemed to be free of credit risk for the life of the investment.

Securities issued by U.S. Government instrumentalities and certain federal agencies are neither direct obligations of, nor are they guaranteed by, the U.S. Treasury. However, they do generally involve federal sponsorship in one way or another. Some are backed by specific types of collateral. Some are supported by the issuer's right to borrow from the U.S. Treasury. Some are supported by the discretionary authority of the U.S. Treasury to purchase certain obligations of the issuer. Others are supported only by the credit of the issuing government agency or instrumentality. These agencies and instrumentalities include, but are not limited to, Federal Land Banks, Farmers Home Administration, Central Bank for Cooperatives, Federal Intermediate Credit Banks and Federal Home Loan Banks. There is no guarantee that the government will support these types of securities and, therefore, they may involve more risk than other government obligations.

U.S. Government securities may be acquired by the fund in the form of separately-traded principal and interest segments of selected securities issued or guaranteed by the U.S. Treasury. These segments are traded independently under the Separate Trading of Registered Interest and Principal Securities (STRIPS) program. Under the STRIPS program, the principal and interest parts are individually numbered and separately issued by the U.S. Treasury at the request of depository financial institutions, which then trade the parts independently. Obligations of the Resolution Funding Corp. are similarly divided into principal and interest parts and maintained on the book entry records of the Federal Reserve Banks.

The fund may also invest in custodial receipts that evidence ownership of future interest payments, principal payments, or both, on certain U.S. Treasury notes or bonds in connection with programs sponsored by banks and brokerage firms. Such notes and bonds are held in custody by a bank on behalf of the owners of the receipts. These custodial receipts are known by various names, including Treasury Receipts (TRs), Treasury Interest Guarantee Receipts (TIGRs), and Certificates of Accrual on Treasury Securities (CATS) and may not be deemed U.S. Government securities.

The fund may invest occasionally in collective investment vehicles, the assets of which consist principally of U.S. Government securities or other assets substantially collateralized or supported by such securities, such as government trust certificates.

In general, the U.S. Government securities in which the fund invests do not have as high a yield as do more speculative securities not supported by the U.S. Government or its agencies or instrumentalities.

Investment in Securities of Other Investment Companies. Subject to certain restrictions, as described below, the funds are permitted to invest in other investment companies, including open-end, closed-end or unregistered investment companies, either within the percentage limits of the Investment Company Act of 1940 Act (1940 Act), any rule or order thereunder, or any SEC staff interpretation

                                                                               5

thereof, or without regard to percentage limits in connection with a merger, reorganization, consolidation, or other similar transaction. In addition, certain may invest fund assets in money market funds that they advise or in other investment companies. Each fund has a policy that prohibits it from acquiring any securities of open-end investment companies or registered unit investment trusts in reliance on Section 12(d)(1)(G) or Section 12(d)(1)(F) of the 1940 Act.

Exchange-Traded Funds ("ETFs"). These are a type of index fund bought and sold on a securities exchange. An ETF trades like common stock and represents a fixed portfolio of securities designed to track a particular market index. The fund could purchase an ETF to temporarily gain exposure to a portion of the U.S. or a foreign market while awaiting purchase of underlying securities. The risks of owning an ETF generally reflect the risks of owning the underlying securities they are designed to track, although lack of liquidity in an ETF could result in it being more volatile and ETFs have management fees that increase their costs.

Options on Securities. The funds may purchase and sell (write) put and call options on securities that are traded on United States and foreign securities exchanges and over-the-counter and on indices of securities. By purchasing a put option, the purchaser obtains the right (but not the obligation) to sell the option's underlying instrument at a fixed strike price. In return for this right, the purchaser pays the current market price for the option (known as the option premium). Options have various types of underlying instruments, including specific securities, indices of securities prices, and futures contracts. The purchaser may terminate its position in a put option by allowing it to expire or by exercising the option. If the option is allowed to expire, the purchaser will lose the entire premium. If the option is exercised, the purchaser completes the sale of the underlying instrument at the strike price. A purchaser may also terminate a put option position by closing it out in the secondary market at its current price, if a liquid secondary market exists.

The buyer of a typical put option can expect to realize a gain if security prices fall substantially. However, if the underlying instrument's price does not fall enough to offset the cost of purchasing the option, a put buyer can expect to suffer a loss (limited to the amount of the premium, plus related transaction costs).

The features of call options are essentially the same as those of put options, except that the purchaser of a call option obtains the right to purchase, rather than sell, the underlying instrument at the option's strike price. A call buyer typically attempts to participate in potential price increases of the underlying instrument with risk limited to the cost of the option if security prices fall. At the same time, the buyer can expect to suffer a loss if security prices do not rise sufficiently to offset the cost of the option.

The writer of a put or call option takes the opposite side of the transaction from the option's purchaser. In return for receipt of the premium, the writer of a put option assumes the obligation to pay the strike price for the option's underlying instrument if the other party to the option chooses to exercise it. The writer may seek to terminate a position in a put option before exercise by closing out the option in the secondary market at its current price. If the secondary market is not liquid for a put option, however, the writer must continue to be prepared to pay the strike price while the option is outstanding, regardless of price changes. When writing an option on a futures contract, a fund will be required to make margin payments to a futures commission merchant (FCM) as described below for futures contracts.

If security prices rise, a put writer would generally expect to profit, although its gain would be limited to the amount of the premium it received. If security prices remain the same over time, it is likely that the writer will also profit, because it should be able to close out the option at a lower price. If security prices fall, the put writer would expect to suffer a loss. This loss should be less than the loss from purchasing the underlying instrument directly, however, because the premium received for writing the option should mitigate the effects of the decline.

Writing a call option obligates the writer to sell or deliver the option's underlying instrument, in return for the strike price, upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing calls generally is a profitable strategy if prices remain the same or fall. Through receipt of the option premium, a call writer mitigates the effects of a price decline. At the same time, because a call writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call writer gives up some ability to participate in security price increases.

The successful use of a fund's options strategies depends on the ability of the adviser to forecast correctly market movements. For example, if the fund were to write a call option based on the adviser's expectation that the price of the underlying security would fall, but the price were to rise instead, the fund could be required to sell the security upon exercise at a price below the current market price. Similarly, if the fund were to write a put option based on the adviser's expectation that the price of the underlying security would rise, but the price were to fall instead, the fund could be required to purchase the security upon exercise at a price higher than the current market price.

When the fund purchases an option, it runs the risk that it will lose its entire investment in the option in a relatively short period of time, unless the fund exercises the option or enters into a closing sale transaction before the option's expiration. If the price of the underlying security does not rise (in the case of a call) or fall (in the case of a put) to an extent sufficient to cover the option premium and transaction costs, the fund will lose part or all of its investment in the option. This contrasts with an investment by the fund in the underlying security, since the fund will not lose any of its investment in such security if the price does not change.

A fund's written options positions will be covered at all times. A call option written by a fund will be deemed to be covered if the fund holds the underlying instrument or an option on the underlying instrument with an exercise price equal to or less than the exercise

6

price of the call written. A put option written by a fund will be deemed to be covered if the fund holds a put option on the same instrument with an exercise price equal to or greater than the exercise price of the put option written by the fund. A fund may also cover a written options position by segregating cash or liquid securities equal to the fund's net uncovered obligation.

The effective use of options also depends on the fund's ability to terminate option positions at times when the adviser deems it desirable to do so. Although the fund will take an option position only if the adviser believes there is a liquid secondary market for the option, there is no assurance that the fund will be able to effect closing transactions at any particular time or at an acceptable price.

If a secondary market in options were to become unavailable, the fund could no longer engage in closing transactions. Lack of investor interest might adversely affect the liquidity of the market for particular options or series of options. A market may discontinue trading of a particular option or options generally. In addition, a market could become temporarily unavailable if unusual events, such as volume in excess of trading or clearing capability, were to interrupt its normal operations.

A market may at times find it necessary to impose restrictions on particular types of options transactions, such as opening transactions. For example, if an underlying security ceases to meet qualifications imposed by the market or the Options Clearing Corp. (OCC), new series of options on that security will no longer be opened to replace expiring series, and opening transactions in existing series may be prohibited. If an options market were to become unavailable, the fund as a holder of an option would be able to realize profits or limit losses only by exercising the option, and the fund, as option writer, would remain obligated under the option until expiration or exercise.

Disruption in the markets for the securities underlying options purchased or sold by the fund could result in losses on the option. If trading is interrupted in an underlying security, the trading of options on that security is normally halted as well. As a result, the fund as purchaser or writer of an option will be unable to close out its positions until options trading resumes, and it may be faced with considerable losses if trading in the security reopens at a substantially different price. In addition, the OCC or other options markets may impose exercise restrictions. If a prohibition on exercise is imposed at the time when trading in the option has also been halted, the fund as purchaser or writer of an option will be locked into its position until one of the two restrictions has been lifted. If the OCC were to determine that the available supply of an underlying security appears insufficient to permit delivery by the writers of all outstanding calls in the event of exercise, it may prohibit indefinitely the exercise of put options. The fund, as holder of such a put option could lose its entire investment if the prohibition remained in effect until the put option's expiration and the fund was unable either to acquire the underlying security or to sell the put option in the market.

Spreads and Straddles. In addition to the options strategies described previously, a fund may engage in spread transactions in which it purchases and writes a put or call option on the same underlying instrument, with the options having different exercise prices and/or expiration dates. The fund may also engage in so-called straddles, in which it purchases or sells combinations of put and call options on the same instrument. Spread and straddle transactions require the fund to purchase and/or write more than one option simultaneously. Accordingly, the fund's ability to enter into such transactions and to liquidate its positions when necessary or deemed advisable may be more limited than if the fund were to purchase or sell a single option. Similarly, costs incurred by the fund in connection with these transactions will in many cases be greater than if the fund were to purchase or sell a single option.

A call option included in a spread or straddle will be deemed to be covered if the fund holds an option on the same instrument with an exercise price equal to or less than the exercise price of the call written (or, where the exercise price is greater than that of the option written by the fund, if the fund segregates cash or liquid securities equal to the difference). Similarly, a put option included in a spread or straddle will be deemed to be covered if the fund holds a put option on the same instrument with an exercise price equal to or greater than the exercise price of the put option written by the fund (or, where the exercise price is less than that of the option written by the fund, if the fund segregates cash or liquid securities equal to the difference).

OTC Options. Unlike exchange-traded options, which are standardized with respect to the underlying instrument, expiration date, contract size, and strike price, the terms of over-the-counter (OTC) options (options not traded on exchanges) generally are established through negotiation with the other party to the option contract. While this type of arrangement allows the purchaser or writer greater flexibility to tailor an option to its needs, OTC options generally involve greater credit risk than exchange-traded options, which are guaranteed by the clearing organization of the exchanges where they are traded.

Futures Contracts. The funds may enter into contracts for the purchase or sale for future delivery of fixed income securities, foreign currencies or contracts based on financial indices including interest rates or an index of U.S. Government securities, foreign government securities, equity securities or fixed income securities. The buyer or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the buyer and seller are required to deposit initial margin for the benefit of an Futures Commission Merchant
(FCM) when the contract is entered into and maintain variation margin requirements. In the event of the bankruptcy of an FCM that holds margin on behalf of the fund, the fund may be entitled to return of margin owed to it only in proportion to the amount received by FCM's other customers. The adviser will attempt to minimize this risk by careful monitoring of the creditworthiness of the FCMs with which the fund does business.

Pursuant to rules adopted by the Commodity Futures Trading Commission (CFTC), each fund is permitted to engage in unlimited futures trading activity without registration with the CFTC. Although the fund would deposit with the FCM margin consisting of cash and liquid assets, these assets would be available to the fund immediately upon closing out the futures position, while settlement of

                                                                               7

securities transactions could take several days. However, because the fund's cash that may otherwise be invested would be held uninvested or invested in liquid assets so long as the futures position remains open, the fund's return could be diminished due to the opportunity losses of foregoing other potential investments.

The ordinary spreads between prices in the cash and futures markets, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial margin and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close out futures contracts through offsetting transactions which could distort the normal price relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced and prices in the futures market distorted. Third, from the point of view of speculators, the margin deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may cause temporary price distortions. Due to the possibility of the foregoing distortions, a correct forecast of general price trends by the adviser still may not result in a successful use of futures.

Because futures contracts are generally settled within a day from the date they are closed out, compared with a settlement period of three days for some types of securities, the futures markets may provide superior liquidity to the securities markets. Nevertheless, there is no assurance that a liquid secondary market will exist for any particular futures contract at any particular time. In addition, futures exchanges may establish daily price fluctuation limits for futures contracts and may halt trading if a contract's price moves upward or downward more than the limit on a given day. On volatile trading days when the price fluctuation limit is reached, it may be impossible for the fund to enter into new positions or close out existing positions. If the secondary market for a futures contract is not liquid because of price fluctuation limits or otherwise, the fund may not be able to promptly liquidate unfavorable futures positions and potentially could be required to continue to hold a futures position until the delivery date, regardless of changes in its value. As a result, the fund's access to other assets held to cover its futures positions also could be impaired.

Successful use of futures contracts is subject to the ability of the adviser to correctly predict movements in the direction of interest rates or changes in market conditions. These predictions involve skills and techniques that may be different from those involved in the management of the portfolio being hedged. In addition, there can be no assurance that there will be a correlation between movements in the price of the underlying index or securities and movements in the price of the securities which are the subject of the hedge. A decision of whether, when and how to hedge involves the exercise of skill and judgment, and even a well-conceived hedge may be unsuccessful to some degree because of market behavior or unexpected trends in interest rates or markets.

Options on Futures Contracts. A fund may purchase and sell (write) call and put options on futures contracts and enter into closing transactions with respect to such options to terminate existing positions. A fund may use options on futures contracts in lieu of writing or buying options directly on the underlying securities or purchasing and selling the underlying futures contracts. For example, to hedge against a possible decrease in the value of its portfolio securities, a fund may purchase put options or write call options on futures contracts rather than selling futures contracts. Similarly, a fund may purchase call options or write put options on futures contracts as a substitute for the purchase of futures contracts to hedge against a possible increase in the price of securities which the fund expects to purchase. Such options generally operate in the same manner as options purchased or written directly on the underlying investments.

As with options on securities, the holder or writer of an option may terminate the position by selling or purchasing an offsetting option. There is no guarantee that such closing transactions can be effected.

A fund will be required to deposit initial margin and maintenance margin with respect to put and call options on futures contracts written by it pursuant to brokers' requirements similar to those described above.

Illiquid Investments. The funds may invest in securities or other investments that are considered illiquid. A security or investment is considered illiquid if it cannot be sold or disposed of in the ordinary course of business at approximately the price at which it is valued. A security or investment might be illiquid due to the absence of a readily available market or due to legal or contractual restrictions on resale. LIA will determine the liquidity of securities purchased by the funds, subject to oversight by the board of trustees.

The fund may have to bear the expense of registering restricted securities for resale and risk the substantive delays in effecting such registration. However, the fund may avail itself of Rule 144A under the Securities Act of 1933 which permits the fund to purchase securities which have been privately placed and resell such securities to certain qualified institutional buyers without restriction. Certain restricted securities that are not registered for sale to the general public but can be resold to institutional investors may not be considered illiquid, provided that a dealer or institutional trading market exists. The institutional trading market is relatively new and liquidity of the fund's investments could be impaired if trading fails to further develop, or if it declines.

Borrowing. Each fund may borrow money to the extent permitted under the 1940 Act. Borrowing may exaggerate the effect on net asset value of any increase or decrease in the market value of a fund. Money borrowed will be subject to interest costs and other fees, which could reduce a fund's return and may or may not be recovered by appreciation of the securities purchased. A fund also may be required to maintain minimum average balances in connection with such borrowing or to pay a commitment or other fee to maintain a

8

line of credit; either of these requirements would increase the cost of borrowing over the stated interest rate. In addition, purchasing securities when the fund has borrowed money may involve an element of leverage.

Pledging Assets. A fund may not pledge, hypothecate, mortgage or otherwise encumber its assets in excess of 15% of its total assets (taken at current value) and then only to secure borrowings permitted by the "Borrowing" restriction. The deposit of underlying securities and other assets in escrow and other collateral arrangements with respect to margin for options on financial futures contracts are not deemed to be pledges or other encumbrances.

Foreign Currency Transactions. A fund may hold foreign currency deposits from time to time and may convert dollars and foreign currencies in the foreign exchange markets. Although foreign exchange dealers generally do not charge a fee for such conversions, they do realize a profit based on the difference between the prices at which they are buying and selling various currencies. Thus, a dealer may offer to sell a foreign currency at one rate, while offering a lesser rate of exchange should the counterparty desire to resell that currency to the dealer. A fund also may enter into forward foreign currency exchange contracts (forward contracts). Forward contracts are customized transactions that require a specific amount of a currency to be delivered at a specific exchange rate on a specific date or range of dates in the future. Forward contracts are generally traded in an interbank market directly between currency traders (usually large commercial banks) and their customers. The parties to a forward contract may agree to offset or terminate the contract before its maturity, or may hold the contract to maturity and complete the contemplated currency exchange.

A fund will exchange foreign currencies for U.S. dollars and for other foreign currencies in the normal course of business and may buy and sell currencies through forward contracts in order to fix a price for securities it has agreed to buy or sell (transaction hedge). A fund also may hedge some or all of its investments denominated in or exposed to foreign currency against a decline in the value of that currency relative to the U.S. dollar by entering into forward contracts to sell an amount of that currency (or a proxy currency whose performance is expected to replicate the performance of that currency) approximating the value of some or all of its portfolio securities denominated in or exposed to that currency (position hedge) or by participating in options or futures contracts with respect to the currency. The fund also may enter into a forward contract with respect to a currency where the fund is considering the purchase of investments denominated in or exposed to that currency but has not yet done so (anticipatory hedge).

A fund may enter into forward contracts to shift its investment exposure from one currency into another. This may include shifting exposure from U.S. dollars to a foreign currency, or from one foreign currency to another foreign currency. This type of strategy, sometimes known as a "cross-hedge," will tend to reduce or eliminate exposure to the currency that is sold, and increase exposure to the currency that is purchased, much as if a fund had sold a security denominated in one currency and purchased an equivalent security denominated in another. Cross-hedges protect against losses resulting from a decline in the hedged currency, but will cause a fund to assume the risk of fluctuations in the value of the currency it purchases.

The matching of the increase in value of a forward contract and the decline in the U.S. dollar equivalent value of the foreign currency denominated asset that is the subject of the hedge generally will not be precise. In addition, a fund may not always be able to enter into forward contracts at attractive prices and may be limited in its ability to use these contracts to hedge fund assets. Also, with regard to a fund's use of cross-hedges, there can be no assurance that historical correlations between the movement of certain foreign currencies relative to the U.S. dollar will continue. Poor correlation may exist between movements in the exchange rates of the foreign currencies underlying a fund's cross-hedges and the movements in the exchange rates of the foreign currencies in which its assets that are the subject of such cross-hedges are denominated.

Successful use of currency management strategies will depend on the adviser's skill in analyzing currency values. Currency management strategies may substantially change a fund's investment exposure to changes in currency exchange rates and could result in losses to a fund if currencies do not perform as the adviser anticipates. For example, if a currency's value rose at a time when the adviser had hedged a fund by selling that currency in exchange for dollars, a fund would not participate in the currency's appreciation. If the adviser hedges currency exposure through proxy hedges, a fund could realize currency losses from both the hedge and the security position if the two currencies do not move in tandem. Similarly, if the adviser increases a fund's exposure to a foreign currency and that currency's value declines, a fund will realize a loss. There is no assurance that the adviser's use of currency management strategies will be advantageous to a fund or that it will hedge at appropriate times.

Options and Futures Relating to Foreign Currencies. Currency futures contracts are similar to forward contracts, except that they are traded on exchanges (and have margin requirements) and are standardized as to contract size and delivery date. Most currency futures contracts call for payment or delivery in U.S. dollars. The underlying instrument of a currency option may be a foreign currency, which generally is purchased or delivered in exchange for U.S. dollars, or may be a futures contract. The purchaser of a currency call obtains the right to purchase the underlying currency, and the purchaser of a currency put obtains the right to sell the underlying currency.

The uses and risks of currency options and futures are similar to those of options and futures relating to securities or indices, as discussed above. A fund may purchase and sell currency futures and may purchase and write currency options to increase or decrease its exposure to different foreign currencies. Currency options may also be purchased or written in conjunction with each other or with currency futures or forward contracts. Currency futures and options values can be expected to correlate with exchange rates, but may not reflect other factors that affect the value of a fund's investments. A currency hedge, for example, should protect a Yen-denominated security from a decline in the Yen, but will not protect a fund against a price decline resulting from deterioration in the

                                                                               9

issuer's creditworthiness. Because the value of a fund's foreign-denominated investments changes in response to many factors other than exchange rates, it may not be possible to match the amount of currency options and futures to the value of the fund's investments exactly over time.

Unlike transactions entered into by a fund in futures contracts, options on foreign currencies and forward contracts are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) by the Securities and Exchange Commission (SEC). To the contrary, such instruments are traded through financial institutions acting as market-makers, although foreign currency options are also traded on certain national securities exchanges, such as the Philadelphia Stock Exchange and the Chicago Board Options Exchange, subject to SEC regulation. Similarly, options on currencies may be traded over-the-counter. In an over-the-counter trading environment, many of the protections afforded to exchange participants will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Although the buyer of an option cannot lose more than the amount of the premium plus related transaction costs, this entire amount could be lost. Moreover, an option writer and a buyer or seller of futures or forward contracts could lose amounts substantially in excess of any premium received or initial margin or collateral posted due to the potential additional margin and collateral requirements associated with such positions.

Options on foreign currencies traded on national securities exchanges are within the jurisdiction of the SEC, as are other securities traded on such exchanges. As a result, many of the protections provided to traders on organized exchanges will be available with respect to such transactions. In particular, all foreign currency option positions entered into on a national securities exchange are cleared and guaranteed by the OCC, thereby reducing the risk of counterparty default. Further, a liquid secondary market in options traded on a national securities exchange may be more readily available than in the over-the-counter market, potentially permitting a fund to liquidate open positions at a profit before exercise or expiration, or to limit losses in the event of adverse market movements.

Foreign Options and Futures Markets. Options on U.S. Government securities, futures contracts, options on futures contracts, forward contracts and options on foreign currencies may be traded on foreign exchanges and over-the-counter in foreign countries. Such transactions are subject to the risk of governmental actions affecting trading in or the prices of foreign currencies or securities. The value of such positions also could be adversely affected by (1) other complex foreign political and economic factors, (2) lesser availability than in the United States of data on which to make trading decisions, (3) delays in a fund's ability to act upon economic events occurring in foreign markets during non-business hours in the United States, (4) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States, and (5) low trading volume.

Special risks are presented by internationally-traded options. Because of time differences between the United States and the various foreign countries, and because different holidays are observed in different countries, foreign options markets may be open for trading during hours or on days when U.S. markets are closed. As a result, option premiums may not reflect the current prices of the underlying interest in the United States.

Debt and Other Fixed-Income Securities. Fixed-income securities include, but are not limited to, preferred stocks, warrants, stock rights, corporate bonds and debentures and longer-term government securities, Brady Bonds, zero coupon bonds and pay-in-kind bonds. Fixed-income securities also include mortgage-backed securities, which are debt obligations issued by government agencies and other non-government agency issuers. Mortgage-backed securities include obligations backed by a mortgage or pool of mortgages and direct interests in an underlying pool of mortgages. Mortgage-backed securities also include collateralized mortgage obligations (CMOs). The mortgages involved could be those on commercial or residential real estate properties. Fixed income securities may be issued by U.S. companies, the U.S. Government and its agencies and instrumentalities, foreign companies, foreign governments and their agencies and instrumentalities, and supranational organizations such as (but not limited to) the European Economic Community and the World Bank, or other issuers.

Brady Bonds are debt securities issued under the framework of the Brady Plan as a mechanism for debtor nations to restructure their outstanding external indebtedness (generally, commercial bank debt). Zero coupon bonds are debt obligations which do not entitle the holder to any periodic payments of interest prior to maturity or a specified date when the securities begin paying current interest, and therefore are issued and traded at a discount from their face amounts or par value. Pay-in-kind bonds pay interest through the issuance to holders of additional securities.

As a general matter, the value of debt securities will fluctuate with changes in interest rates, and these fluctuations can be greater for debt securities with longer maturities. The market value of debt securities typically varies inversely to changes in prevailing interest rates. In periods of declining interest rates, the value of debt securities typically increase. In periods of rising interest rates, the value of those securities typically decrease. These fluctuations in the value of debt securities may cause the value of the fund's shares to fluctuate in value.

A fund's share price and yield also depend, in part, on the quality of its investments. U.S. Government securities generally are of high quality. Debt securities that are not backed by the full faith and credit of the United States (including those of foreign governments) may be affected by changes in the creditworthiness of the issuer of the security. The prices of investment grade bonds generally fluctuate less than the prices of bonds that are below investment grade. Investment grade bonds are those rated at the time of purchase in the top four credit rating categories of Moody's Investors Service (Moody's) or Standard & Poor's Corp. (S&P), or their equivalents from other nationally recognized rating agencies, or are unrated securities judged by the adviser to be of comparable value.

10

High Yield Fixed Income Securities. Debt securities rated below investment grade by the primary rating agencies (bonds rated Ba or lower by Moody's or BB or lower by S&P, or their equivalents from other nationally recognized rating agencies) constitute lower-rated fixed income securities (commonly referred to as high yield bonds). See Appendix A to the SAI for a description of these ratings. Unrated bonds or bonds with split ratings are included in this limit if the adviser determines that these securities have the same characteristics as non-investment-grade bonds.

High yield bonds involve a higher degree of credit risk, that is, the risk that the issuer will not make interest or principal payments when due. In the event of an unanticipated default, a fund would experience a reduction in its income, and could expect a decline in the market value of the securities affected. More careful analysis of the financial condition of each issuer of high yield bonds is necessary. During an economic downturn or substantial period of rising interest rates, issuers of high yield bonds may experience financial stress which would adversely affect their ability to honor their principal and interest payment obligations, to meet projected business goals, and to obtain additional financing.

The market prices of high yield bonds are generally less sensitive to interest rate changes than higher-rated investments, but more sensitive to adverse economic or political changes, or in the case of corporate issuers, to individual corporate developments. Periods of economic or political uncertainty and change can be expected to result in volatility of prices of high yield bonds. High yield bonds also may have less liquid markets than higher-rated securities, and their liquidity as well as their value may be negatively affected by adverse economic conditions. Adverse publicity and investor perceptions as well as new or proposed laws may also have a negative impact on the market for high yield bonds.

The market for high yield bonds may be less active than that for higher-rated debt securities, which may make it difficult to value these securities. If market quotations are not available, high yield bonds will be valued in accordance with procedures established by the board of trustees, including the use of outside pricing services. Judgment plays a greater role in valuing high yield bonds than is the case for securities for which more external sources for quotations and last-sale information are available.

Convertible Securities. Convertible securities are bonds, debentures, notes, preferred stocks or other securities that may be converted or exchanged (by the holder or by the issuer) into shares of the underlying common stock (or cash or securities of equivalent value) at a stated exchange ratio. A convertible security may also be called for redemption or conversion by the issuer after a particular date and under certain circumstances (including a specified price) established upon issue. If a convertible security held by a fund is called for redemption or conversion, the fund could be required to tender it for redemption, convert it into the underlying common stock, or sell it to a third party.

Convertible securities generally have less potential for gain or loss than common stocks. Convertible securities generally provide yields higher than the underlying common stocks, but generally lower than comparable non-convertible securities. Because of this higher yield, convertible securities generally sell at prices above their "conversion value," which is the current market value of the stock to be received upon conversion. The difference between this conversion value and the price of convertible securities will vary over time depending on changes in the value of the underlying common stocks and interest rates. When the underlying common stocks decline in value, convertible securities will tend not to decline to the same extent because of the interest or dividend payments and the repayment of principal at maturity for certain types of convertible securities. However, securities that are convertible other than at the option of the holder generally do not limit the potential for loss to the same extent as securities convertible at the option of the holder. When the underlying common stocks rise in value, the value of convertible securities may also be expected to increase. At the same time, however, the difference between the market value of convertible securities and their conversion value will narrow, which means that the value of convertible securities will generally not increase to the same extent as the value of the underlying common stocks. Because convertible securities may also be interest-rate sensitive, their value may increase as interest rates fall and decrease as interest rates rise. Convertible securities are also subject to credit risk, and are often lower-quality securities.

Short Sales. Stocks underlying a fund's convertible security holdings can be sold short. For example, if the adviser anticipates a decline in the price of the stock underlying a convertible security held by a fund, it may sell the stock short. If the stock price subsequently declines, the proceeds of the short sale could be expected to offset all or a portion of the effect of the stock's decline on the value of the convertible security. A fund may hedge no more than 15% of its total assets with short sales on equity securities underlying its convertible security holdings under normal circumstances.

A fund will be required to segregate securities equivalent in kind and amount to those sold short (or securities convertible or exchangeable into such securities) and will be required to hold them aside while the short sale is outstanding. A fund will incur transaction costs, including interest expenses, in connection with opening, maintaining, and closing short sales.

Real Estate Investment Trusts. Equity real estate investment trusts own real estate properties, while mortgage real estate investment trusts make construction, development, and long-term mortgage loans. Their value may be affected by changes in the value of the underlying property of the trusts, the creditworthiness of the issuer, property taxes, interest rates, and tax and regulatory requirements, such as those relating to the environment. Both types of trusts are dependent upon management skill, are not diversified, and are subject to heavy cash flow dependency, defaults by borrowers, self-liquidation, and the possibility of failing to qualify for tax-free status of income under the Internal Revenue Code and failing to maintain exemption from the 1940 Act.

                                                                              11

Foreign Investments. Foreign investments can involve significant risks in addition to the risks inherent in U.S. investments. The value of securities denominated in or indexed to foreign currencies, and of dividends and interest from such securities, can change significantly when foreign currencies strengthen or weaken relative to the U.S. dollar. Foreign securities markets generally have less trading volume and less liquidity than U.S. markets, and prices on some foreign markets can be highly volatile. Many foreign countries lack uniform accounting and disclosure standards comparable to those applicable to U.S. companies, and it may be more difficult to obtain reliable information regarding an issuer's financial condition and operations. In addition, the costs of foreign investing, including withholding taxes, brokerage commissions and custodial costs, are generally higher than for U.S. investments.

Foreign markets may offer less protection to investors than U.S. markets. Foreign issuers, brokers, and securities markets may be subject to less government supervision. Foreign security trading practices, including those involving the release of assets in advance of payment, may involve increased risks in the event of a failed trade or the insolvency of a broker-dealer, and may involve substantial delays. It may also be difficult to enforce legal rights in foreign countries.

Investing abroad also involves different political and economic risks. Foreign investments may be affected by actions of foreign governments adverse to the interests of U.S. investors, including the possibility of expropriation or nationalization of assets, confiscatory taxation, restrictions on U.S. investment or on the ability to repatriate assets or convert currency into U.S. dollars or other government intervention. There may be a greater possibility of default by foreign governments or foreign government-sponsored enterprises. Investments in foreign countries also involve a risk of local political, economic or social instability, military action or unrest or adverse diplomatic developments. There is no assurance that the adviser will be able to anticipate these potential events or counter their effects.

Investing in securities of issuers located in countries considered to be emerging markets involves additional risks. While emerging market countries may change over time depending on market and economic conditions, at present the fund believes that emerging market countries include every country in the world except Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The considerations noted previously generally are intensified for investments in emerging market countries. Emerging market countries may have relatively unstable governments, economies based on only a few industries and securities markets that trade a small number of securities. Securities of issuers located in these countries tend to have volatile prices and may offer significant potential for loss as well as gain.

In addition to investing directly in equity securities, the funds may invest in American Depositary Receipts (ADRs), European Depositary Receipts (EDRs) and Global Depositary Receipts (GDRs). Generally, ADRs in registered form are U.S. dollar denominated securities designed for use in the U.S. securities markets, which represent and may be converted into the underlying foreign security. EDRs are typically issued in bearer form and are designed for use in the European securities markets. GDRs are designed for use in the global securities markets. Depositary receipts involve many of the same risks of investing directly in foreign securities, including currency risks and risks of foreign investing. Depositary receipts may be sponsored or unsponsored. Issuers of the stock of unsponsored ADRs, EDRs and GDRs are not obligated to disclose material information in the United States and, therefore, there may not be an accurate correlation between such information and the market value of such depositary receipts.

Temporary Defensive Strategies. In response to market, economic, political or other conditions, the funds may temporarily use a different investment strategy for defensive purposes. If the funds do so, different factors could affect fund performance and the funds may not achieve their investment objectives.

Stock Index Futures. A stock index futures contract does not require the physical delivery of securities, but merely provides for profits and losses resulting from changes in the market value of the contract to be credited or debited at the close of each trading day to the respective accounts of the parties to the contract. On the contract's expiration date, a final cash settlement occurs and the futures positions are simply closed out. Changes in the market value of a particular stock index futures contract reflect changes in the specified index of equity securities on which the future is based. Stock index futures may be used to hedge the equity portion of a Portfolio's securities portfolio with regard to market risk (involving the market's assessment of over-all economic prospects), as distinguished from stock-specific risk (involving the market's evaluation of the merits of the issuer of a particular security). By establishing an appropriate "short" position in stock index futures, a Portfolio may seek to protect the value of its portfolio against an overall decline in the market for equity securities. Alternatively, in anticipation of a generally rising market, a Portfolio can seek to avoid losing the benefit of apparently low current prices by establishing a "long" position in stock index futures and later liquidating that position as particular equity securities are in fact acquired. To the extent that these hedging strategies are successful, a Portfolio will be affected to a lesser degree by adverse overall market price movements, unrelated to the merits of specific portfolio equity securities, than would otherwise be the case.

Mortgage-Related Securities. Mortgage-related securities are issued by government and non-government entities such as banks, mortgage lenders, or other institutions. A mortgage-related security is an obligation of the issuer backed by a mortgage or pool of mortgages or a direct interest in an underlying pool of mortgages. Some mortgage-related securities make payments of both principal and interest at a range of specified intervals; others make semiannual interest payments at a predetermined rate and repay principal at maturity (like a typical bond). Mortgage-related securities are based on different types of mortgages, including those on commercial real estate or residential properties. Stripped mortgage-related securities are created when the interest and principal components of a

12

mortgage-related security are separated and sold as individual securities. In the case of a stripped mortgage-related security, the holder of the "principal-only" security (PO) receives the principal payments made by the underlying mortgage, while the holder of the "interest-only" security (IO) receives interest payments from the same underlying mortgage.

Mortgage-related securities include collaterized mortgage obligations (CMOs) and real estate mortgage investment conduits (REMICs). CMOs are mortgage-backed bonds whose underlying value is the mortgages that are collected into different pools according to their maturity. CMOs are issued by U.S. government agencies and private issuers. REMICs are privately issued mortgage-backed bonds whose underlying value is a fixed pool of mortgages secured by an interest in real property. Like CMOs, REMICs offer different pools according to the underlying mortgages' maturity. CMOs and REMICs issued by private entities - so-called "non-agency mortgage-backed securities" - are not collateralized by securities issued or guaranteed by the U.S. government, its agencies, or instrumentalities.

Fannie Maes and Freddie Macs are pass-through securities issued by Fannie Mae and Freddie Mac, respectively. Fannie Mae and Freddie Mac, which guarantee payment of interest and repayment of principal on Fannie Maes and Freddie Macs, respectively, are federally chartered corporations supervised by the U.S. Government that act as governmental instrumentalities under authority granted by Congress. Fannie Mae is authorized to borrow from the U.S. Treasury to meet its obligations. Fannie Maes and Freddie Macs are not backed by the full faith and credit of the U.S. Government.

The value of mortgage-related securities may change due to shifts in the market's perception of issuers and changes in interest rates. In addition, regulatory or tax changes may adversely affect the mortgage-related securities market as a whole. Non-government mortgage-related securities may offer higher yields than those issued by government entities, but also may be subject to greater price changes than government issues. Mortgage-related securities are subject to prepayment risk, which is the risk that early principal payments made on the underlying mortgages, usually in response to a reduction in interest rates, will result in the return of principal to the investor, causing it to be invested subsequently at a lower current interest rate. Alternatively, in a rising interest rate environment, mortgage-related security values may be adversely affected when prepayments on underlying mortgages do not occur as anticipated, resulting in the extension of the security's effective maturity and the related increase in interest rate sensitivity of a longer-term instrument (extension risk). The prices of stripped mortgage-related securities tend to be more volatile in response to changes in interest rates than those of non-stripped mortgage-related securities.

Asset-Backed Securities. Asset-backed securities represent interests in pools of mortgages, loans, receivables or other assets. Payment of interest and repayment of principal may be largely dependent upon the cash flows generated by the assets backing the securities and, in certain cases, supported by letters of credit, surety bonds, or other credit enhancements. Asset-backed security values may also be affected by other factors including changes in interest rates, the availability of information concerning the pool and its structure, the creditworthiness of the servicing agent for the pool, the originator of the loans or receivables, or the entities providing the credit enhancement. If the credit enhancement is exhausted, certificate holders may experience losses or delays in payment if the required payments of principal and interest are not made to the trust with respect to the underlying loans.

In addition, these securities may be subject to prepayment risk. Prepayment, which occurs when unscheduled or early payments are made on the underlying obligations, may shorten the effective maturities of these securities and may lower their total returns. Additionally, asset-backed securities are also subject to maturity extension risk. This is the risk that in a period of rising interest rates, prepayments may occur at a slower than expected rate, which may cause these securities to fluctuate more widely in response to changes in interest rates.

Delayed Delivery and When-Issued Securities and Forward Commitments. Each fund may purchase securities on a delayed delivery or when-issued basis and may purchase or sell securities on a forward commitment basis. When such transactions are negotiated, the price is fixed at the time of the commitment, but delivery and payment can take place a month or more after the date of the commitment. The securities so purchased are subject to market fluctuation and no interest accrues to the purchaser during this period. While a fund will only purchase securities on a when-issued, delayed delivery or forward commitment basis with the intention of acquiring the securities, the fund may sell the securities before the settlement date, if it is deemed advisable. At the time a fund makes the commitment to purchase securities on a when-issued or delayed delivery basis, the fund will record the transaction and thereafter reflect the value, each day, of such security in determining the net asset value of the fund. At the time of delivery of the securities, the value may be more or less than the purchase price. A fund will also segregate cash or liquid assets equal in value to commitments for such when-issued or delayed delivery securities; subject to this requirement, a fund may purchase securities on such basis without limit. An increase in the percentage of a fund's assets committed to the purchase of securities on a when-issued or delayed delivery basis may increase the volatility of the fund's net asset value. The board of trustees does not believe that a fund's net asset value or income will be adversely affected by its purchases of securities on such basis.

Reverse Repurchase Agreements. In a reverse repurchase agreement, a fund sells a security to another party, such as a bank or broker-dealer, in return for cash and agrees to repurchase that security at an agreed-upon price and time. Reverse repurchase agreements may be used to provide cash to satisfy unusually heavy redemption requests or for other temporary or emergency purposes without the necessity of selling portfolio securities, or to earn additional income on portfolio securities.

                                                                              13

While a reverse repurchase agreement is outstanding, the fund will segregate appropriate liquid assets to cover its obligation under the agreement. The fund will enter into reverse repurchase agreements only with parties that the board of trustees, or its delegate, deems creditworthy. Such transactions may increase fluctuations in the market value of the fund's assets and may be viewed as a form of leverage.

Swaps and Swaps-Related Products. A fund may enter into swaps, caps and floors on either an asset-based or liability-based basis, depending upon whether it is hedging its assets or its liabilities. Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than one year. In a standard swap transaction, two parties agree to exchange the returns (or differential in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or "swapped" between the parties are generally calculated with respect to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, or in a "basket" of securities representing a particular index. An interest rate swap is a contract in which two parties exchange different types of interest payment streams, pegged to an underlying notional principal amount. The three main types of interest rate swaps are coupon swaps (fixed rate to floating rate in the same currency); basis swaps (one floating rate index to another floating rate index in the same currency); and cross-currency interest rate swaps (fixed rate in one currency to floating rate in another). A cap is a contract for which the buyer pays a fee, or premium, to obtain protection against a rise in a particular interest rate above a certain level. For example, an interest rate cap may cover a specified principal amount of a loan over a designated time period, such as a calendar quarter. If the covered interest rate rises above the rate ceiling, the seller of the rate cap pays the purchaser an amount of money equal to the average rate differential times the principal amount times one-quarter. A floor is a contract in which the seller agrees to pay to the purchaser, in return for the payment of a premium, the difference between current interest rates and an agreed (strike) rate times the notional amount, should interest rates fall below the agreed level (the floor). A floor contract has the effect of a string of interest rate guarantees.

The fund will usually enter into swaps on a net basis (i.e., the two payment streams are netted out, with the fund receiving or paying, as the case may be, only the net amount of the two payments). The net amount of the excess, if any, of the fund's obligations over its entitlement with respect to each swap will be calculated on a daily basis and an amount of cash or liquid assets having an aggregate net asset value at least equal to the accrued excess will be segregated by the fund's custodian. If the fund enters into a swap on other than a net basis, it will segregate the full amount of its obligations, accrued on a daily basis, with respect to the swap. The fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated in one of the three highest credit rating categories of at least one nationally recognized statistical rating organization at the time of entering into such transaction. The adviser will monitor the creditworthiness of all counterparties on an ongoing basis. If there is a default by the other party to such a transaction, the fund will have contractual remedies pursuant to the agreements related to the transaction.

The use of swaps is a highly specialized activity that involves investment techniques and risks different from those associated with ordinary portfolio transactions. Whether the fund's use of swaps will be successful in furthering its investment objective will depend on a subadviser's ability to predict correctly whether certain types of investments are likely to produce greater returns than other investments. Swaps are generally considered illiquid and may be aggregated with other illiquid positions for purposes of the limitation on illiquid investments.

There is no limit on the amount of swap transactions that may be entered into by the fund. These transactions may in some instances involve the delivery of securities or other underlying assets by the fund or its counterparty to collateralize obligations under the swap. Under the documentation currently used in those markets, the risk of loss with respect to swaps is limited to the net amount of the payments that the fund is contractually obligated to make. If the other party to a swap that is not collateralized defaults, the fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. The fund may buy and sell (i.e., write) caps and floors without limitation, so long as it maintains a segregated account with cash or liquid assets having an aggregate net asset value at least equal to the full amount of its obligations accrued on a daily basis.

Rights and Warrants. Each fund may invest in rights and warrants which entitle the holder to buy equity securities at a specified price for a specific period of time. Rights and warrants do not entitle a holder to dividends or voting rights with respect to the securities which may be purchased, nor do they represent any rights to the assets of the issuing company. The value of a right or warrant may be more volatile than the value of the underlying securities. Also, their value does not necessarily change with the value of the underlying securities. Warrants can be a speculative instrument. The value of a warrant may decline because of a decrease in the value of the underlying stock, the passage of time or a change in perception as to the potential of the underlying stock or any other combination. If the market price of the underlying stock is below the exercise price set forth in the warrant on the expiration date, the warrant will expire worthless. Warrants generally are freely transferable and are traded on the major stock exchanges. Rights and warrants purchased by a fund which expire without being exercised will result in a loss to the fund.

Loans and Other Direct Debt Instruments. Direct debt instruments are interests in amounts owed by a corporate, governmental, or other borrowers to lenders or lending syndicates (loans and loan participations), to suppliers of goods or services (trade claims or other receivables), or to other parties. Direct debt instruments involve a risk of loss in case of default or insolvency of the borrower and may offer less legal protection to the purchaser in the event of fraud or misrepresentation.

14

Purchasers of loans and other forms of direct indebtedness depend primarily upon the creditworthiness of the borrower for payment of interest and repayment of principal. If scheduled interest or principal payments are not made, the value of the instrument may be adversely affected. Loans that are fully secured provide more protections than an unsecured loan in the event of the borrower's failure to make scheduled interest or principal payments. However, there is no assurance that the liquidation of collateral from a secured loan would satisfy the borrower's obligation, or that the collateral could be liquidated. Indebtedness of borrowers whose creditworthiness is poor involves substantially greater risks and may be highly speculative. Borrowers that are in bankruptcy or restructuring may never pay off their indebtedness, or may pay only a small fraction of the amount owed. Direct indebtedness of developing countries also involves a risk that the governmental entities responsible for the repayment of the debt may be unable, or unwilling, to pay interest and repay principal when due.

Investments in loans through direct assignment of a financial institution's interests with respect to a loan may involve additional risks. For example, if a loan is foreclosed, the purchaser could become part owner of any collateral, and would bear the costs and liabilities associated with owning and disposing of the collateral. In addition, it is conceivable that under emerging legal theories of lender liability, a purchaser could be held liable as a co-lender. Direct debt instruments may also involve a risk of insolvency of the lending bank or other intermediary.

A loan is often administered by a bank or other financial institution that acts as agent for all holders. The agent administers the terms of the loan, as specified in the loan agreement. Unless, under the terms of the loan or other indebtedness, the purchaser has direct recourse against the borrower, the purchaser may have to rely on the agent to apply appropriate credit remedies against a borrower. If assets held by the agent for the benefit of a purchaser were determined to be subject to the claims of the agent's general creditors, the purchaser might incur certain costs and delays in realizing payment on the loan or loan participation and could suffer a loss of principal or interest.

Direct indebtedness may include letters of credit, revolving credit facilities, or other standby financing commitments that obligate purchasers to make additional cash payments on demand. These commitments may have the effect of requiring the fund to increase its investment in a borrower at a time when it would not otherwise have done so, even if the borrower's condition makes it unlikely that the amount will ever be repaid.

Indexed Securities. Indexed securities are instruments whose prices are indexed to the prices of other securities, securities indices, currencies, or other financial indicators. Indexed securities typically, but not always, are debt securities or deposits whose value at maturity or coupon rate is determined by reference to a specific instrument or statistic.

Mortgage-indexed securities, for example, could be structured to replicate the performance of mortgage securities and the characteristics of direct ownership.

Currency-indexed securities typically are short-term to intermediate-term debt securities whose maturity values or interest rates are determined by reference to the values of one or more specified foreign currencies and may offer higher yields than U.S. dollar-denominated securities. Currency-indexed securities may be positively or negatively indexed; that is, their maturity value may increase when the specified currency value increases, resulting in a security that performs similarly to a foreign-denominated instrument, or their maturity value may decline when foreign currency values increase, resulting in a security whose price characteristics are similar to a put on the underlying currency. Currency-indexed securities may also have prices that depend on the value of a number of different foreign currencies relative to each other.

The performance of indexed securities depends to a great extent on the performance of the security, currency, or other instrument to which they are indexed, and may also be influenced by interest rate changes in the United States and abroad. Indexed securities may be more volatile than the underlying investments. Indexed securities are also subject to the credit risks associated with the issuer of the security, and their values may decline substantially if the issuer's creditworthiness deteriorates. Recent issuers of indexed securities have included banks, corporations, and certain U.S. Government agencies.

Foreign Currency Denominated Cash. To facilitate overseas securities transactions, the fund may hold a portion of its assets in foreign-currency-denominated cash or cash equivalents and foreign government securities. The amount held in cash may range between 2% and 15% of fund assets, although the fund anticipates that under normal circumstances, less than 10% of fund assets would be held in cash. The amount held in cash equivalents, combined with all other non-U.S. debt securities and money market instruments, would not exceed 35% of the fund's assets.

Lincoln National Corporation (LNC) Stock. LNC is a publicly-held insurance holding company organized under Indiana law. The funds are prohibited from purchasing securities issued by LNC or any affiliate thereof. Through its subsidiaries, LNC provides, on a national basis, insurance and financial services.

Portfolio Transactions and Brokerage
The adviser and the sub-adviser of each fund are responsible for decisions to buy and sell securities and other investments for each fund, and for the selection of brokers and dealers to effect the transactions and the negotiation of brokerage commissions, if any. Purchases and sales of securities on an exchange are effected through brokers who charge a commission for their services. A particular

                                                                              15

broker may charge different commissions according to such factors as the difficulty and size of the transaction. Transactions in foreign securities generally involve the payment of fixed brokerage commissions, which are generally higher than those in the United States. There is generally no stated commission in the case of securities traded in the over-the-counter markets, but the price paid by the fund usually includes an undisclosed dealer commission or mark-up. In the U.S. Government securities market, securities are generally traded on a net basis with dealers acting as principal for their own accounts without a stated commission, although the price of the securities usually includes a profit to the dealer. In underwritten offerings, securities are purchased at a fixed price which includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount. On occasion, certain money market instruments may be purchased directly from an issuer, in which case no commission or discounts are paid.

The sub-adviser of each fund currently provides investment advice to a number of other clients. It will be the practice of each sub-adviser to allocate purchase and sale transactions among the fund and other clients whose assets are managed in such manner as is deemed equitable. In making such allocations among the major factors a sub-adviser considers are the investment objectives of the relevant fund, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held and the opinions of the persons responsible for managing the portfolios of the fund and other client accounts. Securities of the same issuer may be purchased, held, or sold at the same time by the fund or other accounts or companies for which a sub-adviser provides investment advice (including affiliates of a sub-adviser, as the case may be).

On occasions when a sub-adviser to a fund deems the purchase or sale of a security to be in the best interest of the fund, as well as its' other clients, the sub-adviser, to the extent permitted by applicable laws and regulations, may aggregate such securities to be sold or purchased for the fund with those to be sold or purchased for its' other clients in order to obtain best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the sub-adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to all such clients, including the fund. In some instances, the procedures may impact the price and size of the position obtainable for the fund.

In connection with effecting portfolio transactions, primary consideration will be given to securing the most favorable price and efficient execution. Within the framework of this policy, the reasonableness of commission or other transaction costs is a major factor in the selection of brokers and is considered together with other relevant factors, including financial responsibility, confidentiality (including trade anonymity), research and investment information and other services provided by such brokers. It is expected that,as a result of such factors, transaction costs charged by some brokers may be greater than the amounts other brokers might charge. The sub-adviser to a fund may determine in good faith that the amount of such higher transaction costs is reasonable in relation to the value of the brokerage and research services provided.

The Board of Trustees will review regularly the reasonableness of commissions and other transaction costs incurred from time to time, and, will receive reports regarding brokerage practices. The nature of the research services provided to each sub-adviser by brokerage firms varies from time to time but generally includes current and historical financial data concerning particular companies and their securities; information and analysis concerning securities markets and economic and industry matters; and technical and statistical studies and data dealing with various investment opportunities; and risks and trends, all of which the sub-adviser regards as a useful supplement of its own internal research capabilities.

Each sub-adviser may from time to time direct trades to brokers which have provided specific brokerage or research services for the benefit of the clients of the sub-adviser; in addition, each sub-adviser may allocate trades among brokers that generally provide superior brokerage and research services. During 2009, the total amount of brokerage transactions directed to these brokers and the total commissions paid with respect to such transactions are set forth in the second table below. Research services furnished by brokers are for the benefit of all the clients of the sub-adviser and not solely or necessarily for the benefit of the fund. Each sub-adviser believes that the value of research services received is not determinable and does not significantly reduce its expenses. A fund does not reduce its fee to any sub-adviser by any amount that might be attributable to the value of such services.

No brokerage commissions have been paid by the funds or the adviser since the funds had not yet commenced operations as of the date of this SAI.

Purchases of Securities of "Regular" Brokers or Dealers

The funds did not hold any securities issued by their "regular" broker-dealers or the parent companies of their "regular" broker-dealers since the funds had not yet commenced operations as of the date of this SAI.

No Commissions to Finance Distribution

The Investment Company Act of 1940 permits a fund to use its selling brokers to execute transactions in portfolio securities only if the fund or its adviser has implemented policies and procedures designed to ensure that the selection of brokers for portfolio securities transactions is not influenced by considerations relating to the sale of fund shares. Accordingly, the funds maintain, among other policies, a policy that prohibits them from directing to a broker-dealer in consideration for the promotion or sale of fund shares: (a)

16

fund portfolio securities transactions; or (b) any commission or other remuneration received or to be received from the funds' portfolio transactions effected through any other broker-dealer. The funds have also established other policies and procedures designed to ensure that a fund's brokerage commissions are not used to finance the distribution of fund shares.

Commission Recapture Program

All funds have entered into a commission recapture program with Russell, pursuant to which the commission rebates will be included in realized gain
(loss) on securities in the appropriate financial statements of the funds. If the adviser or sub-adviser does not believe it can obtain best execution from such broker-dealer, there is no obligation to execute portfolio transactions through such broker-dealers. The Board of Trustees, with the assistance of Russell, intends to continue to review whether recapture opportunities are available and, if so, to determine in the exercise of its business judgment whether it would be advisable for a fund to participate, or continue to participate, in the commission recapture program.

Portfolio Turnover
A portfolio turnover rate is the percentage computed by dividing the lesser of a fund's purchases or sales of securities (excluding short-term securities) by the average market value of the fund's portfolio securities. The adviser intends to manage each fund's assets by buying and selling securities to help attain its investment objective. This may result in increases or decreases in a fund's current income available for distribution to its shareholders. While the funds are not managed with the intent of generating short-term capital gains, each fund may dispose of investments (including money market instruments) regardless of the holding period if, in the opinion of the adviser, an issuer's creditworthiness or perceived changes in a company's growth prospects or asset value make selling them advisable. Such an investment decision may result in a high portfolio turnover rate during a given period, resulting in increased transaction costs.

Trustees and Officers
The Board of Trustees oversees the management of each fund and elects the Trust's officers. The Trustees of the Trust (Trustees) have the power to amend the Trust's bylaws of each fund, to declare and pay dividends, and to exercise all the powers of the fund except those granted to the shareholders. The Trustees hold their position until their successors are elected and qualified. The Trust's officers, who also hold their positions until their successors are elected and qualified, are responsible for the day-to-day operations of the funds. Information pertaining to the trustees and executive officers of the Trust is set forth below. Trustees that are deemed "interested persons," as defined in the 1940 Act, are included in the table titled, "Interested Trustees." Trustees who are not interested persons are referred to as Independent Trustees. The Trustees were re-elected at the Special Meeting of Stockholders of the funds on April 5, 2007 to serve until the next annual meeting, if any, or until their successors shall have been duly elected and qualified.

The term "Fund Complex" includes the 47 funds of the Trust.

Interested Trustees

                                                                                                Number of
                                                                                                 Funds in
                                                                          Principal                Fund
                          Position(s)        Term of Office             Occupation(s)            Complex       Other Board
Name, Address and          Held With         and Length of               During Past           Overseen by     Memberships
Year of Birth               the Fund          Time Served                 Five Years             Trustee     Held by Trustee
----------------------- --------------- ----------------------- ----------------------------- ------------- ----------------
Daniel R. Hayes*        Chairman,       Chairman since          Vice President, The Lincoln        47       N/A
Radnor Financial        President and   September 2009;         National Life Insurance
Center                  Trustee         President and Trustee   Company; Formerly: Senior
150 N. Radnor Chester                   since December 2008     Vice President, Fidelity
Road                                                            Investments
Radnor, PA 19087
YOB: 1957

* Daniel R. Hayes, currently Chairman and President of the Trust, is an interested person of the Trust by reason of his being an officer of Lincoln Life.

                                                                              17

                             Independent Trustees

                          Position(s)       Term of Office
Name, Address and          Held With         and Length of
Year of Birth               the Fund          Time Served
------------------------ ------------- ------------------------
Michael D. Coughlin      Trustee       Trustee since April
1300 S. Clinton Street                 2007
Fort Wayne, IN 46802
YOB: 1942
Nancy L. Frisby          Trustee       Trustee since April
1300 S. Clinton Street                 1992.
Fort Wayne, IN 46802
YOB: 1941
Elizabeth S. Hager       Trustee       Trustee since April
1300 S. Clinton Street                 2007
Fort Wayne, IN 46802
YOB: 1944
Gary D. Lemon            Trustee       Trustee since February
1300 S. Clinton Street                 2006; formerly:
Fort Wayne, IN 46802                   Advisory Trustee since
YOB: 1948                              November 2004
Thomas D. Rath           Trustee       Trustee since April
1300 S. Clinton Street                 2007
Fort Wayne, IN 46802
YOB: 1945
Kenneth G. Stella        Trustee       Trustee since February
1300 S. Clinton Street                 1998.
Fort Wayne, IN 46802
YOB: 1943
David H. Windley         Trustee       Trustee since August
1300 S. Clinton Street                 2004.
Fort Wayne, IN 46802
YOB: 1943

                                                         Number of
                                                          Funds in
                                   Principal                Fund
                                 Occupation(s)            Complex            Other Board
Name, Address and                 During Past           Overseen by          Memberships
Year of Birth                      Five Years             Trustee          Held by Trustee
------------------------ ----------------------------- ------------- ---------------------------
Michael D. Coughlin      Management Consultant,             47       Merrimack County Savings
1300 S. Clinton Street   Owner of Michael D.                         Bank; Trustee of Merrimack
Fort Wayne, IN 46802     Coughlin Associates                         Bankcorp, MHC.
YOB: 1942
Nancy L. Frisby          Retired,Formerly: Senior           47                   N/A
1300 S. Clinton Street   Vice President and Chief
Fort Wayne, IN 46802     Financial Officer, Desoto
YOB: 1941                Memorial Hospital
Elizabeth S. Hager       State Representative, State        47                   N/A
1300 S. Clinton Street   of New Hampshire;
Fort Wayne, IN 46802     Executive Director, United
YOB: 1944                Way of Merrimack County
Gary D. Lemon            Professor of Economics             47                   N/A
1300 S. Clinton Street   and Management, DePauw
Fort Wayne, IN 46802     University
YOB: 1948
Thomas D. Rath           Managing Partner, Rath,            47       Associated Grocers of New
1300 S. Clinton Street   Young, and Pignatelli, P.C.                 England
Fort Wayne, IN 46802
YOB: 1945
Kenneth G. Stella        Retired; Formerly:                 47       Advisory Board of Harris
1300 S. Clinton Street   President Emeritus, Indiana                 Bank
Fort Wayne, IN 46802     Health Association,
YOB: 1943                Formerly: President,
                         Indiana Hospital & Health
                         Association
David H. Windley         Retired, Formerly: Director        47       N/A
1300 S. Clinton Street   of Blue & Co., LLC
Fort Wayne, IN 46802
YOB: 1943

Officers Who Are Not Trustees

                                                                                                    Number of
                                                                                                     Funds in
                                                                               Principal               Fund
                             Position(s)          Term of Office             Occupation(s)           Complex       Other Board
Name, Address and             Held With           and Length of               During Past          Overseen by     Memberships
Year of Birth                 the Fund             Time Served                 Five Years            Trustee     Held by Trustee
------------------------ ------------------ ------------------------- --------------------------- ------------- ----------------
Kevin J. Adamson         Second Vice        Second Vice President     Second Vice President,           N/A             N/A
1300 S. Clinton Street   President          since May 2006            Director of Funds
Fort Wayne, IN 46802                                                  Management, The Lincoln
YOB: 1966                                                             National Life Insurance
                                                                      Company; Formerly:
                                                                      Director of Financial
                                                                      Operations, Swiss Re/
                                                                      Lincoln Re
Diann L. Eggleston       Assistant Vice     Assistant Vice            Assistant Vice President,        N/A             N/A
1300 S. Clinton Street   President          President since March     Lincoln National
Fort Wayne, IN 46802                        2008                      Corporation
YOB: 1962
William P. Flory, Jr.    Chief Accounting   Chief Accounting          Second Vice President and        N/A             N/A
1300 S. Clinton Street   Officer and        Officer since May 2006;   Director of Separate
Fort Wayne, IN 46802     Second Vice        Second Vice President     Account Operations, The
YOB: 1961                President          since August 2007         Lincoln National Life
                                                                      Insurance Company

18

                                                                                                   Number of
                                                                                                    Funds in
                                                                              Principal               Fund
                            Position(s)         Term of Office              Occupation(s)           Complex       Other Board
Name, Address and            Held With           and Length of               During Past          Overseen by     Memberships
Year of Birth                 the Fund            Time Served                Five Years             Trustee     Held by Trustee
------------------------ ----------------- ------------------------ ---------------------------- ------------- ----------------
Kathleen S. Polston      Assistant         Assistant Treasurer      Assistant Vice President          N/A             N/A
1300 S. Clinton Street   Treasurer         since May 2006           and Assistant Treasurer,
Fort Wayne, IN 46804                                                Director of Bank
YOB: 1957                                                           Relationship, The Lincoln
                                                                    National Life Insurance
                                                                    Company
Cynthia A. Rose          Secretary         Secretary since          Secretary; Lincoln VIP            N/A             N/A
1300 S. Clinton Street                     February 1995            Trust
Fort Wayne, IN 46802
YOB: 1954
Rise` C. M. Taylor       Treasurer, Vice   Treasurer since May      Vice President and                N/A             N/A
1300 S. Clinton Street   President         2006; Vice President     Treasurer, The Lincoln
Fort Wayne, IN 46802                       since August 2003        National Life Insurance
YOB: 1967                                                           Company; Vice President
                                                                    and Treasurer, Lincoln Life
                                                                    & Annuity Company of
                                                                    New York
David A. Weiss           Assistant Vice    Assistant Vice           Assistant Vice President,         N/A             N/A
One Granite Place        President         President since August   Funds Management
Concord, NH 03301                          2007                     Research, The Lincoln
YOB: 1976                                                           National Life Insurance
                                                                    Company; Formerly:
                                                                    Director, Funds
                                                                    Management Research;
                                                                    Mutual Fund/Securities
                                                                    Analyst; Senior Mutual
                                                                    Fund Analyst, Jefferson
                                                                    Pilot Corp.
John (Jack) A.           Chief             Chief Compliance         Vice President, Investment        N/A             N/A
Weston                   Compliance        Officer since May 2007   Advisor Chief Compliance
One Granite Place        Officer                                    Officer, The Lincoln
Concord, NH 03301                                                   National Life Insurance
YOB: 1959                                                           Company; Formerly:
                                                                    Treasurer, Jefferson Pilot
                                                                    Variable Fund, Inc.

Trustee Qualifications

The following is a brief description of the experience and attributes of each Trustee that led the Board to conclude that each Trustee is qualified to serve on the Trust's Board of Trustees. References to the experience and attributes of Trustees are pursuant to requirements of the Securities and Exchange Commission, and are not holding out the Board of Trustees or any Trustee as having any special expertise and shall not impose any greater responsibility or liability on any Trustee or on the Board of Trustees.

Michael D. Coughlin. Mr. Coughlin has served as a Trustee of the Lincoln Variable Insurance Products Trust since 2007. Mr. Coughlin previously served as a Director of the Jefferson Pilot Variable Fund, Inc. (JPVF) from 1989 to 2007, and as Chairman of JPVF from 2005 to 2007. Mike is owner of Michael D. Coughlin Associates (General Management Consulting) and previously was President of Concord Litho Company, Inc. from 1985 to 1999. Mr. Coughlin's background includes Chairman or President roles in a number of companies and charitable organizations. He is currently a Trustee of Merrimack County Savings Bank in New Hampshire. Through his experience, Mr. Coughlin is qualified to advise the Board in management, financial and investment matters.

Nancy L. Frisby. Ms. Frisby has been a Trustee for the Trust since 1992. Ms. Frisby served as the Senior Vice President (since 2000) and Chief Financial Officer of the DeSoto Memorial Hospital, Arcadia, Florida from 1999 until her retirement in 2007. She previously served as Chief Financial Officer of Bascom Palmer Eye Institute at the University of Miami School of Medicine and the Chief Financial Officer of St. Joseph Medical Center, Fort Wayne, IN. Ms. Frisby is a member of the American Institute of Certified Public Accountants and the Indiana CPA Society. She is a former officer of the Fort Wayne Chapter of the Financial Executives Institute, and previously served as Board Chair of the Byron Health Center in Fort Wayne. Through her experience, Ms. Frisby brings leadership and financial insight as Chair of the Audit Committee.

                                                                              19

Elizabeth S. Hager. Ms. Hager has served as Trustee of the Trust since 2007, and previously had served as a Director of the Jefferson Pilot Variable Fund, Inc. from 1989 to 2007. Ms. Hager has served as Executive Director of the United Way since 1996, and previously served as a State Representative for the State of New Hampshire, City Councilor and Mayor for the City of Concord, New Hampshire. Through her experience, Ms. Hager provides the Board with legislative, consumer and market insights.

Daniel R. Hayes. Mr. Hayes has served as President and Trustee of the Trust since 2008, and as Chairman of the Trust since 2009.Mr. Hayes joined Lincoln Financial Group as Head of Funds Management in 2008. Mr. Hayes also serves as President and Director of Lincoln Investment Advisors Corporation. Mr. Hayes previously served as Senior Vice President with Fidelity Investments, managing Fidelity's business and relationships with insurance companies. Prior to his employment with Fidelity, Mr. Hayes served as Vice President with Provident Mutual Life Insurance Company and as Vice President with Ameritas Financial. Mr. Hayes brings over twenty years of knowledge and experience in retirement, investment management, insurance, distribution, operations, marketing and business management.

Gary D. Lemon. Mr. Lemon has served as Advisory Trustee for the Trust since 2004 and a Trustee since 2006. Mr. Lemon has a Master's Degree and Ph.D in Economics. Since 1976, Mr. Lemon has been a Professor of Economics at DePauw University. Mr. Lemon currently is the Joseph Percival Allen III University Professor and is the Director of the McDermond Center for Management and Entrepreneurship. He has served on several committees and in various advisory roles in both the community and university settings. Through his experience, Mr. Lemon brings academic and investment insight as the Chair of the Investment Committee.

Thomas D. Rath. Mr. Rath has served as a Trustee of the Trust since 2007 and previously served as a Director of the Jefferson Pilot Variable Fund, Inc. since 1997. Mr. Rath, currently Chairman of Rath, Young and Pignatelli (Law
Firm), served as Managing Partner of the firm until 2006 and has been with the firm since 1987 when he founded it. Mr. Rath was previously Vice Chairman of Primary Bank, Chairman of Horizon Bank, and Attorney General of the State of New Hampshire. Through his experience, Mr. Rath brings a legal and legislative perspective to the Board.

Kenneth G. Stella. Mr. Stella has served as a Trustee of the Trust since 1998. Mr. Stella is President Emeritus of the Indiana Hospital Association, Indianapolis, Indiana, ("Association"). Mr. Stella served as the Chief Executive Officer for the Association from 1983 to 2007, providing executive management and leadership of all Association programs and services. Mr. Stella also serves as a Board Member of St. Vincent Health. Through his experience, Mr. Stella brings leadership and direction to the Board as the Lead Independent Trustee and Chair of the Nominating and Governance Committee.

David H. Windley. Mr. Windley has served as a Trustee of the Trust since 2004. Mr. Windley served as partner of the CPA firm of Blue & Co., LLC, from 1971 until his retirement in 2006, and worked as an auditor for healthcare, manufacturing, construction and various other industries. He was also a financial consultant to a number of different businesses. Through his experience, Mr. Windley provides accounting and business management insight to the Board.

Each Trustee also now has considerable familiarity with The Trust, its investment adviser and distributor, and their operations, as well as the special regulatory requirements governing regulated investment companies and the special responsibilities of investment company trustees as a result of his or her prior service as a Trustee of the Trust.

Board Oversight

The primary responsibility of the Board of Trustees is to represent the interests of the shareholders of the Trust and to provide oversight of the management of the Trust. The Trust's day to day operations are managed by the Advisor and other service providers who have been approved by the Board. The Board is currently comprised of eight trustees, seven of whom are classified under the 1940 Act as "non-interested" persons of the Trust ("Independent Trustees") and one of whom is classified as an interested person of the Trust ("Interested Trustees"). An Interested Trustee serves as the Chairperson of the Board.

The Board has a Lead Independent Trustee that serves as the primary liaison between Trust management and the Independent Trustees. The Lead Independent Trustee is selected by the Independent Trustees and serves until a successor is selected. Mr. Stella currently serves as the Lead Independent Trustee. The Lead Independent Trustee is the Independent Trustee that is currently serving as the Chairperson of the Nominating and Governance Committee.

Generally, the Board acts by majority vote of all the Trustees, including a majority vote of the Independent Trustees if required by applicable law. The Board establishes the policies and reviews and approves contracts and their continuance. The Board regularly requests and/or receives reports from the investment adviser, the Trust's other service providers and the Trust's Chief Compliance Officer. The Board has established three standing committees and has delegated certain responsibilities to those committees. The Board and its committees meet periodically throughout the year to oversee the Trust's activities, review the fund's financial statements, oversee compliance with regulatory requirements, and review performance. The Independent Trustees are represented by independent legal counsel at Board meetings.

As part of its general oversight of the Trust, the Board is involved in the risk oversight of the Trust. The Board/Investment Committee reviews the investment performance of the funds with the Advisor at each of its regularly scheduled quarterly Board meetings. The Board also reviews fair valuation reports at the quarterly Board meetings. In addition, the Board must approve any material changes to a Fund's investment policies or restrictions. With respect to compliance matters, the Trust's Chief Compliance Officer provides the

20

annual compliance report required by Rule 38a-1 under the 1940 Act, a quarterly report to the Board regarding the operation of the Trust's compliance policies and procedures and any material compliance issues that arose during the quarter and meets with the Audit Committee at its quarterly meeting.

The Board considered the number of funds in the Trust, the total assets of the Trust and the general nature of the funds' investments and determined that its leadership structure is appropriate given the characteristics of the Trust.

Board Committees

The Board of Trustees has established an Audit Committee, which is responsible for overseeing the funds' financial reporting process on behalf of the Board of Trustees and for reporting the result of their activities to the Board. The Audit Committee will assist and act as a liaison with the Board of Trustees in fulfilling the Board's responsibility to shareholders of the Trust and others relating to oversight of fund accounting, the Trust's systems of control, the Trust's process for monitoring compliance with laws and regulations, and the quality and integrity of the financial statements, financial reports, and audit of the Trust. In addition, the Audit Committee oversees the Trust's accounting policies, financial reporting and internal control systems. The members of the Audit Committee include independent trustees: Nancy L. Frisby, Elizabeth S. Hager, and David H. Windley. The Audit Committee met four times during the last fiscal year.

Effective January 1, 2008, the Board of Trustees established an Investment Committee, which is responsible for overseeing underperforming or troubled funds and for performing certain contract renewal tasks as requested by the board. The members of the Investment Committee are: Michael D. Coughlin, Gary
D. Lemon and Thomas D. Rath. The Investment Committee met five times during the last fiscal year.

On February 23, 2004, the Board of Trustees established a Nominating and Governance Committee. The current members of the committee are: Nancy L. Frisby, Elizabeth S. Hager, Kenneth G. Stella and David H. Windley. The Nominating and Governance Committee is responsible for, among other things, the identification, evaluation and nomination of potential candidates to serve on the Board of Trustees. The Nominating and Governance Committee met twice during the last fiscal year. The Nominating and Governance Committee will accept shareholder trustee nominations. Any such nominations should be sent to the Trust's Nominating and Governance Committee, c/o The Lincoln National Life Insurance Company.

Ownership of Securities

As of December 31, 2009, the Trustees and officers as a group owned variable contracts that entitled them to give voting instructions with respect to less than 1% of the outstanding shares of each fund. As of December 31, 2009, the dollar range of equity securities owned beneficially by each trustee in the funds and in any registered investment companies overseen by the trustees within the same family of investment companies as the funds is as follows:

Interested Trustees

                                                                       Aggregate Dollar Range of Equity
                                                                    Securities in All Registered Investment
                                                                       Companies Overseen by Trustee in
Name of Trustee    Dollar Range of Equity Securities in the Funds       Family of Investment Companies
----------------- ------------------------------------------------ ----------------------------------------
Daniel R. Hayes                         None                                         None

Independent Trustees

Name of Trustee                      Dollar Range of Equity Securities in the Funds
---------------------- --------------------------------------------------------------------------
Michael D. Coughlin,                       LVIP MFS Value Fund - $1-$10,000
Trustee                                  LVIP Mid-Cap Value Fund - $1-$10,000
                                  LVIP Mondrian International Value Fund - $1-$10,000
                                      LVIP SSgA Small-Cap Index Fund - $1-$10,000
Nancy L. Frisby        LVIP Delaware Foundation Conservative Allocation Fund - $50,001-$100,000
                                LVIP Delaware Growth and Income Fund - $10,001-$50,000
                                 LVIP Delaware Social Awareness Fund - $10,001-$50,000
                              LVIP Delaware Special Opportunities Fund - $50,001-$100,000
                                   LVIP SSgA Small Cap Index Fund - $10,001-$50,000
Elizabeth S. Hager               LVIP Delaware Growth & Income Fund - $10,001-$50,000
                                 LVIP Delaware Social Awareness Fund - $10,001-$50,000
                                   LVIP Janus Capital Appreciation Fund - $1-$10,000
                                  LVIP Mondrian International Value Fund - $1-$10,000

                           Aggregate Dollar Range of Equity
                        Securities in All Registered Investment
                           Companies Overseen by Trustee in
Name of Trustee             Family of Investment Companies
---------------------- ----------------------------------------
Michael D. Coughlin,   $10,001-$50,000
Trustee
Nancy L. Frisby                     Over $100,000
Elizabeth S. Hager     $10,001-$50,000

                                                                              21

                                                                                      Aggregate Dollar Range of Equity
                                                                                   Securities in All Registered Investment
                                                                                      Companies Overseen by Trustee in
Name of Trustee             Dollar Range of Equity Securities in the Funds             Family of Investment Companies
------------------- ------------------------------------------------------------- ----------------------------------------
Gary D. Lemon           LVIP Delaware Growth & Income Fund - $10,001-$50,000      $ 10,001-$50,000
Kenneth G. Stella       LVIP Delaware Social Awareness Fund - $10,001-$50,000     $ 10,001-$50,000
                     LVIP Delaware Special Opportunities Fund - $10,001-$50,000
David H. Windley                LVIP Delaware Bond Fund - $1-$10,000              $50,001-$100,000
                        LVIP Delaware Social Awareness Fund - $10,001-$50,000
                     LVIP Delaware Special Opportunities Fund - $10,001-$50,000
                         LVIP Marsico International Growth Fund - $1-$10,000
                         LVIP Mondrian International Value Fund - $1-$10,000
                    LVIP SSgA Developed International 150 Fund - $10,001-$50,000
                        LVIP SSgA Emerging Markets 100 Fund - $10,001-$50,000
                         LVIP Wells Fargo Intrinsic Value Fund - $1-$10,000

The following table sets forth the compensation paid to the independent trustees by the Trust as well as the compensation paid to the independent trustees by the Fund Complex for the fiscal year ended December 31, 2009:

                               Compensation Table

                                     Aggregate Compensation      Total Compensation From the
Name of Person, Position                 From the Trust            Trust And Fund Complex
--------------------------------    ------------------------    ----------------------------
  Michael D. Coughlin, Trustee               $63,500                       $63,500
  Nancy L. Frisby, Trustee                    63,500                        63,500
  Elizabeth S. Hager, Trustee                 57,500                        57,500
  Gary D. Lemon, Trustee                      58,500                        58,500
  Thomas D. Rath, Trustee                     57,500                        57,500
  Kenneth G. Stella, Trustee                  67,500                        67,500
  David H. Windley, Trustee                   57,500                        57,500

Investment Adviser
Investment Adviser: Lincoln Investment Advisors Corporation (LIA) is the investment adviser to the funds. LIA is a registered investment adviser and wholly-owned subsidiary of Lincoln National Corporation (LNC). LIA's address is One Granite Place, Concord, New Hampshire 03301. LIA (or its predecessors) has served as an investment adviser to mutual funds for over 20 years.

LNC is a publicly-held insurance holding company organized under Indiana law. Through its subsidiaries, LNC provides, on a national basis, insurance and financial services.

The advisory fee rates payable by both the Standard Class and the Service Class of each fund to LIA are set forth in the following table:


                                                     Annual Fee Rate Based on
Fund                                                 Average Daily Net Asset Value
---------------------------------------------------- ---------------------------------------------
         LVIP American Balanced Allocation Fund..... 0.25% of the fund's average daily net assets

         LVIP American Growth Allocation Fund....... 0.25% of the fund's average daily net assets

         LVIP American Income Allocation Fund....... 0.25% of the fund's average daily net assets



No advisory fees have been paid by the funds since the funds had not yet commenced operations as of the date of this SAI.

Pursuant to an Investment Management Agreement dated April 30, 2007 (the Management Agreement), the adviser manages each fund's portfolio investments and reports to the board of trustees. With limited exception, each fund conducts its other business and affairs and bears the expenses and salaries necessary and incidental thereto. These expenses include, without limitation, expenses

22

related to: the maintenance of the fund's books, records and procedures, including corporate secretary services; general accounting oversight; preparation of tax returns and reports; and, legal services provided by the adviser or an affiliate of the adviser.

Service marks. The service mark for the funds and the name Lincoln have been adopted by the funds with the permission of LNC, and their continued use is subject to the right of LNC to withdraw this permission in the event the adviser should not be the investment adviser of the funds.

The Trust has obtained the right to use the American Funds (Reg. TM) name in connection with the funds.

Fund Expenses. Expenses specifically assumed by each fund under its advisory agreement include, among others, compensation and expenses of the members of the fund's board of trustees who are not interested persons of the fund; custodian fees; independent auditor fees; brokerage commissions; legal and accounting fees; registration and other fees in connection with maintaining required fund and share registration with the SEC and state securities authorities; and the expenses of printing and mailing updated prospectuses, proxy statements and shareholder reports to current contract owners.


Proxy Voting Policies and Procedures. The board of trustees has delegated to each fund's adviser the responsibility for voting any proxies relating to portfolio securities held by the fund in accordance with the fund's proxy voting policies and procedures. The proxy voting policies and procedures for these funds are attached hereto as Appendix B.


Information regarding how each fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available
(1) without charge, upon request, by call 1-800-4LINCOLN (454-6265); and (2) on the SEC's website at http:// www.sec.gov.

Portfolio Managers
The following provides information regarding each portfolio manager's other accounts managed, material conflicts of interests, compensation, and any ownership of securities in a fund. Each portfolio manager or team member is referred to in this section as a "portfolio manager."

Other Accounts Managed


As of June 30, 2010, the portfolio managers for LIA (Kevin Adamson and David Weiss) did not have responsibility for the day-to-day management of any other accounts.

Other Accounts Managed with Performance-Based Advisory Fees

As of June 30, 2010, the portfolio managers for LIA (Kevin Adamson and David Weiss) did not have responsibility for the day-to-day management of any other accounts.

Material Conflicts of Interest

Actual or apparent conflicts of interest may arise when a portfolio manager has day-to-day management responsibilities with respect to more than one investment account. As of June 30, 2010, the portfolio managers for LIA (Kevin Adamson and David Weiss) did not have responsibility for the day-to-day management of any other accounts.

Compensation Structures and Methods


Information regarding each portfolio manager's compensation is attached hereto as Appendix C.

Beneficial Interest of Portfolio Managers

Information regarding securities of each LVIP fund beneficially owned, if any, by portfolio managers is disclosed below. In order to own securities of a fund, a portfolio manager would need to own a Lincoln Life variable life insurance policy or variable annuity contract. Portfolio managers are not required to own securities of a fund. In addition, although the level of a portfolio manager's securities ownership may be an indicator of his or her confidence in the portfolio's investment strategy, it does not necessarily follow that a portfolio manager who owns few or no securities has any less confidence or is any less concerned about the applicable portfolio's performance.

As of the funds' fiscal year ended, December 31, 2009, no portfolio manager of any fund beneficially owned securities of any fund.

Principal Underwriter
Lincoln Financial Distributors, Inc. ("LFD"), 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087, serves as the principal underwriter for the Trust pursuant to a Principal Underwriting Agreement with the Trust dated June 1, 2007. Under the agreement, the Trust has appointed LFD as the principal underwriter and distributor of the Trust to sell shares of each class of each fund series of the

                                                                              23

Trust at net asset value in a continuous offering to insurance company separate accounts or employer-sponsored products. LFD will not retain underwriting commissions from the sale of fund shares. From January 1, 2009 through December 31, 2009, LFD received $13,174,762 in compensation from the Trust.

Administration Agreement
The Lincoln Variable Insurance Products Trust ("Trust") has entered into an Administration Agreement (the Administration Agreement) with Lincoln National Life Insurance Company (Lincoln Life), pursuant to which Lincoln Life provides various administrative services necessary for the operation of the funds. These services include, among others: coordination of all service providers; providing personnel and office space; maintenance of each fund's books and records; general accounting monitoring and oversight; preparation of tax returns and reports; preparing and arranging for the distribution of all shareholder materials; preparing and coordinating the filing of all materials with the SEC and other federal and state regulatory authorities. As reimbursement for the cost of providing these administrative services for the year ended December 31, 2009, the Trust paid Lincoln Life $862,728 which was allocated to the funds based on average net assets. In addition, pursuant to the Administration Agreement, the Trust will reimburse the cost of legal and corporate secretary services provided to the Trust. For the year ending December 31, 2009, the Trust reimbursed Lincoln Life $308,719 for legal and corporate secretary services.

Accounting Agreement
The funds have entered into a fund accounting and financial administration services agreement (the Accounting Agreement) with The Bank of New York Mellon (Mellon), effective October 1, 2007, pursuant to which Mellon provides certain accounting services for the funds. Services provided under the Accounting Agreement include, among others, functions related to calculating the daily net asset values of each fund's shares, providing financial reporting information, regulatory compliance testing and other related accounting services. For these services, the funds pay Mellon an asset-based fee, subject to certain fee minimums, plus certain out-of-pocket expenses. The asset based fee rate under the Accounting Agreement is an annual rate of .035%.

In addition, the Trust has entered into a Fund Accounting and Financial Administration Oversight Agreement (Oversight Agreement), effective October 1, 2007, with The Lincoln National Life Insurance Company (Lincoln Life) and Delaware Service Company, Inc. (DSC). Under the Oversight Agreement, DSC has agreed to perform fund accounting, financial administration and related services for the Trust to supplement the services provided by Mellon under the Accounting Agreement. DSC has also agreed to establish and monitor certain service level requirements with respect to Mellon's performance of its duties pursuant to the Accounting Agreement. For these services, the funds pay DSC an asset-based fee at an annual rate of .0025%, plus certain out-of-pocket expenses.

Code of Ethics
The Trust, LIA, and the distributor have each adopted a Code of Ethics pursuant to Rule 17j-1 under the 1940 Act. The board of trustees has reviewed and approved these Codes of Ethics. Subject to certain limitations and procedures, these codes permit personnel that they cover, including employees of LIA and the sub-advisers who regularly have access to information about securities purchase for the funds, to invest in securities for their own accounts. This could include securities that may be purchased by funds. The codes are intended to prevent these personnel from taking inappropriate advantage of their positions and to prevent fraud upon the fund. The Trust's Code of Ethics requires reporting to the board of trustees on compliance violations.

Description of Shares
The Trust was organized as a Delaware statutory trust on February 1, 2003 and is registered with the SEC as an open-end, management investment company. The Trust's Certificate of Trust is on file with the Secretary of State of Delaware. The Trust's Declaration of Trust authorizes the board of trustees to issue an unlimited number of shares, which are shares of beneficial interest, without par value. The Trust consists of 47 funds organized as separate series of shares. The Declaration of Trust authorizes the board of trustees to divide or redivide any unissued shares of the Trust into one or more additional series by setting or changing in any one or more respects their respective preferences, conversion or other rights, voting power, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, and to establish separate classes of shares.

Each fund currently offers two classes of shares: the Standard Class and the Service Class. The two classes of shares are identical, except that Service Class shares are subject to a distribution (Rule 12b-1) fee. The Trust's 12b-1 plan allows each fund to pay distribution fees of up to 0.25% per year to those organizations that sell and distribute Service Class shares and provide services to Service Class shareholders and contract owners. The 12b-1 plan for the Service Class is discussed in the "Rule 12b-1 Plan" section of this SAI.

24

Each fund's shares (all classes) have no subscription or preemptive rights and only such conversion or exchange rights as the board of trustees may grant in its discretion. When issued for payment as described in the prospectus and this SAI, the shares will be fully paid and non-assessable, which means that the consideration for the shares has been paid in full and the issuing fund may not impose levies on shareholders for more money. In the event of a liquidation or dissolution of the Trust, shareholders of each fund are entitled to receive the assets available for distribution belonging to that fund, and a proportionate distribution, based upon the relative asset values of the respective funds, of any general assets not belonging to any particular fund which are available for distribution, subject to any differential class expenses.

Rule 18f-2 under the 1940 Act provides that any matter required to be submitted to the holders of outstanding voting securities of an investment company such as the Trust shall not be deemed to have been effectively acted upon unless approved by the holders of a majority of the outstanding shares of each fund affected by the matter. For purposes of determining whether the approval of a majority of the outstanding shares of a fund will be required in connection with a matter, a fund will be deemed to be affected by a matter unless it is clear that the interests of each fund in the matter are identical, or that the matter does not affect any interest of the fund. Under Rule 18f-2, the approval of an investment advisory agreement or any change in investment policy would be effectively acted upon with respect to a fund only if approved by a majority of the outstanding shares of that fund. However, Rule 18f-2 also provides that the ratification of independent public accountants (for funds having the same independent accountants), the approval of principal underwriting contracts, and the election of trustees may be effectively acted upon by shareholders of the Trust voting without regard to individual funds. In such matters, all shares of the Trust have equal voting rights.

Unless otherwise required by the 1940 Act, ordinarily it will not be necessary for the Trust to hold annual meetings of shareholders. As a result, shareholders may not consider each year the election of trustees or the appointment of auditors. However, the holders of at least 10% of the shares outstanding and entitled to vote may require the Trust to hold a special meeting of shareholders for purposes of removing a trustee from office. Shareholders may remove a trustee by the affirmative vote of two-thirds of the Trust's outstanding voting shares. In addition, the board of trustees will call a meeting of shareholders for the purpose of electing trustees if, at any time, less than a majority of the trustees then holding office have been elected by shareholders.

Control Persons and Principal Holders of Securities
Each fund sells its shares of beneficial interest directly or indirectly to certain life insurance companies (Insurance Companies) for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively, Variable Contract). These Insurance Companies include, without limitation, (1) The Lincoln National Life Insurance Company (Lincoln Life), an Indiana insurance company, at 1300 South Clinton Street, Fort Wayne, IN 46802; (2) Lincoln Life & Annuity Company of New York (Lincoln New York), a New York insurance company, at 100 Madison Street, Suite 1860, Syracuse, NY 13202-2802; and (3) unaffiliated insurance companies.

The Insurance Companies as record owners are entitled to be present and vote fund shares at any shareholder meeting. However, under the 1940 Act, the Insurance Companies are required to vote the fund shares at shareholder meetings according to the instructions received from the contract owners of the Variable Contract. Fund shares held in an Insurance Company separate account for which no timely instructions are received will, subject to fair representation requirements, be voted by the Insurance Company in the same proportion as the voting instructions which are received from all other contract owners participating in that separate account. As a result of this "echo voting," the instructions of a small number of contract owners may determine the outcome of matters subject to shareholder vote. Please refer to the prospectus and SAI for your variable annuity or variable life contract for additional information on the voting of shares at fund shareholder meetings.

The funds may sell their shares directly to the Lincoln Profile Funds (each, a fund of funds), the shares of which are owned by Lincoln Life and Lincoln New York. As of the date of this SAI, the funds had no shares outstanding. The Lincoln Profile Funds, at 1300 South Clinton Street, Fort Wayne, IN 46802, are each series of Lincoln Variable Insurance Products Trust, a Delaware statutory trust. The Lincoln Profile Funds will vote shares of funds that they hold in the same proportion as the vote of all other holders of shares of such fund, as is described by Section 12(d)(1)(E)(iii)(aa) of the 1940 Act.

As of the date of this SAI, there were no shareholders since the funds had not yet commenced operations.

Rule 12b-1 Plan
Pursuant to Rule 12b-1 under the 1940 Act, the Trust has adopted a distribution and service plan (the Plan) for the Service Class of shares of each fund. As previously noted, the Trust offers shares of beneficial interest to Insurance Companies for allocation to certain of their Variable Contracts. The Trust may pay the Insurance Companies or others, out of the assets of a Service Class, for activities primarily intended to sell Service Class shares or Variable Contracts offering Service Class shares. The Trust would pay each third party for these services pursuant to a written agreement with that third party.

Payments made under the Plan may be used for, among other things: the printing of prospectuses and reports used for sales purposes; preparing and distributing sales literature and related expenses; advertisements; education of contract owners or dealers and

                                                                              25

their representatives; and other distribution-related expenses. Payments made under the Plan may also be used to pay Insurance Companies, dealers or others for, among other things: service fees as defined under NASD rules; furnishing personal services or such other enhanced services as the Trust or a Variable Contract may require; or maintaining customer accounts and records.


For the noted services, the Plan authorizes each fund to pay to Insurance Companies or others, out of the assets of the Service Class, a monthly fee (the Plan Fee) not to exceed 0.35% per annum of the average daily net asset value of the Service Class shares of such fund, as compensation or reimbursement for services rendered and/or expenses borne. The Plan Fee is currently 0.35% for the funds. The Plan Fee may be adjusted by the Trust's board of trustees from time to time. The Plan may not limit Plan Fees to amounts actually expended by third-parties for services rendered and/or expenses borne. A third-party, therefore, may realize a profit from Plan Fees in any particular year.


No "interested person" or independent trustee of a fund had or has a direct or indirect financial interest in the operation of the Plan or any related agreement.

The Board of Trustees, including a majority of the Independent Trustees, have determined that, in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each fund and contract owners of the Service Class of each fund. Each year, the Trustees must make this determination for the Plan to be continued.

For the fiscal year ended December 31, 2009, there were no distribution related expenses paid by the Service Class shares of the funds. For the fiscal year ended December 31, 2009, no distribution related expenses were paid by the Service Class under the Plan for compensation to broker-dealers and sales personnel and for printing and mailing of prospectuses to other than current shareholders because the funds had not yet commenced operations.

Revenue Sharing
LIA and its affiliates, including Lincoln Financial Distributors, Inc. ("LFD"), and/or the funds' sub-advisers may pay compensation at their own expense, including the profits from the advisory fees LIA receives from the funds or the sub-advisory fees the sub-advisers receive from LIA, to affiliated or unaffiliated brokers, dealers or other financial intermediaries ("financial intermediaries") in connection with the sale or retention of fund shares or the sales of insurance products that contain the funds and/or shareholder servicing ("distribution assistance"). For example, LFD may pay additional compensation to financial intermediaries for various purposes, including, but not limited to, promoting the sale of fund shares and the products that include the fund shares; access to their registered representatives; sub-accounting, administrative or shareholder processing services; and marketing and education support. Such payments are in addition to any distribution fees, service fees and/or transfer agency fees that may be payable by the funds. The additional payments may be based on factors, including level of sales, the funds' advisory fees, some other agreed upon amount, or other measures as determined from time to time.

A significant purpose of these payments is to increase sales of the funds' shares and the products that contain the funds. LIA and/or its affiliates may benefit from these payments of compensation to financial intermediaries through increased fees resulting from additional assets acquired through the sale of insurance products through such intermediaries.

Valuation of Portfolio Securities
A fund determines its net asset value per share by subtracting its liabilities (including accrued expenses and dividends payable) from its total assets (the value of the securities the fund holds plus cash and other assets, including income accrued but not yet received) and dividing the result by the total number of shares outstanding.

Portfolio Holdings Disclosure
The Trust's Board of Trustees has adopted policies and procedures designed to ensure that disclosure of information regarding a fund's portfolio securities is in the best interests of fund shareholders. In accordance with these policies and procedures, a Trust vice president or the vice president's designees will make shareholders reports or other regulatory filings containing a fund's portfolio holdings available free of charge to individual investors, institutional investors, intermediaries that distribute the fund's shares, and affiliated persons of the fund that make requests for such holdings information. Shareholder reports are available 60 days after the end of each semi-annual reporting period.

A Trust vice president or the vice president's designees may provide a fund's top-ten holdings immediately after each quarter-end to Lincoln Life and other insurance companies who include the funds in their products ("Insurance Companies"). All Insurance Companies that receive nonpublic portfolio holdings information must sign a confidentiality agreement agreeing to keep the nonpublic portfolio information strictly confidential and not to engage in trading on the basis of the information. The Insurance Companies may include this information in marketing and other public materials (including via website posting) 15 days after the end of the quarter.

26

A Trust vice president or the vice president's designees may provide other portfolio holdings information 30 days following the end of each quarter to the Insurance Companies. All Insurance Companies that receive nonpublic portfolio holdings information must sign a confidentiality agreement agreeing to keep the non-public portfolio information strictly confidential and not to engage in trading on the basis of the information. The Insurance Companies will distribute shareholder reports (annual and semi-annual) containing the portfolio holdings of the funds to contract owners in accordance with applicable laws and regulations. The Insurance Companies may make the portfolio information publicly available (including via website posting) 45 days after the end of the quarter.

A Trust vice president or the vice president's designees may also provide holdings information 30 days following the end of the quarterly reporting period under a confidentiality agreement to third-party service providers, including but not limited to independent rating and ranking organizations, which conduct market analyses of the fund's portfolio holdings against benchmarks or securities market indices. All such third parties must sign a confidentiality agreement agreeing to keep the non-public portfolio information strictly confidential and not to engage in trading on the basis of the information. These parties may disseminate the portfolio holdings information 60 days following the end of the quarter, which is after the SEC filings are made. These third parties presently are Anerich Massina & Associates and Ibbotson Associates.

The Trust's sub-advisers have ongoing arrangement with the following third parties to make available information about a fund's portfolio holdings: (1) ratings organizations, such as Moodys, S&P, Morningstar and Lipper, provided generally on a monthly basis for the purpose of reviewing the particular fund;
(2) portfolio analysis companies, such as Factset Research Systems, Line Datta, Glass, Lewis & Co., Investment Technology Group, Inc., BondEdge, Investools, Plexus, Saloman Analytics, Inc., Wilshire Analytics Axiom, ITG Alpha Capture, MSCI BARRA, Inc., Bloomberg, L.P., Investor Tools Perform, J.P. Morgan Securities, Inc. and Plexus, BARRA TotalRisk Systems provided generally on a daily or monthly basis for the purpose of compiling reports, preparing comparative analysis data and trade execution evaluation; (3) proxy voting or class action services, such as ADP, Broadridge Financial Solutions, Inc., Institutional Shareholder Services (ISS) - ISS/Risk Metrics or Brown Brothers Harriman & Co., provided generally on a daily or bi-monthly basis for the purpose of voting proxies relating to portfolio holdings or providing corporate actions services and trade confirmation; (4) computer systems, products, services, and software vendors, such as Advent Software, Inc., Eagle Investment Systems Corp., The MacGregor Group, OMGEO LLC, CDS/Computer, Checkfree, Cogent Consulting, GFP Acquisition Company, Inc. D.B.A. GCom2 Solutions, Siemens Business Services, Inc. and GainsKeeper, Inc. provided generally on a daily basis for the purpose of providing computer products, services, software and accounting systems to the sub-advisers; and (5) operational services, such as State Street Bank and Trust Company, State Street Investment Manager Solutions, Mark-it Group and Standard & Poor's Securities Evaluations Services provided generally on a daily basis for the purpose of providing operational functions including fund pricing and OTC derivative swap products to the sub-advisers. Each of the above unaffiliated third parties must agree to keep the fund's holdings information confidential and not engage in trading on the basis of the information. The sub-advisers do not receive compensation in connection with these arrangements.

A Trust vice president or the vice president's designees may provide, at any time, portfolio holdings information to: (a) fund service providers and affiliates, such as the funds' investment adviser, sub-advisers, custodian and independent registered public accounting firm, to the extent necessary to perform services for the funds; and (b) state and federal regulators and government agencies as required by law or judicial process. These entities are subject to duties of confidentiality imposed by law, contract. or fiduciary obligations.

The funds will disclose their portfolio holdings in public SEC filings. The Trust's board of trustees also may, on a case-by-case basis, authorize disclosure of the funds' portfolio holdings, provided that, in its judgment, such disclosure is not inconsistent with the best interests of shareholders, or may impose additional restrictions on the dissemination of portfolio information.

Neither the funds, their investment adviser nor any affiliate receive any compensation or consideration in connection with the disclosure of the funds' portfolio holdings information.

Fund management is responsible for ensuring appropriate disclosure is made regarding these procedures in the funds' prospectus and/or SAI.

The Trust's board of trustees exercises oversight of these policies and procedures. In this regard, fund management will inform the trustees if any substantial changes to the procedures become necessary to ensure that the procedures are in the best interest of fund shareholders. The officers will consider any possible conflicts between the interest of fund shareholders, on the one hand, and those of the funds' investment adviser and other fund affiliates, on the other. Moreover, the funds' chief compliance officer will address the operation of the funds' procedures in the annual compliance report to the board and will recommend any remedial changes to the procedures.

Purchase and Redemption Information
Shares of a fund may not be purchased or redeemed by individual investors directly but may be purchased or redeemed by such investors only through variable annuity contracts or variable life contracts offered by Lincoln Life, LNY and other insurance companies. Shares of the funds may also be purchased by the LVIP Wilshire Risk-based Profile Funds and Target Maturity Funds, which invest their assets in other mutual funds. The offering price of each fund's shares is equal to its net asset value per share.

                                                                              27

If conditions exist which make payment of redemption proceeds wholly in cash unwise or undesirable, a fund may make payment wholly or partly in securities or other investment instruments which may not constitute securities as such term is defined in the applicable securities laws. If a redemption is paid wholly or partly in securities or other property, a shareholder would incur transaction costs in disposing of the redemption proceeds.

Custodian and Transfer Agent
All securities, cash and other similar assets of the funds are currently held in custody by The Bank of New York Mellon, One Mellon Center, Pittsburgh, Pennsylvania 15258.

The custodian shall: receive and disburse money; receive and hold securities; transfer, exchange, or deliver securities; present for payment coupons and other income items, collect interest and cash dividends received, hold stock dividends, etc.; cause escrow and deposit receipts to be executed; register securities; and deliver to the funds proxies, proxy statements, etc.

Lincoln Life performs the dividend and transfer agent functions for each fund.

Independent Registered Public Accounting Firm
The board of trustees has engaged Ernst & Young LLP, Two Commerce Square, Suite 4000, 2001 Market Street, Philadelphia, PA 19103, to serve as the Independent Registered Public Accounting Firm for the funds. In addition to the audits of the financial statements of the funds, other services provided include review of annual reports and registration statements filed with the SEC; consultation on financial accounting and reporting matters; and meetings with the Audit Committee.

Financial Statements
Because the funds are new and have no operating history, no financial statements are yet available.

Taxes
Each fund intends to qualify and has elected to be taxed as a regulated investment company under certain provisions of the Internal Revenue Code of 1986 (the Code). If a fund qualifies as a regulated investment company and complies with the provisions of the Code relieving regulated investment companies which distribute substantially all of their net income (both net ordinary income and net capital gain) from federal income tax, it will be relieved from such tax on the part of its net ordinary income and net realized capital gain which it distributes to its shareholders. To qualify for treatment as a regulated investment company, each fund must, among other things, derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to securities loans and gains from the sale or other disposition of stock or securities or foreign currencies (subject to the authority of the Secretary of the Treasury to exclude foreign currency gains which are not directly related to the fund's principal business of investing in stock or securities or options and futures with respect to such stock or securities), or other income (including but not limited to gains from options, futures, or forward contracts) derived with respect to its investing in such stocks, securities, or currencies.

Each fund also intends to comply with diversification regulations under Section 817(h) of the Code, that apply to mutual funds underlying variable contracts. Generally, a fund will be required to diversify its investments so that on the last day of each quarter of a calendar year, no more than 55% of the value of its total assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. For this purpose, securities of a given issuer are treated as one investment, but each U.S. government agency or instrumentality is treated as a separate issuer. Any security issued, guaranteed, or insured (to the extent so guaranteed or insured) by the U.S. government or an agency or instrumentality of the U.S. government is treated as a security issued by the U.S. government or its agency or instrumentality, whichever is applicable.

Failure by a fund to both qualify as a regulated investment company and satisfy the Section 817(h) diversification requirements would generally cause Variable Contracts that include the fund as an underlying investment to lose their favorable tax status and require contract holders to include in ordinary income any income under the contracts for the current and all prior taxable years. Under certain circumstances described in the applicable Treasury regulations, inadvertent failure to satisfy the applicable diversification requirements may be corrected, but such a correction would require a payment to the Internal Revenue Service (IRS) based on the tax contract holders would have incurred if they were treated as receiving the income on the contract for the period during which the diversification requirements were not satisfied. Any such failure may also result in adverse tax consequences for the insurance company issuing the contracts. Failure by a fund to qualify as a regulated investment company would also subject a fund to federal and state income taxation on all of its taxable income and gain, whether or not distributed to shareholders.

28

Since individual contract owners are generally not treated as shareholders of the funds, no discussion is included regarding the federal income tax consequences at the shareholder level.

The discussion of federal income tax considerations in the prospectus, in conjunction with the foregoing, is a general and abbreviated summary of the applicable provisions of the Code and Treasury Regulations currently in effect as interpreted by the Courts and the Internal Revenue Service (IRS). These interpretations can be changed at any time. The above discussion covers only federal tax considerations with respect to the funds. State and local taxes vary.

                                                                              29

APPENDIX A

Bond and Commercial Paper Ratings
Certain of the funds' investment policies and restrictions include references to bond and commercial paper ratings. The following is a discussion of the rating categories of Moody's Investors Service, Inc. and Standard & Poor's Corp.

Moody's Investors Service, Inc.

Aaa-Bonds which are rated Aaa are judged to be of the best quality and carry the smallest degree of investment risk. Interest payments are protected by a large or by an exceptionally stable margin, and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa-Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

A-Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa-Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba-Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B-Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa-Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

Ca-Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

Standard & Poor's Corp.

AAA-This is the highest rating assigned by Standard & Poor's Corp. to a debt obligation and indicates an extremely strong capacity to pay principal and interest.

AA-Bonds rated AA also qualify as high-quality debt obligations. Capacity to pay principal and interest is very strong, and in the majority of instances they differ from AAA issues only in small degree.

A-Bonds rated A have a strong capacity to pay principal and interest, although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions.

BBB-Bonds rated BBB are regarded as having an adequate capacity to pay principal and interest. Whereas these bonds normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay principal and interest than for bonds in the A category and higher.

BB-B-CCC-CC-Bonds rated BB, B, CCC and CC are regarded, on balance, as predominantly speculative with respect to the issuer's capacity to pay interest and repay principal in accordance with the terms of the obligation. BB indicates the lowest degree of speculation and C the highest degree of speculation. While such bonds will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

30

Moody's Investors Service, Inc.

Moody's Commercial Paper ratings are opinions of the ability of issuers to repay punctually promissory obligations not having an original maturity in excess of nine months. Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment capacity of rated issuers:

Prime 1-Highest Quality;

Prime 2-Higher Quality;

Prime 3-High Quality.

(The funds will not invest in commercial paper rated Prime 3).

Standard & Poor's Corp.

A Standard & Poor's Corp. commercial paper rating is a current assessment of the likelihood of timely payment of debt having an original maturity of no more than 365 days. The fund will invest in commercial paper rated in the A Categories, as follows:

A-Issues assigned this highest rating are regarded as having the greatest capacity for timely payment. Issues in this category are further refined with the designation 1, 2, and 3 to indicate the relative degree of safety. (The funds will not invest in commercial paper rated A-3).

A-1 This designation indicates that the degree of safety regarding timely payment is very strong.

A-2 Capacity for timely payment on issues with this designation is strong. However, the relative degree of safety is not overwhelming as for issues designated A-1.

                                                                              31

APPENDIX B


Fund of Funds and Master-Feeder Funds
Proxy Voting Procedures
Background
The Lincoln Variable Insurance Products Trust offers certain Fund of Funds. Each Fund of Funds intends to invest substantially all of its assets in shares of the other Funds of the Trust and shares of other unaffiliated mutual funds (each an "Underlying Fund").

In addition, the Lincoln Variable Insurance Products Trust offers certain Master-Feeder Funds. A Feeder Fund does not buy investment securities directly. Instead, it invests in a Master Fund which in turn purchases investment securities. Each Feeder Fund has essentially the same investment objective and limitations as its Master Fund.

Procedures

To the extent that an Underlying Fund, whose shares are held by a Fund of Funds, solicits a shareholder vote on any matter, the Fund of Funds shall vote such shares of the Underlying Fund in accordance with the following in the same proportion as the vote of all other holders of shares of such Underlying Fund. This type of voting structure is commonly referred to as "mirror voting."

If a Master Fund in a Master-Feeder structure calls a shareholder meeting and solicits proxies, the Feeder Fund, who owns shares of the Master Fund, shall seek voting instructions from the shareholders of the Feeder Fund and will vote proxies in the same proportion as the instructions timely received from the shareholders of the Feeder Fund.

When a Fund is a Feeder Fund in a Master-Feeder structure, proxies for the portfolio securities owned by the Master Fund will be voted pursuant to the Master Fund's own proxy voting policies and procedures. Thus, except as otherwise note herein, the Feeder Funds shall not be subject to these procedures.


32

APPENDIX C

Compensation Structures and Methodologies of Portfolio Managers
The following describes the structure of, and the method(s) used to determine the different types of compensation (e.g., salary, bonus, deferred compensation, retirement plans and arrangements) for each portfolio manager as of the funds' fiscal year ended December 31, 2009:


Lincoln Investment Advisors Corporation

The equity programs are designed to position LIAC to attract and retain the most talented individuals in the financial services industry by offering competitive programs that reward exceptional individual and company performance. Each portfolio manager's compensation consists of the following:

BASE SALARY: Each named portfolio manager receives a fixed base salary. The base salary is combination of factors including experience, responsibilities, skills, expectations, and market considerations. Salary increases are awarded in recognition of the portfolio manager's individual performance and an increase or change in duties and responsibilities. Job expectations are reviewed annually to ensure that they are reflected in the performance objects of the portfolio manager.

ANNUAL INCENTIVE PLAN (AIP): Portfolio managers are eligible to receive annual variable incentive bonus. The AIP is a component of overall compensation based on company, division, and individual employee performance designed to link performance to pay. The portfolio managers' individual performance is evaluated annually based on a variety of factors.

[LOGO OF Lincoln Financial Group(R)]   Lincoln Variable Insurance Products Trust
                                                       1300 South Clinton Street
                                                       Fort Wayne, Indiana 46802
                                                        United States of America

VIA E-MAIL AND EDGAR
--------------------

July 2, 2010

Ms. Ellen Sazzman, Senior Counsel
Division of Investment Management
Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549-4644

RE:  LINCOLN VARIABLE INSURANCE PRODUCTS TRUST -
     .    LVIP AMERICAN BALANCED ALLOCATION FUND
     .    LVIP AMERICAN GROWTH ALLOCATION FUND
     .    LVIP AMERICAN INCOME ALLOCATION FUND (collectively, the "Funds")
     File Nos.:  811-08090 and 033-70742
     Post-Effective Amendment No. 87
     Date Filed: May 3, 2010

Dear Ms. Sazzman:

Following are my responses to your comments on June 15, 2010 on the above referenced filing:

COMMENT 1. Confirm that the series and class identifiers are correct.

     RESPONSE: The series and class identifiers are correct.

COMMENT 2. Confirm that the Exchange ticker requirement is not applicable.

     RESPONSE: The Funds are not publicly-traded; as such, they do not have an Exchange ticker.

COMMENT 3. If using a summary prospectus, include a statement identifying the document as a summary prospectus and include the relevant legend.

     RESPONSE: The Table of Contents has been updated to identify which pages comprise the Summary Section. The legend is as follows:

Ellen Sazzman, Esq.
July 2, 2010
Page 2

     "Before you invest, you may want to review the Fund's prospectus, which contains more information about the Fund and its risks. You can find the Fund's prospectus and other information about the Fund online at www.Lincoln.Financial.com/lvipstandard (or
     --------------------------------------
     www.Lincoln.Financial.com/lvipservice for service class shares). You can
     -------------------------------------
     also get this information at no cost by calling 877 ASK LINCOLN (877-275-5462) or by sending an e-mail request to callcenter@LFG.com. The
                                                       ------------------
     Fund's prospectus and statement of additional information, both dated July 30, 2010 are incorporated by reference into this Summary Prospectus."

COMMENT 4. Fee table on Page 1, confirm there are no breakpoints. Item 3, Instruction 3.

     RESPONSE: The funds are only sold through variable products and do not offer breakpoint discounts.

COMMENT 5. Explain to SEC how the advisory fee waiver and expense cap work together. Show how they are both applicable.

     RESPONSE: Under the advisory fee waiver, the adviser agrees to waive a portion of the advisory fee payable under the advisory agreement. After the advisory fee is applied, where there is an expense cap in place to the extent operation expenses exceed the expense limit, the advisor would reimburse the fund for such expenses.

COMMENT 6. Add the word "also" to the third sentence of the second footnote in the fee table after "LIA has...."

     RESPONSE: The requested change has been made.

COMMENT 7. If applicable, please describe who can terminate, and under what circumstances, the advisory fee waiver and expense cap. Instruction 3(e).

     RESPONSE: These agreements are not subject to termination during the disclosed period.

COMMENT 8. In the Expense Example, replace the phrase "years two through ten" with "the time period shown below."

     RESPONSE: The requested change has been made.

COMMENT 9. Disclose principal strategies of underlying funds where in the aggregate of those strategies will be principal strategies of the upper level fund (the fund of funds). To the extent that a principal strategy of an underlying fund rises to the level of principal strategy of the aggregate fund (the fund of funds), it should be disclosed as such.

Ellen Sazzman, Esq.
July 2, 2010
Page 3

     RESPONSE: The principal investment strategies of the funds have been disclosed, including those strategies of the underlying funds where in the aggregate those strategies are principal strategies of the funds.

COMMENT 10. Principal Investment Strategies, fourth paragraph: Describe with greater specificity what it meant by "mathematical and statistical investment processes" to allocate assets, select managers and construct portfolios.

     RESPONSE: The requested change has been made.

COMMENT 11. Fourth Paragraph, Principal Investment Strategies, clarify what is meant by "fund's composite."

     RESPONSE: The disclosure has been revised.

COMMENT 12. Confirm that high yield bonds are not a principal investment strategy. There is a reference to high yield bonds in the statutory prospectus.

     RESPONSE: We have confirmed that high yield bonds are not a principal investment strategy for any of the funds.

COMMENT 13. For funds that invest in bonds, consider adding prepayment risk or call risk.

     RESPONSE: The requested change has been made.

COMMENT 14. On Page 4 of the statutory prospectus, describe with greater specificity the "equity securities with both growth and value styles" and "bonds."

     RESPONSE: The requested change has been made.

COMMENT 15. Clarify how and to what extent LIA may change the asset allocation strategy, particularly the asset class weightings.

     RESPONSE: Clarifying disclosure has been added.

COMMENT 16. Page 4, second paragraph under "What are the Underlying funds?" Please clarify the ramifications to the fund of funds of the fact that the underlying funds pay no 12b-1 fees.

     RESPONSE: The disclosure has been revised.

COMMENT 17. Page 4, Principal Investment Strategies in the statutory prospectus:
Please increase disclosure in the various prospectuses so that the customer has more information to choose between the various funds. Consider adding language that mentions some of

Ellen Sazzman, Esq.
July 2, 2010
Page 4

the other American fund of funds. Consider adding language that states the type of customer that should purchase each fund of funds.

     RESPONSE: The disclosure has been revised.

COMMENT 18. Disclose in the statutory prospectus whether each fund uses temporary defensive positions. Item 9, Instruction 6.

     RESPONSE: Disclosure regarding the funds using temporary defensive positions has been included in the statutory prospectuses.

COMMENT 19. Adviser Section:

     (a)  Please add the word "fund's" before "average daily net assets"

     (b)  Disclose the waiver, if required by Form N1-A.

     RESPONSE: The requested changes have been made.

STATEMENT OF ADDITIONAL INFORMATION

Comment 1. Review the investment strategies in the SAI to ensure that these are not principal investment strategies.

     RESPONSE: Disclosure regarding principal investment strategies is included in the prospectus of each fund.

COMMENT 2. Update the portfolio manager/investment adviser information: compensation, fees, dates, proxy disclosure (see Item 20 of Form N1-A).

     RESPONSE: The disclosure has been revised.

COMMENT 3. Confirm that Trustee disclosure complies with Item 17 of N-1A*

     RESPONSE: Disclosure has been included that complies with the new requirements under Item 17 of Form N-1A.

COMMENT 4. Include Tandy representations.

     RESPONSE: In regards to the referenced filing, the Trust acknowledges the following:

     . The Trust is responsible for the adequacy and accuracy of the disclosure in the filing;

     . The action of the Commission or the Staff in declaring this filing effective does not foreclose the Commission from taking any action with respect to the filing; and

Ellen Sazzman, Esq.
July 2, 2010
Page 5

     . The Trust may not assert Staff comments as a defense in any proceedings initiated by the Commission or any person under the federal securities laws of the United States.

Please call me at (260) 455-6918 with any further questions or comments. As always, thank you for your assistance.

Very truly yours,


/s/ Colleen E. Tonn
----------------------------------
Colleen E. Tonn
Senior Counsel

cc:  Craig Moreshead, Senior Counsel
     Robert A. Robertson, Esq.